As filed with the Securities and Exchange Commission on August 23, 2005
Registration No. 333-127430

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

Amendment No. 1 to
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GRANT LIFE SCIENCES, INC.
(Name of Small Business Issuer in Its Charter)

Nevada	3841	82-0490737
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

64 East Winchester, Suite 205
Murray, Utah 84107
(801) 261-8736

(Address and Telephone Number of Principal Executive Offices)

Chief Financial Officer, Chief Financial Officer
64 East Winchester, Suite 205
Murray, Utah 84107
(801) 261-8736

(Name, Address and Telephone Number of Agent for Service)

Copies to:

Gregory Sichenzia, Esq.
Yoel Goldfeder, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas, 21st Floor
New York, NY 10018
(212) 930-9700
(212) 930-9725

Approximate Date of Commencement of Proposed Sale to the Public: From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]  ____________________________________________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]  ____________________________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [   ]

Title of each class of Securities to be Registered	Amount to be registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common stock, $0.001 par value issuable upon conversion of Callable Secured Convertible Notes	67,580,408(2)	$0.021 (3)	$1,419,188.57	$167.04
Common stock, $0.001 par value issuable upon exercise of Warrants	15,384,612	$0.45 (4)	$6,923,075.40	$814.85
Common stock, $0.001 par value	200,000	$0.021 (3)	$4,200	$0.50

Total	83,165,020		$8,346,463.97	$982.39

(1)  Includes shares of our common stock, par value $0.001 per share, which may be offered pursuant to this registration statement, which shares are issuable upon conversion of callable secured convertible notes and the exercise of warrants held by the selling stockholders. In addition to the shares set forth in the table, the amount to be registered includes an indeterminate number of shares issuable upon conversion of the callable secured convertible notes and exercise of the warrants, as such number may be adjusted as a result of stock splits, stock dividends and similar transactions in accordance with Rule 416. The number of shares of common stock registered hereunder represents a good faith estimate by us of the number of shares of common stock issuable upon conversion of the callable secured convertible notes and upon exercise of the warrants. For purposes of estimating the number of shares of common stock to be included in this registration statement, we calculated a good faith estimate of the number of shares of our common stock that we believe will be issuable upon conversion of the callable secured convertible notes and upon exercise of the warrants to account for market fluctuations, and antidilution and price protection adjustments, respectively. Should the conversion ratio result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary. In addition, should a decrease in the exercise price as a result of an issuance or sale of shares below the then current market price result in our having insufficient shares, we will not rely upon Rule 416, but will file a new registration statement to cover the resale of such additional shares should that become necessary.

(2)  Includes a good faith estimate of the shares underlying the callable secured convertible notes to account for market fluctuations.

(3)  Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the bid and asked prices of the Registrant’s common stock on August 18, 2005.

(4)  Calculated in accordance with Rule 457(g)(1).

                The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus, subject to Completion, dated August 23, 2005

GRANT LIFE SCIENCES, INC.

83,165,020 Shares

Common Stock

                This prospectus relates to the sale by the selling stockholders of up to 83,165,020 shares of our common stock, including up to 200,000 shares of common stock currently held by the selling stockholders, 67,580,408 shares of common stock underlying callable secured convertible notes in a principle amount of $2,000,000 and up to 15,384,612 issuable upon the exercise of common stock purchase warrants. The callable secured convertible notes are convertible into our common stock at the lower of $0.40 or 50% of the average of the three lowest intraday trading prices for the common stock on the Over-The-Counter Bulletin Board for the 20 trading days before but not including the conversion date. The prices at which the selling stockholders may sell shares will be determined by the prevailing market price for the shares or in negotiated transactions.  We will not receive any proceeds from the sale of our shares by the selling stockholders. The selling stockholders may be deemed underwriters of the shares of common stock, which they are offering. We will pay the expenses of registering these shares.

                Our common stock is listed on the Over-the-Counter Bulletin Board under the symbol “GLIF.OB.”  On August 18, 2005, the last reported bid price of our common stock was $0.021 per share.

INVESTING IN OUR SECURITIES INVOLVES RISKS.  SEE “RISK FACTORS” BEGINNING ON PAGE 2.

No underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus is __________, 2005.

64 East Winchester, Suite 205
Murray, Utah 84107
(801) 261-8736
______________________________________________________________________________

i

PROSPECTUS SUMMARY

This summary does not contain all of the information that you should consider before investing in our common stock.  You should carefully read the entire prospectus prior to making an investment decision.

About Grant Life Science

We are developing protein-based screening tests to screen women for cervical cancer and pre-cancerous conditions that typically result in cervical cancer.  Our tests detect the presence of certain antibodies that appear only when cervical cancer or certain pre-cancerous conditions are present in the body.  Our tests are performed by analyzing a small amount of blood taken from the patient.  In one of our tests, the blood sample is analyzed in a clinical testing laboratory using standard laboratory equipment and analytic software, which generally can produce test results in about 2 hours.  Our second generation rapid test is designed to be administered by a health professional in a doctor’s office, hospital, clinic or even at home, and can provide easy-to-read results in approximately 15 minutes.

We have not generated any revenues since inception in July 1998. We have a history of losses and we expect to continue to incur losses for the foreseeable future. For the year ended December 31, 2004 and for the period ended June 30, 2005 we generated no revenues and incurred net losses of $1,910,350 and $2,044,037, respectively. Cumulative losses since inception total $5,425,377. As a result of recurring losses from operations, a working capital deficit and accumulated deficit, our auditors, in their report dated March 18, 2005, have expressed substantial doubt about our ability to continue as a going concern.

History of Grant Life Sciences

Grant Life Sciences was incorporated in Idaho in 1983 as Grant Silver Inc.  In 2000, we reincorporated in Nevada. On July 30, 2004, we acquired Impact Diagnostics, Inc, a Utah corporation, through the merger of our wholly owned subsidiary into Impact Diagnostics.  We sometimes refer to that transaction as the “Merger”.  As a result of the Merger, Impact Diagnostics is a wholly owned subsidiary of Grant Life Sciences.  Impact Diagnostics was formed in 1998 and has been developing a cervical cancer test.  For several years prior to our acquisition of Impact Diagnostics, we engaged in no business.

Impact Diagnostics was formed in 1999 to license and develop certain technologies as owned by Dr. Yao Xiong Hu. Initial funding provided by the founders, and supplemented by two additional rounds of private funding, was used to fund the collection of patient samples and validation study costs of the technology. Once the technology was verified, Dr. Mark Rosenfeld drafted and applied for patents. In early 2004, Impact Diagnostics received its first patent.

Pursuant to the merger, each issued and outstanding share of common stock of Impact Diagnostics was converted into the right to receive one share of our common stock. In addition, each option to purchase one (1) share of common stock of Impact Diagnostics was converted into the right to receive an option to purchase one (1) share of our common stock. Upon completion of the merger, nominees of Impact Diagnostics were appointed to our board of directors and, our standing board of directors resigned.

For accounting purposes, the acquisition of Impact Diagnostics through the Merger is treated and presented as a recapitalization of Impact Diagnostics. The reverse merger is treated and presented as a recapitalization because we did not have any operating activity prior to the acquisition of Impact Diagnostics, ownership of Grant Life Sciences upon the reverse merger was controlled by the stockholders of Impact Diagnostics and the management of Impact Diagnostics controlled our operating activity post-merger. Therefore, in this prospectus, unless otherwise indicated, all historical financial information presented about us is historical financial information of Impact Diagnostics only, the historical audited and unaudited interim financial statements are the financial statements of Impact Diagnostics.
By this prospectus, the selling stockholders are offering up to 83,165,020 shares of our common stock, of which 200,000 are shares of common stock currently held by the selling stockholders, 15,384,612 are shares of common stock issuable upon exercise of warrants, and 67,580,408 are shares issuable upon the conversion of notes held by the selling stockholders.  The selling stockholders are not required to sell their shares, and any sales of common stock by the selling stockholders are entirely at the discretion of the selling stockholders.

We will receive no proceeds from the sale of the shares of common stock in this offering.  However, if all of the warrants are exercised in full, we would receive $3,461,537.70 in proceeds.  Any proceeds received upon exercise of the warrants will be used for working capital, administrative expenses and product development.

EXPLANATORY NOTE: IN JUNE 2005 WE ENTERED INTO SECURITIES PURCHASE AGREEMENTS WITH NEW MILLENNIUM CAPITAL PARTNERS II, LLC, AJW QUALIFIED PARTNERS, LLC, AJW OFFSHORE, LTD. AND AJW PARTNERS, LLC. CERTAIN ISSUANCES OF SHARES OF COMMON STOCK PURSUANT TO THESE AGREEMENTS WOULD REQUIRE US TO ISSUE SHARES OF COMMON STOCK IN EXCESS OF OUR AUTHORIZED CAPITAL. WE INTEND TO FILE A PROXY STATEMENT OR INFORMATION STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION, SEEKING TO INCREASE OUR AUTHORIZED COMMON STOCK. WE INTEND ON FILING THE CERTIFICATE OF AMENDMENT TO OUR CERTIFICATE OF INCORPORATION AFTER SUCH INCREASE HAS BEEN APPROVED AT OUR STOCKHOLDERS' MEETING OR WITHIN 20 DAYS OF MAILING A DEFINITIVE INFORMATION STATEMENT. WE ARE REGISTERING 83,165,020 SHARES OF COMMON STOCK PURSUANT TO THIS PROSPECTUS THAT ARE UNDERLYING THE CALLABLE SECURED NOTES AND COMMON STOCK PURCHASE WARRANTS ISSUED IN CONNECTION WITH THE SECURITIES PURCHASE AGREEMENTS.

RISK FACTORS

Investing in our securities involves a material degree of risk.  Before making an investment decision, you should carefully consider the risk factors set forth in this prospectus and any accompanying prospectus supplement delivered with this prospectus, as well as other information we include in this prospectus and any accompanying prospectus supplement.

Risks Related to our Business

We are a development stage company and we have no meaningful operating history on which to evaluate our business or prospects.

We acquired Impact Diagnostics on July 30, 2004.  For several years prior to that acquisition, we did not engage in any business.  Impact Diagnostics was formed in 1998 and has been developing a cervical cancer screening test.  This is now our only business.  Impact Diagnostics has only a limited operating history and has generated no revenue.  The limited operating history of Impact Diagnostics makes it difficult to evaluate our business prospects and future performance.  Our business prospects must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets, such as the biotechnology market.

We have not completed the development of our planned cervical cancer tests and we are not currently developing any other products.  We may not successfully develop our cervical cancer tests or any other products.

The cervical cancer tests are the only products we are developing.  We have no other products.  We may never successfully complete the development of our cervical cancer tests.  If we do not complete the development of our cervical cancer tests or develop other products, we will not be able to generate any revenues or become profitable and you may lose your entire investment in us.

We have incurred net losses to date and expect to continue to incur net losses for the foreseeable future.  We may never become profitable.

We have had substantial operating losses since our inception and have never earned a profit. We incurred net losses of $646,201 in fiscal 2002, $253,881 in fiscal 2003, $1,910,350 for the year ended December 31, 2004, $2,044,037 for the six month period ended June 30, 2005 and $5,425,377 from inception in 1998 through June 30, 2005. Our accumulated deficit at June 30, 2005 was $5,425,377.

Our losses have resulted principally from:

·        expenses associated with our research and development programs and development or our cervical cancer tests;

·        expenses associated with the Merger; and

·        administrative and facilities costs.

We expect to incur significant and increasing operating losses for the next few years as we complete development of our cervical cancer tests, initiate clinical trials, seek regulatory approval, expand our research and development, advance other product candidates into development and, if we receive regulatory approval, market and sell our products.  We may never become profitable.

We will be required to raise additional capital to fund our operations, and if we are unable to obtain funding when needed, we may need to delay completing the development of our planned cervical cancer tests, scale back our operations or close our business.

Our auditors have qualified their opinion to our financial statements because of concerns about our ability to continue as a going concern.  These concerns arise from the fact that we have not yet established an ongoing source of revenues sufficient to cover our operating costs and that we must raise additional capital in order to continue to operate our business.  If we are unable to continue as a going concern, you could lose your entire investment in us.

We will not be able to sell our planned cervical cancer tests and generate revenues if laboratories and physicians do not accept them.

If we successfully complete development of our cervical cancer tests and obtain required regulatory approval, we plan to market and sell our tests initially to clinical testing laboratories in the United States, Western Europe and other countries in which there is widespread cervical cancer screening and a sophisticated testing infrastructure.  We plan to market and sell the rapid test to physicians, hospitals, clinics and other healthcare providers in some developing countries where cervical cancer screening is not widespread and where there is limited or non-standardized testing infrastructure.  In order to successfully commercialize our tests, we will have to convince both laboratories and healthcare providers that our proposed tests are an effective method of screening for cervical cancer, whether as an independent test, used in conjunction with Pap Tests and/or HPV Tests or as a follow-up screening method for women with equivocal Pap Tests.  Pap Tests have been the principal means of cervical cancer screening for over 50 years and, in recent years, HPV Tests have been introduced primarily as an adjunct to Pap Tests. Failure to achieve any of these goals, could have an adverse material effect on our business, financial condition or results of operation.

Our planned cervical cancer tests rely on an approach that is different from the underlying technology of the Pap Tests and the HPV Tests and of healthcare professionals, women’s advocacy groups and other key constituencies may not view our planned tests as an accurate means of detecting cervical cancer or pre-cancerous conditions.  In addition, some parties may view using our proposed test along with the Pap Tests and/or HPV Tests for primary screening as adding unnecessary expense to the already accepted cervical cancer screening protocol, which could cause our product revenue to be negatively affected.

If third-party health insurance payors do not adequately reimburse healthcare providers or patients for our proposed cervical cancer tests, we believe it will be more difficult for us to sell our tests.

We anticipate that if government insurance plans (including Medicare and Medicaid in the United States), managed care organizations and private insurers do not adequately reimburse users for use of our tests, it will be more difficult for us to sell our tests to laboratories and healthcare providers.  Third-party payors and managed care entities that provide health insurance coverage to approximately 225 million people in the United States currently authorize almost universal reimbursement for the Pap Tests, and Pap Tests are nearly fully reimbursed in other markets where we plan to market and sell our proposed tests.  HPV Tests also are almost fully reimbursed for certain uses.  We will attempt to obtain reimbursement coverage in all markets in which we plan to sell our proposed cervical cancer tests to the same degree as the Pap Test.

Our management will be required to expend significant time, effort and expense to provide information about the effectiveness of our planned cervical cancer tests to health insurance payors who are willing to consider reimbursement for our tests.  However, reimbursement has become increasingly limited for medical diagnostic products. Health insurance payors may not reimburse laboratories, healthcare providers or patients in the United States or elsewhere for the use of our planned tests, either as a stand-alone test or as an adjunct to Pap Tests or HPV Tests, which would make it difficult for us to sell our tests, which could make our business less profitable and cause our business to fail.

We currently have no sales force or distribution arrangement in any market where we intend to market and sell our tests.

We currently have no sales or marketing organization.  When we complete the development of our cervical cancer tests and receive the required regulatory approvals, we will attempt to market and sell our tests to laboratories and directly to physicians, hospitals, clinics and other healthcare providers.  We plan to market and sell our tests to laboratories in the United States and globally through third party distributors.  We do not currently have any arrangements with any distributors and we may not be able to enter into arrangements with qualified distributors on acceptable terms or at all.  If we are unable to enter into distribution agreements with qualified distributors on acceptable terms, we may be unable to successfully commercialize our tests.

Our competitors are much larger and more experienced than we are and, even if we complete the development of our tests, we may not be able to successfully compete with them.

The diagnostic testing industry is highly competitive.  When completed, we expect that our cervical cancer tests will compete with the Pap Tests, which have been widely accepted by the medical community for many years.  Approximately 60 million Pap Tests are performed annually in the United States, and an additional 60 million Pap Tests are performed annually in the rest of the world.  Manufacturers of Pap Tests include Cyctc Corporation and several other companies.  Future improvements to the Pap Test could hinder our efforts to introduce our tests into the market.

Our cervical cancer tests also will compete with HPV Tests, which are becoming increasingly accepted in the medical community.  Manufacturers of HPV Tests include Digene Corporation, Ventana Medical Systems, Roche Diagnostics, Abbott Laboratories, and Bayer Corporation.  If market acceptance of HPV Tests becomes greater, it may be more difficult for us to introduce our tests into the market.

All of the companies who manufacture Pap Tests and HPV Tests are more established than we are and have far greater financial, technical, research and development, sales and marketing, administrative and other resources than we do.  Even if we successfully complete the development of our tests, we may not be able to compete effectively with these much larger companies and their more established products.

We will need to obtain regulatory approval before we can market and sell our planned tests in the United States and in many other countries.

In the United States, our planned cervical cancer tests will be subject to regulation by the U.S. Food and Drug Administration (FDA) under the Federal Food, Drug and Cosmetic Act.  Governmental agencies in other countries also regulate medical devices.  These domestic and foreign regulations govern the majority of the commercial activities we plan to perform, including the purposes for which our proposed tests can be used, the development, testing, labeling, storage and use of our proposed tests with other products and the manufacturing, advertising, promotion, sales and distribution of our proposed test for the approved purposes.  Compliance with these regulations could prove expensive and time-consuming.

Products that are used to diagnose diseases in people are considered medical devices, which are regulated in the United States by the FDA.  To obtain FDA authorization for a new medical device, a company may have to submit data relating to safety and efficiency based upon extensive testing.  This testing, and the preparation and processing of necessary applications, are expensive and may take up to a few years to complete.  Whether a medical device requires FDA authorization and the data that must be submitted to the FDA varies depending on the nature of the medical device.

Medical devices fall into one of three classes (Class I, II, or III), in accordance with the FDA’s determination of controls necessary to ensure the safety and effectiveness of the device or diagnostic. As with most diagnostic products, we anticipate that our planned cervical cancer tests will be classified by the FDA as a Class II device. By definition, this means that there could be a potential for harm to the consumer if the device is not designed properly and/or otherwise does not meet strict standards. To market and sell a Class II medical device, a company must first submit a 510(k) premarket notification, also known as a 510(k). The 510(k) application is intended to demonstrate substantial equivalency to a Class II device already on the market. The FDA will still require that clinical studies of device safety and effectiveness be completed.

In the United States, prior to approval by the FDA, under certain conditions, companies can sell investigational or research kits to laboratories under the Clinical Laboratory Improvement Amendment (CLIA) of 1988. Under CLIA, companies can sell diagnostic assays or tests to "high complexity" laboratories for validation as an "analyte specific reagent". An analyte specific reagent is the active ingredient of an "in-house" diagnostic test.

In addition to any government requirements as to authorizing the marketing and sales of medical devices, there are other FDA requirements. The manufacturer must be registered with the FDA. The FDA will inspect what is being done on a routine basis to ascertain compliance with those regulations prescribing standards for medical device quality and consistency. Such standards refer to but are not limited to manufacturing, testing, distribution, storage, design control and service activities. The FDA also prohibits promoting a device for unauthorized uses and routinely reviews labeling accuracy. If the FDA finds failures in compliance, it can institute a range of enforcement actions, from a public warning letter to more severe sanctions like withdrawal of approval; denial of requests for future approval; fines, injunctions and civil penalties; recall or seizure of the product; operating restrictions, partial suspension or total shutdown of production; and criminal prosecution.

The FDA's medical device reporting regulation also will require the reporting of information on deaths or serious injuries associated with the use of our tests, as well as product malfunctions that are likely to cause or contribute to death or serious injury if the malfunction were to recur.

Regardless of FDA approval status in the U.S., we will need to obtain certification of our tests from regulatory authorities in other countries prior to marketing and selling in such countries. The amount of time needed to achieve foreign approval varies from country to country, and regulatory approval by regulatory authorities of one country cannot by itself guarantee acceptance by another country’s regulatory body.. Additionally, implementation of more stringent requirements or the adoption of new requirements or policies could adversely affect our ability to sell our proposed tests in other countries. We may be required to incur significant costs to comply with these laws and regulations. If the US and/or other countries do not issue patents to us, our operating results will suffer and our business may fail.

In addition to the rules and regulations of the FDA and similar foreign agencies, we may also have to comply with other federal, state, provincial and local laws, rules and regulations. Out tests could be subject to rules pertaining to the disposal of hazardous or toxic chemicals or potentially hazardous substances, infectious disease agents and other materials, and laboratory and manufacturing practices used in connection with our research and development activities. If we fail to comply with these regulations, we could be fined, may not be allowed to operate certain portions of our business, or otherwise suffer consequences that could materially harm our business.

If we are unable to successfully protect our intellectual property or our licensor is unsuccessful in defending the patents on our licensed technology against infringement, our ability to develop, market and sell our tests and any other product we may develop in the future will be harmed.

Our success will partly depend on our ability to obtain patents and licenses from third parties and protect our trade secrets.

We have an exclusive license from Dr. Yao Xiong Hu for certain processes that we currently include in our cervical cancer tests.  Some of Dr. Hu’s technology is covered by a United States patent that has been issued, and some of the technology is covered by a United States patent application that has been filed and is pending.  The agreement with Dr. Hu also covers technology included in foreign applications presently pending as PCT applications in China and India. In the event a competitor uses our licensed technology, our licensor may be unable to successfully assert patent infringement claims. In that event, we may encounter direct competition using the same technology on which our products are based and we may be unable to compete. If we cannot compete with competitive products, our business will fail. In addition, if any third party claims that our licensed products are infringing their intellectual property rights, any resulting litigation could be costly and time consuming and would divert the attention of management and key personnel from other business issues. We also may be subject to significant damages or injunctions preventing us from selling or using some aspect of our products in the event of a successful patent or other intellectual property infringement claim. In addition, from time to time, we may be required to obtain licenses from third parties for some of the technology or components used or included in our tests.  If we are unable to obtain a required license on acceptable terms or at all, our ability to develop or sell our tests may be impaired and our revenue will be negatively affected.

We plan to file patent applications for any additional technology that we create in the future.  We cannot guarantee that our patent applications will result in patents being issued in the United States or foreign countries.  In addition, the U.S. Patent and Trademark Office may reverse its decision or delay the issuance of any patents that may be allowed.  We also cannot guarantee that any technologies or tests that we may develop in the future will be patentable.  In addition, competitors may develop products similar to ours that do not conflict with patents we may receive.  If our patents are issued, others may challenge these patents and, as a result, our patents could be narrowed or invalidated, which could have a direct adverse effect on our earnings and profitability.

Our confidentiality agreements may not adequately protect our proprietary information, the disclosure of which could decrease our competitive edge.

Our technology and tests may be dependent on unpatented trade secrets.  However, trade secrets are difficult to protect.  In an effort to protect our trade secrets, we generally require our employees, consultants and advisors to sign confidentiality agreements.  In addition, our employees are parties to agreements that require them to assign to us all inventions and other technology that they create while employed by us.  However, we cannot guarantee that these agreements will provide us with adequate protection if confidential information is used or disclosed improperly.  In addition, in some situations, these agreements may conflict with, or be limited by, the rights of third parties with whom our employees, consultants or advisors have prior employment or consulting relationships.  Further, others may independently develop similar proprietary information and techniques, or otherwise gain access to our trade secrets. Any of these adverse consequences could negatively impact our results of operations.

Our products may infringe on the intellectual property rights of others and may result in costly and time-consuming litigation.

Our success will depend partly on our ability to operate without infringing upon the proprietary rights of others, as well as our ability to prevent others from infringing on our proprietary rights. We may be required at times to take legal action in order to protect our proprietary rights.  Although we attempt to avoid infringing upon known proprietary rights of third parties, and are not aware of any current or threatened claims of infringement, we may be subject to legal proceedings and claims for alleged infringement by us or our licensees of third-party proprietary rights, such as patents, trade secrets, trademarks or copyrights, from time to time in the ordinary course of business. Any claims relating to the infringement of third-party proprietary rights, even if not successful or meritorious, could result in costly litigation, divert resources and management's attention or require us to enter into royalty or license agreements which are not advantageous to us. In addition, parties making these claims may be able to obtain injunctions, which could prevent us from selling our products. Any of these results could lead to liability, substantial costs and reduced growth prospects, any or all of which could negatively affect our business.

We do not have any manufacturing facilities and although we have made arrangements with a third party to use its manufacturing facility, the arrangement is subject to a license agreement.

We have no capacity to manufacture our proposed tests.  Although we have not established any arrangements with third party manufacturers, we plan to make arrangements pursuant to a licensing agreement to use a manufacturing facility that our licensor has used in the past.  If the licensing agreement expires or is terminated, we cannot guarantee that we will be able to enter into any such other arrangements on favorable terms, or at all.

If we are able to market and sell our cervical cancer tests, we may be subject to product liability claims or face product recalls for which our insurance may be inadequate.

If we complete development of our cervical cancer tests and begin to sell them we will be exposed to the risk of product liability claims and product recalls.  We currently do not market any products and therefore have obtained only general liability insurance coverage.  Any failure to obtain product liability insurance in the future that is not continually available to us on acceptable terms, or at all, or that is sufficient to protect us against product liability claims or recalls, may not have enough funds to pay legal fees and/or any judgments in connection with any such claims which would have an adverse affect on our operating results and could cause our business to fail.

If we are unable to manage our anticipated future growth, we may not be able to implement our business plan.

We currently have seven employees and retain consultants on a part-time basis.  In order to complete development of our tests, obtain FDA and other regulatory approval, seek insurance reimbursement, begin to market and sell our tests, begin the production of our tests and continue and expand our research and development programs, we will need to hire significant additional qualified personnel and expand or implement our operating, administrative, information and other systems.  We cannot guarantee that we will be able to do so or that, if we do so, we will be able to effectively integrate them into our existing staff and systems.  We will also have to compete with other biotechnology companies to recruit, hire and train qualified personnel.  If we are unable to manage our growth, we may not be able to implement our business plan and our business could fail.

Risks Relating to Our Current Financing Arrangement:

There Are A Large Number Of Shares Underlying Our Callable Secured Convertible Notes, And Warrants That May Be Available For Future Sale And The Sale Of These Shares May Depress The Market Price Of Our Common Stock.

As of August 18, 2005, we had 58,389,113 shares of common stock issued and outstanding and callable secured convertible notes outstanding or an obligation to issue callable secured convertible notes that may be converted into an estimated 110,622,707 shares of common stock at current market prices, and outstanding warrants or an obligation to issue warrants to purchase 15,384,612 shares of common stock. In addition, the number of shares of common stock issuable upon conversion of the outstanding callable secured convertible notes may increase if the market price of our stock declines. All of the shares, including all of the shares issuable upon conversion of the notes and upon exercise of our warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

The Continuously Adjustable Conversion Price Feature of Our Callable Secured Convertible Notes Could Require Us To Issue A Substantially Greater Number Of Shares, Which Will Cause Dilution To Our Existing Stockholders.
Our obligation to issue shares upon conversion of our callable secured convertible notes is essentially limitless. The following is an example of the amount of shares of our common stock that are issuable, upon conversion of the callable secured convertible notes (excluding accrued interest), based on market prices 25%, 50% and 75% below a conversion price of $0.025.

% Below Market	Price Per Share	With Discount at 50%	Number of Shares Issuable	% of Outstanding Stock

25%	$.0188	$.0094	320,000,000	84.57%
50%	$.0125	$.0063	480,000,000	89.15%
75%	$.0063	$.0031	960,000,000	94.27%
As illustrated, the number of shares of common stock issuable upon conversion of our secured convertible notes will increase if the market price of our stock declines, which will cause dilution to our existing stockholders.

The Continuously Adjustable Conversion Price Feature Of Our Callable Secured Convertible Notes May Encourage Investors To Make Short Sales In Our Common Stock, Which Could Have A Depressive Effect On The Price Of Our Common Stock.

The callable secured convertible notes are convertible into shares of our common stock at a 50% discount to the trading price of the common stock prior to the conversion. The significant downward pressure on the price of the common stock as the selling stockholder converts and sells material amounts of common stock could encourage short sales by investors. This could place further downward pressure on the price of the common stock. The selling stockholder could sell common stock into the market in anticipation of covering the short sale by converting their securities, which could cause the further downward pressure on the stock price. In addition, not only the sale of shares issued upon conversion or exercise of notes, warrants and options, but also the mere perception that these sales could occur, may adversely affect the market price of the common stock.

The Issuance Of Shares Upon Conversion Of The Callable Secured Convertible Notes And Exercise Of Outstanding Warrants May Cause Immediate And Substantial Dilution To Our Existing Stockholders.

The issuance of shares upon conversion of the callable secured convertible notes and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert and sell the full amount issuable on conversion. Although the selling stockholders may not convert their callable secured convertible notes and/or exercise their warrants if such conversion or exercise would cause them to own more than 4.99% of our outstanding common stock, this restriction does not prevent the selling stockholders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the selling stockholders could sell more than this limit while never holding more than this limit. There is no upper limit on the number of shares that may be issued which will have the effect of further diluting the proportionate equity interest and voting power of holders of our common stock, including investors in this offering.

If We Fail To Obtain Stockholder Approval to Increase our Authorized Shares of Common Stock, We May Be Required to Repay the Callable Secured Convertible Debenture As Well As Various Penalties.

We presently do not have an adequate amount of authorized and unissued shares of common stock to issue in connection with the financings entered into with the selling stockholders in June 2005. In the near future we intend to hold a meeting for the purpose of obtaining stockholder approval to increase our authorized shares of common stock of which we can provide no assurance that we will be able to obtain. In the event that we are unable to obtain an increase in our authorized common stock, we will be required to repay the callable secured convertible debenture and we will be subject to prepayment penalties.

If We Are Required For Any Reason To Repay Our Outstanding Callable Secured Convertible Notes, We Would Be Required To Deplete Our Working Capital, If Available, Or Raise Additional Funds. Our Failure to Repay the Callable Secured Convertible Notes, If Required, Could Result In Legal Action Against Us, Which Could Require The Sale Of Substantial Assets.

On June 14, 2005, we entered into a financing arrangement involving the sale of an aggregate of $2,000,000 principal amount of callable secured convertible notes and stock purchase warrants to buy 7,692,308 shares of our common stock. The callable secured convertible notes are due and payable, with 10% interest, three years from the date of issuance, unless sooner converted into shares of our common stock. Although we currently have $1,300,000 callable secured convertible notes outstanding, the investor is obligated to purchase additional callable secured convertible notes in the aggregate amount of $2,000,000. In addition, any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or related convertible note, the assignment or appointment of a receiver to control a substantial part of our property or business, the filing of a money judgment, writ or similar process against us in excess of $50,000, the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against us and the delisting of our common stock could require the early repayment of the callable secured convertible notes, including a default interest rate of 15% on the outstanding principal balance of the notes if the default is not cured within the specified grace period. We anticipate that the full amount of the callable secured convertible notes will be converted into shares of our common stock, in accordance with the terms of the callable secured convertible notes. If we are required to repay the callable secured convertible notes, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the notes when required, the note holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

Risks Related to our Common Stock

There is only a limited market for our common stock and the price of our common stock may be affected by factors that are unrelated to the performance of our business.

Our common stock has not actively traded during the past few years.  If any of the risks described in these Risk Factors or other unseen risks are realized, the market price of our common stock could be materially adversely affected.  Additionally, market prices for securities of biotechnology and diagnostic companies have historically been very volatile.  The market for these securities has from time to time experienced significant price and volume fluctuations for reasons that are unrelated to the operating performance of any one company.  In particular, and in addition to the other risks described elsewhere in these Risk Factors, the following factors can adversely affect the market price of our common stock:

·        announcements of technological innovation or improved or new diagnostic products by others;

·        general market conditions;

·        changes in government regulation or patent decisions;

·        changes in insurance reimbursement practices or policies for diagnostic products.

Our common shares have traded on the Over the Counter Bulletin Board at prices below $5.00 for several years.  As a result, our shares are characterized as “penny stocks” which could adversely affect the market liquidity of our common stock.

The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Securities and Exchange Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions.  Such exceptions include any equity security listed on Nasdaq or a national securities exchange and any equity security issued by an issuer that has:

·        net tangible assets in excess of $2,000,000, if such issuer has been in continuous operation for three years;

·        net tangible assets in excess of $5,000,000, if such issuer has been in continuous operation for less than three years; or

·        average revenue of at least $6,000,000, for the last three years.

Unless an exception is available, the regulations require, prior to any transaction involving a penny stock, that a disclosure schedule explaining the penny stock market and the risks associated therewith is delivered to a prospective purchaser of the penny stock.  We currently do not qualify for an exception, and, therefore, our common stock is considered to be penny stock and is subject to these requirements.  The penny stock regulations adversely affect the market liquidity of our common shares by limiting the ability of broker/dealers to trade the shares and the ability of purchasers of our common shares to sell in the secondary market.  In addition, certain institutions and investors will not invest in penny stocks.

Nevada law provides certain anti-takeover provisions for Nevada companies that may prevent or frustrate any attempt to replace or remove our current management by the stockholders or discourage bids for our common stock. These provisions may also affect the market price of our common stock.  We have chosen not to opt out of these provisions.

We are subject to provisions of Nevada corporate law that limit the voting rights of a person who, individually or in association with others, acquires or offers to acquire at least 20% of our outstanding voting power unless a majority of our disinterested stockholders elects to grant voting rights to such person.  We are also subject to provisions of Nevada corporate law that prohibit us from engaging in any business combination with an interested stockholder, which is a person who, directly or indirectly, is the beneficial owner of 10% or more of our common stock, for a period of three years following the date that such person becomes an interested stockholder, unless the business combination is approved by our board of directors in a prescribed manner.  These provisions of Nevada law may make business combinations more time consuming or expensive and have the impact of requiring our board of directors to agree with a proposal before it is accepted and presented to stockholders for consideration. Although we have the ability to opt out of these provisions, we have not chosen not to do so.  These anti-takeover provisions might discourage bids for our common stock.

Our board of directors has the authority, without further action by the stockholders, to issue, from time to time, up to 20,000,000 shares of preferred stock in one or more classes or series and to fix the rights and preferences of such preferred stock. The board of directors could use this authority to issue preferred stock to discourage an unwanted bidder from making a proposal to acquire us.

Future sales of a significant number of shares of our common stock by existing stockholders may lower the price of our common stock, which could result in losses to our stockholders.

As of August 18, 2005, we had outstanding 58,389,113 voting shares.  Some of our outstanding voting shares are eligible for sale under Rule 144, are otherwise freely tradable or will become freely tradable under Rule 144. Sales of substantial amounts of shares of our common stock into the public market could lower the market price of our common shares.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has owned shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the number of our common shares then outstanding (which equals approximately 576,391 shares of common stock) or (ii) the average weekly trading volume of our common shares during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.  Sales under Rule 144 are public information about us.  Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has owned the shares proposed to be sold for at least two years, is entitled to sell his shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

FORWARD LOOKING STATEMENTS

This prospectus includes forward-looking statements.  You can identify these forward-looking statements when you see us using words such as “expect,”“anticipate,”“estimate,”“believe,”“intend,”“may,”“predict,” and other similar expressions.  These forward looking statements cover, among other items:

·        our future capital needs;

·        our expectations about our ability to complete development of our cervical cancer tests;

·        our expectations about the FDA and other regulatory approval process that will be required for our cervical cancer tests;

·        our expectations about reimbursement of our products by health insurance payors;

·        our expectations about the future performance of the cervical cancer tests that we are developing;

·        our expectations about acceptance in the market of the cervical cancer tests we are developing;

·        our expectations about the ability of our planned cervical cancer tests to compete in the market;

·        our marketing and sales plans;

·        our expectations about our financial performance;

·        our intention to develop additional screening tests using our technology;

We have based these forward-looking statements largely on our current expectations.  However, forward-looking statements are subject to a number of risks and uncertainties, certain of which are beyond our control.  Actual results could differ materially from those anticipated as a result of the factors described under “Risk Factors” including, among others:

·        problems that we may face in successfully completing our planned cervical cancer tests;

·        our inability to raise additional capital when needed;

·        uncertainty of acceptance of our cervical cancer tests in the market;

·        reluctance or unwillingness of laboratories and physicians to accept our tests;

·        refusal of insurance companies and other third-party payors to reimburse patients, clinicians and laboratories for our tests;

·        problems that we may face in marketing and selling our tests;

·        the possibility that we may not be able to compete with established companies;

·        delays in obtaining, or our inability to obtain, approval by the FDA for our proposed tests;

·        delays in obtaining, or our inability to obtain, approval by certain foreign regulatory authorities for our proposed tests;

·        problems in acquiring and protecting intellectual property important to our business through patents, licenses and other agreements;

·        our ability to successfully defend claims that our tests may infringe the intellectual property rights of others;

·        problems that we may face in obtaining product liability insurance or defending product liability claims;

·        problems that we may face in manufacturing and distributing our proposed tests;

·        the risks we face in potential international markets; and

·        the limited market for our common stock and the adverse affect on liquidity that we may face because our common stock is considered a “penny stock”.

We do not undertake any obligation to publicly update or revise any forward-looking statements contained in this prospectus or incorporated by reference, whether as a result of new information, future events or otherwise.  Because of these risks and uncertainties, the forward-looking statements and circumstances discussed in this prospectus might not transpire.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by selling stockholders. We will receive no proceeds from the sale of shares of common stock in this offering. Certain of the selling stockholders will receive 15,384,612 shares of our common stock upon conversion of our outstanding warrants that they own.  If all of the warrants owned by the selling stockholders are exercised in full, we would receive $3,461,537.70 in proceeds.  Any proceeds received upon exercise of the warrants will be used for working capital purposes, administrative expenses and product development.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Some of the information in this Form SB-2 contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate" and "continue," or similar words. You should read statements that contain these words carefully because they:

•	discuss our future expectations;
•	contain projections of our future results of operations or of our financial condition; and
•	state other "forward-looking" information.

We believe it is important to communicate our expectations. However, there may be events in the future that we are not able to accurately predict or over which we have no control. Our actual results and the timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors," "Business" and elsewhere in this prospectus. See "Risk Factors."

Overview

On July 30, 2004, we entered into a merger agreement with Impact Diagnostics. At the time of the merger, we were an inactive publicly traded shell corporation with no significant assets or operations. In accordance with SFAS No. 141, Impact Diagnostics was the acquiring entity. While the transaction is accounted for using the purchase method of accounting, in substance the agreement is a recapitalization of Impact Diagnostic’s capital structure and is recorded as a capital transaction rather than as a business combination under SFAS 141.

For accounting purposes, Impact Diagnostics has accounted for the transaction as a reverse acquisition and shall be the surviving entity. Impact Diagnostics did not recognize goodwill or any intangible assets in connection with the transaction and there have been no adjustments to the historical carrying values of the assets and liabilities.

The accompanying financial statements present the historical financial condition, results of operations and cash flows of the Impact Diagnostics prior to the merger with us.

We are considered a development stage company. In 2003 and 2004, we had no revenues and incurred net losses of $253,881 and $1,910,350, respectively. For the six-month period ended June 30, 2005 we had no revenues and incurred net losses of $2,044,037. Since inception in July 1998, we have incurred cumulative losses of $5,425,377.

Application of Critical Accounting Policies

Our consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials.

Stock-Based Compensation

On December 16, 2004, the Financial Accounting Standards Board published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based equity awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R are effective as of the first interim period that begins after December 15, 2005. The Company is adopting this Statement early, for the year 2004. The company incurred expense of $426,081 in 2004 for the stock options granted under its 2004 Stock Incentive Plan. The Company anticipates continuing to incur such costs in order to conserve its limited financial resources. The determination of the volatility, expected term and other assumptions used to determine the fair value of equity based compensation issued to non-employees under SFAS 123 involves subjective judgment and the consideration of a variety of factors, including our historical stock price, option exercise activity to date and the review of assumptions used by comparable enterprises.

Plan of Operations

In connection with the acquisition of Impact Diagnostics, Stan Yakatan was appointed as our Chief Executive Officer and President, John Wilson was appointed as our Chief Financial Officer and Michael Ahlin and Dr. Mark Rosenfeld were appointed as our Vice Presidents.  All of these individuals held these positions with Impact Diagnostics prior to the Merger.  Dr. Mark Rosenfeld resigned on Oct 11, 2004. Mr. Wilson resigned on March 31, 2005 and was replaced by Don Rutherford. Mr. Yakatan resigned as Chief Executive Officer and President on August 10, 2005. In addition to these officers, we currently have four employees and have engaged a number of part-time scientific consultants.

During the next year, we expect to acquire laboratory assets to augment our clinical research and development efforts.. We currently anticipate leasing an office in the Los Angeles area and will seek to secure the necessary mixed-use permits to operate a laboratory facility as part of such office. In conjunction with this relocation, we are subleasing our office space in Raleigh, North Carolina until the lease runs out in September 2005. This address is the address where Mr. John Wilson, our former Chief Financial Officer maintained an office. Effective March 31, 2005, Mr. Wilson resigned as Chief Financial Officer, and Donald Rutherford, a Los Angeles based, experienced financial executive, becoming our Chief Financial Officer. In addition to the termination of our North Carolina office, we also plan to relocate our clinical laboratory presently located in Sandy, Utah to the Los Angeles area.

During the next 12 months, we plan to complete the development of our cervical cancer screening tests.  We intend to continue to validate the effectiveness of the processes that we currently use in the tests we are developing through trials which will be conducted for us by Allogen Laboratories, a subsidiary of the Cleveland Clinic. In the near term, we plan to meet with regulatory agencies in the United States and in other countries to determine the clinical trials and studies we will have to undertake and the data and other information we will be required to submit to them to support our future applications for authority to market and sell our planned cervical cancer tests in those countries.  We also plan to begin studies and clinical trials in the United States and other countries that will be required in connection with our regulatory applications. During the next 12 months, we also anticipate that we will add employees, including scientists and other professionals in the research and development, product development, business development, regulatory, manufacturing, marketing and clinical studies areas.

We plan to invest any excess cash we have in investment grade interest bearing securities. We do not anticipate investing in real estate or interests in real estate, real estate mortgages, or securities of or interests in persons primarily engaged in real estate activities.  We do not intend to undertake investments in real estate as a part of our normal operations.

Liquidity and Capital Resources

In connection with the Merger, between July 30, 2004 and August 19, 2004, we sold 1,912,125 units in a private placement, at a purchase price of $0.9175 per unit ($0.1835 per share), resulting in gross proceeds to our company of $1,754,375, or $1,494,937 net after deduction of offering costs.  Net proceeds after legal, accounting, printing and other fees was approximately $1,437,000. Each unit was comprised of five (5) shares (or 9,560,625 shares) of our common stock and a warrant to purchase one (1) share of our common stock at an exercise price of $0.1835 per share.

Our continuation as a going concern is dependent on our ability to generate sufficient cash flows to meet our obligations on a timely basis and to obtain additional financing as may be required. We plan to raise additional capital in the next three months through the sale of equity and/or debt securities to support our development plan in the medical diagnostics industry.  However, we currently do not have any committed sources of financing.  We may not be able to raise additional financing on acceptable terms when we need to, or we may be unable to raise additional financing as all. We plan to invest any excess cash we have in investment grade interest bearing securities.

Duncan Bridge Financing

On March 15, 2005, we completed the sale of $200,000 aggregate principal amount of an 8% Senior Secured Note due June 15, 2005 and a warrant to purchase up to an aggregate of 250,000 shares of our common stock to DCOFI Master LDC. The note and warrant were issued in a private placement pursuant to Section 4(2) of the Exchange Act of 1933 and Rule 506. The note was repaid on June 15, 2005 with funds obtained in a subsequent financing. The warrant is exercisable until five years from the date of issuance at a purchase price of $0.40 per share, subject to adjustment. DCOFI may exercise the warrant on a cashless basis if, one year after the issue date, the shares of common stock underlying the warrant are not then registered pursuant to an effective registration statement. In the event the investors exercise the warrant on a cashless basis, then we will not receive any proceeds. In addition, the exercise price of the warrant will be adjusted in the event we issue common stock at a price below the exercise price of the warrant. Upon an issuance of shares of common stock at a price below the exercise price, the exercise price of the warrant will be reduced to the price such shares of common stock were issued. The exercise price of the warrant will also be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of DCOFI’s ownership. We received net proceeds of $165,000, which was used for working capital.

June Financing

To obtain funding for ongoing operations we entered into a Securities Purchase Agreement with New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC on June 14, 2005 for the sale of (i) $2,000,000 in callable secured convertible notes and (ii) stock purchase warrants to buy 7,692,308 shares of our common stock. Provided that the terms of the and conditions of the Securities Purchase Agreement are satisfied, the investors are obligated to provide us with an aggregate of $2,000,000 as follows:

•	$700,000 was disbursed on June 15, 2005;

•	$600,000 was disbursed on August 18, 2005; and

•	$700,000 will be disbursed within five business days of the effectiveness of this registration statement.

Accordingly, we have received a total of $1,300,000 pursuant to the Securities Purchase Agreement.

The callable secured convertible notes bear interest at 10%, mature three years from the date of issuance, and the principal is convertible into our common stock, at the investors' option, at a conversion price equal to the lower of (i) $0.40 or (ii) 50% of the average of the three lowest intraday trading prices for our common stock during the 20 trading days before, but not including, the conversion date. Interest on the callable secured convertible notes can be paid, at our option, in cash or common stock based on the conversion price. The full principal amount of the callable secured convertible notes is due upon default under the terms of secured convertible notes. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.45 per share. In addition, the conversion price of the secured convertible notes and the exercise price of the warrants will be adjusted in the event that we issue common stock at a price below the fixed conversion price, below market price, with the exception of any securities issued in connection with the Securities Purchase Agreement. The conversion price of the callable secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder’s position. The selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights

As of August 18, 2005, the average of the three lowest intraday trading prices for our common stock during the preceding 20 trading days as reported on the Over-The-Counter Bulletin Board was $0.025 and, therefore, the conversion price for the secured convertible notes was $0.013. Based on this conversion price, the $2,000,000 Notes, excluding interest, were convertible into 160,000,000 shares of our common stock.

We may prepay the Notes in the event that no event of default exists, there are a sufficient number of shares available for conversion of the callable secured convertible notes and the market price is at or below $.40 per share. The full principal amount of the Notes is due upon default under the terms of Notes. In addition, we have granted the Investors a security interest in substantially all of our assets and intellectual property as well as registration rights.

The Investors have contractually agreed to restrict their ability to convert the Notes and exercise the Warrants and receive shares of our common stock such that the number of shares of the Company common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the Company’s then issued and outstanding shares of common stock.

As a result of the foregoing financing, we currently have sufficient funds on hand to fund our operations for the second quarter. We intend to complete the second and third rounds of our private placement financing to fund our current and future operations. If successful in completing this financing, we may not be able to do so on terms that are not excessively dilutive to our existing stockholders or less costly than existing sources of financing. Failure to secure additional financing in a timely manner and on favorable terms if and when needed in the future could have a material adverse effect on our financial performance, balance sheet and stock price and require us to implement cost reduction initiatives and curtail operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as of the period ended June 30, 2005 or as of the date of this prospectus.

MARKET FOR COMMON STOCK

                Our common stock is quoted on the OTC Bulletin Board under the symbol “GLIF.OB.”  The following table sets forth, for the calendar periods indicated, the range of the high and low last reported bid prices of our common stock from January 1, 2003 through June 30, 2005, as reported by the OTC Bulletin Board.  The quotations represent inter-dealer prices without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions.  The quotations may be rounded for presentation.

Period	High	Low
First Quarter 2003	$0.04	$0.04
Second Quarter 2003	$0.04	$0.04
Third Quarter 2003	$0.04	$0.04
Fourth Quarter 2003	$0.04	$0.04
First Quarter 2004	$0.04	$0.04
Second Quarter 2004	$0.04	$0.04
Third Quarter 2004	$0.80	$0.04
Fourth Quarter 2004	$1.40	$0.64
First Quarter 2005	$0.82	$0.40
Second Quarter 2005	$0.53	$0.13

                On August 18, 2005, the last reported bid price of our common stock as reported on the OTC Bulletin Board was $0.021 per share. As of August 18, 2005, we had approximately 178 shareholders of record. Certain of the shares of common stock are held in “street” name and may be held by numerous beneficial owners.

DESCRIPTION OF BUSINESS

Overview of Our Business

We are developing protein-based screening tests to screen woman for cervical cancer and pre-cancerous conditions that become cervical cancer.  Our tests detect the presence of certain antibodies that appear only when cervical cancer or certain pre-cancerous conditions are present in the body.  Our tests are performed by analyzing a small amount of the patient’s blood.  In one version of our test, the blood sample is analyzed in a clinical setting using standard laboratory equipment and analytic software, which generally can produce completed results in about 2 hours.  Our rapid test provides easy-to-read results in approximately 15 minutes and is designed to be administered by a health professional in a doctor’s office, hospital, and clinic or even at home.

Our planned cervical cancer test uses proprietary technology to detect the presence of specific antibodies associated with cervical pre-cancers and cancer.  We believe that in the future we may be able to use that technology to develop rapid tests for other diseases and cancers.

As part of our expansion of our diagnostic mission, we have also acquired exclusive rights to a rapid testing product for HIV-1, HIV-2 and dengue fever as well as a proprietary colloidal gold reagent from AccuDx Corp., a California biotechnology corporation.

Cervical Cancer

Invasive cervical cancer affects over 500,000 women worldwide annually, and approximately 300,000 women die each year from this disease (National Institutes of Health Notices, Federal Press Release Library Assession Number A00295; Cleveland Clinic Journal of Medicine, 70:641).  Cervical cancer is second only to breast cancer as the leading `cause of cancer death among women (Cancer Journal, 9:348).  In the United States, Western Europe and other countries where there is widespread screening and a well developed testing or diagnostic infrastructure, invasive cervical cancer is less prevalent.  In Latin America, China, India and many other countries, there is a much higher incidence of invasive cervical cancer because of the lack of testing and limited or diagnostic testing infrastructure.

                Pap Tests, a microscopic examination of cells scraped from the cervix, have been the most prevalent cervical cancer screening method for more than 50 years.  In recent years, gene- or DNA-based HPV tests have been introduced as an adjunct to the Pap Test.  In the United States, more than 82% of women 25 years or older have gotten Pap Tests over the last three years (Cancer, 97:1528), equated to a total of more than 50 million Pap Tests performed each year (CDC Morbidity and Mortality Weekly Report, 49:1001). An equivalent number of Pap Tests are performed annually across the rest of the world, mainly in Canada, Western Europe and Japan.  Outside the United States, approximately 1.7 billion women do not undergo regular cervical cancer testing (United States Census Bureau International Data Base statistics).  In many cases, this scarcity of testing is the result of a lack of economic resources, as well as social, cultural and/or religious factors which may contribute to women not undergoing cervical cancer screening.  Under these circumstances, in some nations, the mortality rate of cervical cancer is not unlike that for incidence of cervical cancer (Journal of American Medical Association, 285:3107; Annals of Oncology, 16:489). In other words, the mortality rate for those with cervical cancer may approach 100% in some places.

               Virtually all-cervical cancer is caused by humanpapilloma virus or HPV. However, of the more than 100 specific types of HPV, the scientific community believes only 7 to 15 are positively correlated with most cervical cancers. There are two types of cervical cancer.  Squamous cell carcinoma, a cancer of the flat, scale-like cells that coat the cervix, is the most prevalent type. Adenocarcinoma is a more virulent cancer that stems from cervical cells with glandular or secretory properties that are increasing in incidence (Canadian Medical Association Journal, 164:1151) but often goes undetected by Pap Tests. The missing of adenocarcinomas is largely due to problems in collecting and interpreting the correct cervical cells (Cancer [Cancer Cytopathology], 99:324 and 102:280).

Traditional Testing for Cervical Cancer

Pap Tests

The most common means of screening for cervical cancer is the Pap Test, or papanicolaou smear cytology, which has been used as the primary screen for over 50 years. The Pap Test is performed by swabbing the cervical surface to collect cells that are then placed on a microscopic slide for examination. A specially-trained licensed cytotechnologist, a technician trained in the microscopic examination and identification of cellular abnormalities of the cervix, usually in a hospital or pathology laboratory, observes the cells using a microscope and other specialized equipment to determine whether abnormal cells are present. When a cytotechnologist identifies a potential abnormality, a cytopathologist, a physician specialized in assessing cervical cells, verifies the interpretation. A second generation Pap Test, known as a “Liquid Pap Test”, involves as special procedures for placing cells onto a microscopic slide in a manner that is intended to allow for more clear-cut scrutiny by cytotechnologists and cytopathologists.

Women whose Pap test results are normal do not undergo further inspection, but instead characteristically return for routine Pap screening on an annual basis.  However, women with abnormal Pap test results may be subjected to follow-up Pap tests, colposcopy (a visual examination of the cervix with the aid of a distinctive microscope) and biopsy to clearly identify cancerous conditions. Cancerous and precancerous lesions may then be removed with a cauterizing device or scalpel, and in some cases women may have to undergo a hysterectomy, or removal of the entire cervix. If a patient’s Pap Test cannot specifically be classified as normal or abnormal, the result is classified as “equivocal”, or Atypical Squamous Cells of Undetermined Significance (ASC-US). This occurs in approximately 2-7% of cases, or maybe even more cases (Cancer [Cervical Cytopathology], 72:3002).  Patients with equivocal Pap Test results typically will undergo multiple repeat Pap Tests.  Many of these patients will also undergo a colposcopy and a biopsy. However, the overwhelming majority of women with ASC-US who then experience these costly follow-up procedures to ascertain their heath conditions, do not have either precancerous, high-grade cervical dysplasias or cervical cancer (Cancer [Cervical Cytopathology], 72:3002; Medscape Medical News, November 8, 2004 - http://www.medscape.com/viewarticle/493298).

While Pap Tests have been an important screening tool for many years and have helped reduce deaths caused by cervical cancer, they still have some significant shortcomings, including:

·        limited predictive value — in the United States, each year several million colposcopies are performed on patients with abnormal Pap Test results, but only 20% of the colposcopies reveal cervical cancer or pre-cancerous lesions (Journal of the American Medical Association, 287:2382).

·        false negative results — in the United States, Pap Tests fail to diagnose cervical cancer or pre-cancerous conditions that often lead to cervical cancer in approximately 30% to 60% (depending on whether a Liquid Pap Test or a regular Pap Test is used) of the cases where cervical cancer or pre-cancerous conditions are present (American Journal of Obstetrics and Gynecology, 175-1110).

·        false positive results — Distinguishing between cervical cancer or pre-cancerous states and benign conditions mimicking them can be difficult via Pap Tests. (Singapore Medical Journal, 42:351).

·        inability to detect adenocarcinomas — Pap Tests appear deficient for detecting the presence of the more virulent adenocarcinoma (Cancer [Cervical Cytopathology], 102:282).

·        invasive procedure — Pap Tests require healthcare professionals to extract cells from the cervix by inserting a collecting device into the cervix.  In some non-Western countries, women may be inhibited from undergoing this procedure for social, cultural or religious reasons.

·        high costs — highly trained physicians and other specialists are required to collect, examine and interpret the Pap Test specimen, which contributes to a higher cost structure for the Pap Test. Following a positive test result, colposcopies and biopsies are required, raising the overall potential cost of screening.

Some of these deficiencies may be due primarily to visual limitations associated with the microscopic examination of chemically stained cells, the inadequate or inappropriate sampling of cells or other technical problems and to the subjective nature of cytology interpretation.

HPV Tests

In the past few years, HPV testing has been introduced as another element of the cervical cancer screening process.  The HPV Test is a gene-based test that detects the presence or absence of DNA from the cancer-causing ones. The only HPV Test approved by the United States Food and Drug Administration (FDA) is the HC2 High-Risk HPV DNA Test, manufactured by Digene Corporation of Gaithersburg, Maryland. .  Like the Pap Test, it is performed by swabbing the cervix to extract cells.  The specimen is then analyzed using expensive specialized equipment and software programs in a laboratory.

In the United States, women with ASC-US results from an initial Pap Test often undergo an HPV Test to determine if HPV is present.  That test can be performed using the same sample taken for a Liquid Pap Test or a stand-alone one.  HPV testing has also been introduced in conjunction with Pap Tests as an optional screening protocol for women 30 years of age and older, even in the absence of ASC-US or worse results.

While HPV Tests are helpful in detecting the presence of HPV, which is a precursor for virtually all cervical cancer, they too suffer from some significant shortcomings:

·        limited predictive value —HPV tests actually detect virus presence in all forms as opposed to just the HPV DNA associated with cervical cancer and/or associated pre-cancerous lesions. In fact, the FDA-approved HC2 High-Risk HPV DNA Test yields a positive predictive value as low as 19% for ascertaining precancerous lesions or cervical cancer (Acta Cytologica, 49:120).

·        invasive procedure —Like Pap smear cytology, the HPV test requires that the attending healthcare professional get cells by inserting a collection device into the cervix. As earlier stated, women in certain non-Western cultures may be prohibited from undergoing such a procedure for social, cultural or religious reasons

·        high cost and complex —The HPV test specimen must be processed by special and dedicated, expensive laboratory equipment and interpretational computer software by highly trained technicians, thus the higher costs associated with HPV tests (American Journal of Obstetrics and Gynecology, 177:930). Following a positive test result, colposcopy and biopsies are required, thus further elevating diagnostic costs (Journal of the American Medical Association, 287:2382).

Our Planned Cervical Cancer Test

                We are developing cervical cancer tests that will detect the presence or absence of specific antibodies that are produced only if cancer-causing HPV is present in the body, and consequent oncogenic, or cancer-promoting, changes have occurred.  Cancer-causing HPV has unique proteins that trigger the disease.  Upon disease onset, the body makes large numbers of antibodies to these unique proteins.  By detecting specific antibodies to cancer-causing HPVs, we believe that our tests will be able to more reliably determine whether a patient has cervical cancer or pre-cancerous lesions than can Pap smear cytology or HPV testing.

We believe that our tests will efficiently and accurately screen for cervical cancer.  When completed, we believe that our tests will differ in several important respects from the Pap Tests and HPV tests that are currently in use:

•
Our tests are done with patient’s blood from either a finger prick or veinous puncture, a procedure universally considered as safe and minimally invasive).  In contrast, the Pap and HPV tests require cervical cells harvested by inserting a collecting device into a woman’s cervix.

•
Our tests will be done in a laboratory by a technician using standard, readily available laboratory equipment, or by a doctor or other healthcare provider at the point-of-care as a self-contained, easy-to-use test.  Virtually any trained laboratory technician can do our tests. By contrast, Pap Test specimens must be examined under a microscope by a specially-trained cytotechnologist to assess the presence of cancerous or pre-cancerous cells.  The HPV tests now available require dedicated, expensive laboratory equipment and sophisticated analytical computer software for interpreting results.

•
Our tests will detect antibodies only if a woman has cervical cancer or those pre-cancerous conditions that typically lead to cervical cancer.  In preliminary trials that used one version of our test to analyze blood from patients already diagnosed with cervical cancer or pre-cancerous lesions, our test was able to detect cervical cancer or pre-cancerous conditions when such conditions existed, but otherwise ruled out cervical disease when it did not exist.

•
Pap tests results may be limited by inefficiencies in sampling cervical cells and the subjective nature of cytology.  Pap tests frequently fail to detect cervical cancer or pre-cancerous conditions when actually present (Cancer [Cervical Cytopathology], 72:3002) and otherwise do not permit the differentiation of cancerous or pre-cancerous states from benign conditions mimicking them (American Journal of Clinical Pathology, 94:754). Woman with abnormal Pap tests must often experience a colposcopy (a visual examination of the cervix by means of a special microscope) and a biopsy. This triage is quite inefficient, as evidenced by colposcopy with biopsy not revealing cervical cancer or precursor lesions most of the time (Cancer [Cervical Cytopathology], 72:3002; Medscape Medical News, November 8, 2004 - http://www.medscape.com/viewarticle/493298).

•
The human papillomavirus, or HPV, causes virtually all cervical cancers. There are more than 100 types of HPV, but the scientific community considers only 7 to 15 of these responsible for this disease. Gene- or DNA-based HPV tests actually detect HPV infection, but infection and cervical cancer are not the same.  In fact, cervical HPV infections clear or become undetectable for 90% of afflicted women within two years and only a small proportion individuals experience a persistent HPV infection and subsequently cervical cancer (CDC, National Center for HIV, STD and TB Prevention, Division of Sexually Transmitted Diseases, STD Prevention, Genital HPV Infection, http://www.cdc.gov/std/HPV/STDFact-HPV.htm).

               Our tests involve the analysis of a small amount of blood taken from the patient. The collection of small volumes of blood is accepted virtually everywhere as being of “minimal risk”.  Importantly, it is not necessary to probe the cervix to get results.  Given the previously discussed socio-religious hesitance or prohibitions as to getting cells from the cervix, our tests logically have inherently broad acceptability and/or desirability. Our tests involve a few readily done steps:

·       The sample is placed into a receptacle coated with proprietary detection proteins of a specific nature.  Only certain antibodies to cancer-causing HPVs can adhere to these proteins.

·       The container is then rinsed, thus removing everything but antibodies that have adhered to the proteins.

·       A special solution is added to the container.  This solution includes “detector” antibodies that attach to those specific antibodies to cancer-causing HPVs adhered to the special detector proteins. The solution changes color with attachment of the “detector” antibodies, an indicator of a positive result (i.e., cervical cancer or a pre-cancerous condition present).

We are developing two tests.  One, known as the Enzyme Linked Immunosorbent Assay Test (ELISA), is designed to be run in a laboratory.  The blood specimen is sent to the laboratory, where a laboratory technician runs the test using standard, readily available laboratory equipment.  No unique analytic or diagnostic software is required, while such software is essential for HPV testing.  While test results typically are available in about two hours, we anticipate that the typical turnaround time from the laboratory to the doctor will be approximately one day.  We believe that a doctor will be able to order this test as one of a battery of tests that is run on a patient’s blood sample after a typical office visit.

Our second generation rapid test is designed to be a point-of-care test that will be able to be administered in the hospital, physician’s office, clinic or even at home or in outdoor settings.  The test kit will contain the required container and reagents, with a color change will indicate the presence of cancer-causing proteins.  We anticipate results will be available in 10 to 15 minutes.

We have not yet completed the development of our cervical cancer tests.  We are continuing to refine the existing proteins and processes currently used in our tests and are testing other proteins and processes, which may be included in our tests in the future.

We believe that, when completed, our tests will be a more accurate and efficient way to diagnose cervical cancer for the following reasons:

·        greater accuracy —Our cervical cancer tests will detect specific antibodies present only if cancer-causing HPV is present and cancer-related cellular changes have occurred.  As a result, we believe our tests will be able to more accurately diagnose cancer or pre-cancerous conditions than do Pap and HPV tests, thus making for fewer false positive or false negative results.

·       ability to detect adenocarcinomas - Our antibody detection approach is well suited for finding adenocarcinomas as well as squamous cell carcinomas since cell samples are not required.

·        non-invasive —Our tests require a small amount of blood, which may be quickly and safely taken via a finger prick or from a vein in the arm.  We believe that in countries where women are reluctant to allow a healthcare professional to sample their cervix there will be greater willingness to allow blood sampling to ascertain cervical disease.

·        reduced costs —We believe that because our tests will be run by laboratory technicians using standard, readily available equipment or by a healthcare professional using a point-of-care test, overall costs for our screening tests will be less than experienced with Pap or HPV tests.  In addition, by providing more accurate results, we believe that our tests may reduce the number of repeated cervical cancer tests of any sort along with expensive colposcopies, biopsies and related medical procedures.

Initial Validation Studies

We have conducted initial studies to validate our planned cervical cancer tests.

In the United States, the Institutional Review Board (IRB) governs collection and use of patient specimens for research and testing purposes. The IRB Committee at Intermountain Health Care, the largest hospital facility in the intermountain western United States, and at St. Mark’s Hospital in Salt Lake City, Utah, approved the evaluation of our technology for screening blood serum from patients, some of whom had negative Pap Tests and some of whom had previously been diagnosed with cervical cancer or intraepithelial lesions, the immediate precursor to cervical cancer. These initial non-blind studies were performed in May 2003 by Ameripath, Inc. on a total of 65 American patient samples from these IRB approved sources. Our tests detected cervical cancer or pre-cancerous conditions 94% of the time such conditions existed, and were able to rule out cervical cancer or pre-cancerous conditions 82% of the time the patient did not have these conditions.

Similar testing was done in April 2003, under a Chinese IRB equivalent, at the China Cancer Institute, China Academy of Medical Sciences on 70 samples, of which over half were from cervical cancer patients. Our tests detected cervical cancer or pre-cancerous conditions 97% of the time such conditions existed and were able to rule out cervical cancer or pre-cancerous conditions 85% of the time the patient did not have these conditions.

The initial studies conduced by Ameripath and in China used a “cut off” value or measurement standard to differentiate benign from cancerous or pre-cancerous conditions that is higher than would typically be used in a commercially available test. We currently are refining our technology in order to enable our tests to achieve similar results using a measurement standard appropriate for a commercial cervical cancer diagnostic test.

We plan to conduct validation studies on a refined version of our cervical cancer test in the next few months. Allogen Laboratories, a wholly owned subsidiary of the Cleveland Clinic Foundation, has agreed to conduct these studies for us. Although it is possible that these later studies may not support the results of the initial validation studies, preliminary indications have been positive. Allogen Laboratories will also assist us in developing a proposed protocol of clinical trials and other studies that will be used to support the submissions we intend to make to the FDA and other foreign regulatory authorities.

Regulatory Approval

In the United States, our planned cervical cancer tests will be subject to regulation by the U.S. Food and Drug Administration (FDA) under the Federal Food, Drug and Cosmetic Act.  Governmental agencies in other countries also regulate medical devices.  These domestic and foreign regulations govern the majority of the commercial activities we plan to perform, including the purposes for which our proposed tests can be used, the development, testing, labeling, storage and use of our proposed tests with other products and the manufacturing, advertising, promotion, sales and distribution of our proposed test for the approved purposes.  Compliance with these regulations could prove expensive and time-consuming.

Products that are used to diagnose diseases in people are considered to be medical devices, which are regulated in the United States by the FDA.  To obtain FDA authorization for a new medical device, a company may have to submit data relating to safety and efficiency based upon extensive testing.  This testing, and the preparation and processing of necessary applications, are expensive and may take up to a few years to complete.  Whether a medical device requires FDA authorization and the data that must be submitted to the FDA varies depending on the nature of the medical device.

Medical devices fall into one of three classes (Class I, II, or III), in accordance with determination by the FDA of controls needed to ensure the safety and effectiveness of the device or diagnostic test. Class I devices are devices which are deemed to be of minimal potential for harm to the user and include items, such as elastic bandages and cholesterol and pregnancy tests. As with the majority of diagnostic products, we anticipate that our planned cervical cancer tests will be classified as Class II or Class III devices. A medical device is classified as Class II if general controls alone are insufficient to assure safety and effectiveness, but methods are available to provide assurance. Class III devices are those for which insufficient information exists in to order to assure safety and effectiveness from other controls. Categorization is predicated by an FDA assessment of the complexity and safety of doing the test as well as on intended use. With regard to intended use, a test used in conjunction with other laboratory or clinical methods to monitor for cancer may be given Class II status. The same test used alone or solely to diagnose or screen for cancer might be classified as Class III. For FDA purposes, our planned cervical cancer tests will be used in consort with other clinical methods like Pap smear cytology. Furthermore, our planned cervical cancer tests are of lesser complexity, either to be performed as an Enzyme-Linked Immunosorbent Assay (ELISA) in the laboratory, a common or routine procedure, or as a rapid immunotest, with a processing complexity requiring almost no training and/or expertise to successfully perform. Hence, anticipation of Class II status is not inappropriate.

For our planned cervical cancer tests, we are required to submit to the FDA either a premarket approval (PMA) or a premarket notification (510(k)) application for marketing and sales. Our planned cervical cancer tests may be preferentially reviewed through the 510(k) submission process, as opposed to the more expensive and lengthy PMA one, which is required for Class III devices. Class III devices cannot be distributed until they have had PMA, unless they are subject to an exemption. A 510(k) is a submission made to the FDA for showing the safety and effectiveness of a device, and that it is substantially equivalent to a legally marketed device not subject to PMA. To market Class I, II and III devices, a 510(k) application to the FDA is done at least 90 days before marketing, unless the device is exempt from 510(k) requirements. Most Class I devices are exempt from the 501(k) requirement. Our planned cervical cancer tests will not be exempt.

Applicants are required to compare their 510(k) device to devices for the same purpose already in the marketplace and then to support equivalency claims. For our planned tests, this means other diagnostic or clinical methods for looking at cervical dysplasia and cancer. Applicants must submit descriptive and performance data to establish that their device is substantially equivalent to a predicate device. In this regard, the FDA will require that clinical studies of device safety and effectiveness be satisfactorily completed for our planned cervical cancer tests. In addition, Class II devices have special labeling requirements and performance standards and are subject to postmarket surveillance.

For all medical device classes, marketing and sales are predicated on the FDA approval and registration status described above. Almost all Class I medical devices are exempt from FDA submission review. However, a Class I product must still be FDA registered, which requires demonstration that the Class I medical device being commercialized is being made according to Quality Systems Regulations (formerly called Good Manufacturing Practices), after which marketing and sales can proceed in virtually unencumbered fashion.

As stated previously, Class II and III designations are highly likely for our proposed cervical cancer tests. For devices that are categorized as Class II, after pre-market notification under the 510(k) process which will include at its core data on analytical performance relative to predicate devices, tests may then be sold. It is anticipated that considerable clinical data will be required to support intended uses and that the FDA could restrict sales to certain laboratories, hospitals and medical practices. A Class III designation requires submission to the FDA of a PMA application for designated uses of the device, which includes documentation of clinical studies demonstrating safety and effectiveness prior to marketing and sales to prescribed users. Post marketing and sales controls by the FDA for Class III devices includes Device Listing (mechanism for keeping the FDA advised of the devices being marketed and sold by a particular entity), Medical Device Reporting (mechanism for receiving significant adverse event information for a medical device from manufacturers and end users), Establishment Registration (registration with the FDA of establishments involved in the production and distribution of medical devices) and Quality System Compliance Inspection (inspectional process for assessing compliance by the manufacturer of a medical device regarding the Quality System Regulation and related regulations).

Prior to our submissions, we are requesting meetings with the FDA. Such meetings will provide we with FDA mandates as to not only the Class II or III status for our proposed cervical cancer tests but also regarding scientific or clinical evidence necessary to determine effectiveness for the intended uses, and will allow FDA personnel to familiarize themselves with our technologies. Such interactions between the FDA and us should help to speed the regulatory process and minimize delays regarding permission to market and sell our products.

In the United States, prior to approval by the FDA, under certain conditions, companies can sell investigational or research kits to laboratories under the Clinical Laboratory Improvement Amendment (CLIA) of 1988. Under CLIA, companies can sell diagnostic assays or tests to "high complexity" laboratories for validation as an "analyte specific reagent". An analyte specific reagent is the active ingredient of an "in-house" diagnostic test.

We intend to sell the ELISA version of our cervical cancer test to high complexity laboratories for validation as an analyte specific reagent or for use by such laboratories in their own homebrew (or in-house) diagnostic assays. Such sales would not require FDA approval, but we are aware that the FDA might deny approval under CLIA for sales of our product as an analyte specific reagent.

We have not yet submitted an application for approval to the FDA or regulatory agencies in any other countries of the cervical cancer tests we are developing.  It is highly likely that we will have to conduct clinical trials and other studies to generate data that the FDA and other regulatory authorities will require in support of our application.  We have not yet designed or initiated any of these trials.  We anticipate it will take a minimum oft one to two years to complete the review and approval process.

In addition to any government requirements as to authorizing the marketing and sales of medical devices, there are other FDA requirements. The manufacturer must be registered with the FDA. The FDA will inspect what is being done on a routine basis to ascertain compliance with those regulations prescribing standards for medical device quality and consistency. Such standards refer to but are not limited to manufacturing, testing, distribution, storage, design control and service activities. The FDA also prohibits promoting a device for unauthorized uses and routinely reviews labeling accuracy. If the FDA finds failures in compliance, it can institute a range of enforcement actions, from a public warning letter to more severe sanctions like withdrawal of approval; denial of requests for future approval; fines, injunctions and civil penalties; recall or seizure of the product; operating restrictions, partial suspension or total shutdown of production; and criminal prosecution.

The FDA's medical device reporting regulation also will require the reporting of information on deaths or serious injuries associated with the use of our tests, as well as product malfunctions that are likely to cause or contribute to death or serious injury if the malfunction were to recur.

Regardless of FDA approval status in the U.S., we will need to obtain certification of our tests from regulatory authorities in other countries prior to marketing and selling in such countries. The amount of time needed to achieve foreign approval varies from country to country. Approval by the regulatory authority in one country cannot by itself guarantee acceptance by another country's regulatory body. Additionally, implementation of more stringent requirements or the adoption of new requirements or policies could adversely affect our ability to sell our proposed tests in other countries in the world. We may be required to incur significant costs to comply with these laws and regulations. If we fail to obtain regulatory approval our business could fail.

In addition to the rules and regulations of the FDA and similar foreign agencies, we may also have to comply with other federal, state, provincial and local laws, rules and regulations. Out tests could be subject to rules pertaining to the disposal of hazardous or toxic chemicals or potentially hazardous substances, infectious disease agents and other materials, and laboratory and manufacturing practices used in connection with our research and development activities. If we fail to comply with these regulations, we could be fined, may not be allowed to operate certain portions of our business, or otherwise suffer consequences that could materially harm our business.

Competition

We are not aware of other companies that are developing a protein-based screening test that detects antibodies to cervical cancer.  However, when completed, we expect that our cervical cancer tests will compete with the Pap Tests, which have been widely accepted by the medical community for over 50 years.  Approximately 60 million Pap Tests are performed annually in the United States, and an additional 60 million Pap Tests are performed annually in the rest of the world.  Manufacturers of Pap Tests include Cyctc Corporation, TriPath Imaging, Inc. and several other companies.

Our cervical cancer test also will compete with HPV Tests, which are becoming increasingly accepted in the medical community.  Manufacturers of HPV Tests include Digene Corporation, Ventana Medical Systems, Roche Diagnostics, Abbott Laboratories, and Bayer Corporation.

All of the companies who make Pap Tests and HPV Tests have far greater financial, technical, research and development, sales and marketing, administrative and other resources than we do.

For our proposed tests to become accepted in the medical community, we will need to convince those who use established tests that our proposed tests are more reliable for the screening of cervical cancer, either as stand-alone tests or in conjunction with the Pap Test and/or HPV Tests.

  In addition, we will need to obtain reimbursement coverage for our proposed cervical cancer tests.  In the United States, the American Medical Association assigns specific Current Procedural Terminology, or CPT, codes necessary for reimbursement.  Third-party payors and managed care entities that provide health insurance coverage to approximately 225 million people in the United States currently authorize almost universal reimbursement for the Pap Test, and the Pap Test is nearly fully reimbursed in other markets where we will sell our proposed tests. The HPV Test now has full reimbursement as well for certain uses. We will attempt to obtain reimbursement for our planned cervical cancer tests to the same degree as the Pap Test, but it is possible that we will be unable to obtain third-party reimbursement for these tests.

Sales and Marketing

                When we have completed the development of our cervical cancer tests and received any required regulatory approval, we plan to market and sell our ELISA test to laboratories in the United States, Canada, Western Europe, Japan and other countries with established cervical cancer screening programs for use as a screening test.  Initially, we do not plan to sell our test in these countries directly to primary healthcare providers.

                In developing nations and other markets where cervical cancer screening is not widespread and where there are few laboratories or other testing facilities, we plan to market and sell our rapid test to primary healthcare providers as a stand alone point-of-care test.  In some of these countries, we plan to sell our proposed test directly to the governments or to other national healthcare distributors who distribute tests to national healthcare providers.

                We do not currently have a marketing or sales force or a distribution arrangement in place.  We will need to expend resources to develop our own marketing and sales force or enter into third party distribution arrangements.

HIV and Dengue Fever Tests

In conjunction with the primary diagnostic cervical cancer blood test that we are developing, we have also recently acquired the exclusive worldwide rights to diagnostic devices for HIV-1, HIV-2 and dengue fever and proprietary diagnostic reagent a key ingredient commonly used by leading manufacturers of rapid tests as a detectable label. We acquired these rights from AccuDx.

As access to antiretroviral treatment is scaled up in low income countries, there is a critical opportunity to expand access to HIV prevention. Among the interventions which play a critical role both in treatment and prevention, HIV testing and counseling stands out as paramount. An estimated 40 million people are now living with HIV/AIDS of which nearly 18 million are women (UNAIDS Report: The Global Coalition on Women and AIDS, November 2004) and 2 million children (WHO, Regional Offices for South-East Asia: HIV/AIDS Facts and Figures). In 2004 alone, over 5 million new infections were reported. (UNAIDS Report, Regional HIV/AIDS Statistics and Features, end of 2004). Determination of the specific anti-HIV antibodies still forms the primary screening/diagnostic procedure for HIV infection.

The AccuDx AIDS test device consists of a blood sample pad containing HIV-antigen gold conjugate, a capillary membrane with three capture lines for HIV-1, HIV-2 and a control line, and a fluid absorption pad. When test strips are placed in the tube containing the test serum or plasma, the liquid migrates upwardly by capillary action. Colloidal gold conjugates of the HIV antigen react with anti-HIV-1 and anti-HIV-2 antibodies in the samples which then are captured on specific antigen lines as they migrate up the membrane and into the fluid absorption pad. The results are visual and easy to interpret. For example, a single pink line corresponding to the control is a negative, two lines corresponding to the control and HIV-1 is an HIV-1 positive sample. In the cases where all two lines corresponding to HIV-2 and control would be an HIV-2 infection. The test is simple to use and performance characteristics are comparable to laboratory-based assays. We believe that extensive utilization of HIV antibody point-of-care tests should help to combat the current HIV/AIDS pandemic worldwide.

Another global illness, dengue fever, which is transmitted by mosquitoes, has had a dramatic increase in incidence in recent decades. Dengue fever, dengue haemorrhagic fever (DHF) and dengue shock syndrome (DDS) occur in over 100 countries and territories and threaten the health of more than 2.5 billion people in urban, peri-urban and rural areas of the tropics and subtropics (Dengue fever WHO Fact Sheet No. 117, April 2002). The disease is endemic in Africa, the Americas, the Eastern Mediterranean, Southeast Asia and the Western Pacific. Although the major disease burden is in Southeast Asia and the Western Pacific, rising trends are also reflected in increased reporting of dengue fever and DHF cases in the Americas. In 1998, a total of 1.2 million cases of dengue and DHF were reported to WHO including 15,000 deaths (USDA, Agricultural Research Services, Center for Medical, Agricultural and Veterinary Entomology, March 2003).

Globally, the annual number of infections is much higher than is indicated by the number of reported cases. Based on statistical modeling methods there are an estimated 51 million infections each year (USDA, Agricultural Research Serivces, Center for Medical, Agricultural and Veterinary Entomology, March 2003).

Rapid and reliable tests for primary and secondary infections of dengue fever are essential for patient management. Primary dengue infection is associated with mild to high fever, headache, muscle pain and skin rash. Secondary infections often result in high fever and in many cases, with haemorrhagic events and circulatory failure. Secondary infections induce Immunoglobuins of type M (IgM) response after 20 days of infection and Immunoglobulins of G type (IgGs) rise within 1-2 days after the onset of symptoms. A reliable and sensitive rapid test that can simultaneously detect the presence of anti-dengue IgG and IgM is of great clinical utility.

Pursuant to the agreement with AccuDx, AccuDx will assist us in arranging to use a ‘maquiladora’-modeled contract manufacturing facility in Tijuana, Mexico, that is registered with the FDA and is ISO 9002-certified and has been used by AccuDx in the past, to manufacture the AccuDx tests. A ‘maquiladora’-modeled contract manufacturing facility is a production facility in Mexico that processes or assembles components into finished products using competitively proced Mexican labor We will seek recertification approval in countries where the AccuDx tests had previously received certificates of resale and we will seek governmental approval in other countries including China, Brazil and India. We plan on generating revenues from the sale of AccuDx tests in the last quarter of 2005, provided that we receive such recertifications in a timely manner.

Intellectual Property

                We rely on patents, licenses from third parties, trade secrets, trademarks, copyright registrations and non-disclosure agreements to establish and protect our proprietary rights in our technologies and products.

                We entered into an exclusive license with Dr. Yao Xiong Hu on July 20, 2004 for certain processes that we currently include in our cervical cancer tests.  Some of the technology owned by Dr. Hu is covered by a United States patent that has been issued, and some of the technology is covered by a United States patent application that has been filed and is pending. The agreement with Dr. Hu also covers technology included in foreign applications presently pending as PCT applications in China and India. We entered into the license agreement with Dr. Hu on July 20, 2004. The initial term of this license is 17 years, and it automatically renews for successive one-year periods unless voluntarily terminated by us or by Dr. Hu in the event of our insolvency.  Under the license agreement, we are required to pay Dr. Hu a minimum licensing fee of $48,000 per year, which is paid on a monthly basis of $4,000 per month. If the annual royalty exceeds, $48,000, we will also be required to pay to Dr. Hu royalties on a quarterly basis ranging from 1% to 3% depending on the net sales of our product. We have the option to purchase the licensed technology for $250,000 within two years from the date of the agreement. As of the date of this prospectus we have made $32,000 in license fee payments to Dr. Hu.

                We plan to file patent applications for any additional technology that we create in the future.

                We anticipate that we may need to license additional technology for use in our planned cervical cancer tests from other third parties. We may be unable to obtain these licenses on acceptable terms or at all.

                Our technology is also dependent upon unpatented trade secrets.  However, trade secrets are difficult to protect.  In an effort to protect our trade secrets, we have a policy of requiring our employees, consultants and advisors to execute non-disclosure agreements.  These agreements provide that confidential information developed or made known to an individual during the course of their relationship with us must be kept confidential, and may not be used, except in specified circumstances.  In addition, our employees are parties to agreements that require them to assign to us all inventions and other technology that they create while employed by us.

On March 7, 2005, we entered into an Exclusive License Agreement with AccuDx Corporation for a period of ten years, pursuant to which AccuDx granted us the exclusive right to its rapid tests for HIV-1, HIV-2 and dengue fever and its colloidal gold reagent. The license agreement also granted us the ability to manufacture these products at AccuDx’s FDA/GMP-compliant contract manufacturing maquiladora facility in Tijuana, Mexico. In consideration for the license, we agreed to pay AccuDx $15,000 in cash and deliver a promissory note in the principal amount of $35,000 payable in equal quarterly installments for a two-year period and bearing 6% interest on the unpaid principal. We also agreed to pay AccuDx a 3% royalty on net sales of the products under the license.

Research and Development

                Our research and development program is focused on completing development of our cervical cancer tests.  We continue to refine existing technology and develop further improvements to our tests.

                We believe that in the future we may be able to apply our technology to develop rapid tests for other diseases and certain other cancers.  We plan to pursue development of these other tests.

For the fiscal years ended December 31, 2003 and 2004 we spent approximately $399,540 and $51,108, respectively, on research and development. For the six-month periods ended June 30, 2004 and 2005 and for the period from July 9, 1998 (the date of inception) through June 30, 2005, we spent approximately $153,387, $390,129 and $1,232,059 respectively, on research and development.

Manufacturing

                We plan to outsource the manufacturing and assembly of our planned cervical cancer tests to third parties.  We do not currently have arrangements in place with any such third parties.

Suppliers

                We develop the processes including proteins and other technology that we use in our proposed tests, and license certain other technology from third parties.  We believe that the reagents and other supplies we will use to manufacture our test may be readily obtained from multiple suppliers.

Employees

                As of August 18, 2005, we had five employees and retained four consultants on a part-time basis.  Our employees consist of our three executive officers, a Medical Director and one administrative assistant.

Principal Executive Offices

                Our principal executive offices are located at 64 East Winchester, Suite 205, Murray, Utah 84107.

History of Grant Life Sciences

                We were incorporated in Idaho in 1983 as Grant Silver, Inc., for the purposes of acquiring and developing mineral resources.  We engaged in preliminary mining work on certain mining claims that were eventually abandoned in 1984.  Thereafter, we conducted no business until 1995. In October, 1997, we acquired BrewServ Corporation, an Ohio Corporation (“BrewServ Ohio”).  In anticipation of the acquisition of BrewServ Ohio, in 1997, we changed our name to BrewServ Corporation.  BrewServ Ohio and its subsidiaries produced and distributed alcohol-based cider products, operated coffee retail stores, and developed theme restaurants.  In 1999, the Brewserv Ohio acquisition was rescinded, and in January 2000, we changed our name to Grant Ventures, Inc.

From 1999 to July 2004, we conducted no business.  In 2000, we reincorporated in Nevada through a merger with North Ridge Corporation.  On July 30, 2004, we acquired Impact Diagnostics, through a merger of our wholly owned subsidiary into Impact Diagnostics.  Impact Diagnostics was incorporated in Utah in 1998. Impact Diagnostics develops products to improve the efficiency of diagnosing cervical cancer, including a sensitive, reliable, non-invasive, point-of-care test which is expected to cost less than other tests currently used.

Impact Diagnostics was formed in 1999 to license and develop certain technologies as owned by Dr. Yao Xiong Hu. Initial funding provided by the founders, and supplemented by two additional rounds of private funding, was used to fund the collection of patient samples and validation study costs of the technology. Once the technology was verified, Dr. Mark Rosenfeld drafted and applied for patents. In early 2004, Impact Diagnostics received its first patent.

Pursuant to the merger, each issued and outstanding share of common stock of Impact Diagnostics was converted into the right to receive one share of our common stock. In addition, each option to purchase one (1) share of common stock of Impact Diagnostics was converted into the right to receive an option to purchase one (1) share of our common stock. Upon completion of the merger, nominees of Impact Diagnostic were appointed to our board of directors and, our then current directors resigned.

Available Information

                Our electronic filings with the United States Securities and Exchange Commission (including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and any amendments to these reports) are available free of charge on the Securities and Exchange Commission’s website at http://www.sec.gov.

DESCRIPTION OF PROPERTY

We lease our principal executive offices in Murray, Utah, office space in Raleigh, NC and our clinical laboratory in Sandy, Utah.  We believe that our existing facilities will be adequate for our current needs and that additional space will be available as needed.  The material terms of our property leases are set forth in the table below. Part of our Raleigh office is subleased for $800 per month for the period beginning March 1, 2005 through the term of the lease. Part of our Utah office is subleased for $965 per month.

Location	Use	Square Feet	Rent Payments	Term	Leased From
5511 Capital Center Drive Suite 224 Raleigh, NC 27606	Principal Executive Offices	Approximately 1,438 square feet	$1,600 per month	October 1, 2004 — September 30, 2004	HD Capital Center, LLC

64 East Winchester Suite 205 Murray, Utah 84107	Executive Offices	Approximately 1330 square feet	$1,663 per month	September 1, 2004 — August 31, 2005	Plaza 6400, LLC

LEGAL PROCEEDINGS

                We are not currently a party to any litigation.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

                Set forth below is certain information regarding our directors and executive officers.  Our Board of Directors is comprised of six directors.  There are no family relationships between any of our directors or executive officers. Each of our directors is elected to serve until our next annual meeting of our stockholders and until his successor is elected and qualified or until such director’s earlier death, removal or termination.

Name	Age	Position
Stan Yakatan	62	Chairman of the Board of Directors
Eric Wilkinson	46	Interim Co-Chief Executive Officer and Director
Kevin Crow	43	Interim Co-Chief Executive Officer and Director
Michael Ahlin	56	Vice President and Director
Don Rutherford	65	Chief Financial Officer
Jack Levine	54	Director

Stan Yakatan.  Mr. Yakatan has been the Chairman of the Board of Directors since July 2004 and until recently was also the President and Chief Executive Officer. From May 2004 to the present, Mr. Yakatan has been the Chief Executive Officer and the Chairman of the Board of Directors of Impact Diagnostics and a consultant to Impact Diagnostics.  From September 1984 to the present, Mr. Yakatan has been the Chairman, President and Chief Executive Officer of Katan Associates, a life sciences advisory business.  Mr. Yakatan is also a director of Lifepoint, Inc., a manufacturer of drug and alcohol testing systems, and is a strategic advisor to the state government of Victoria, Australia.  Between 1968 and 1989, Mr. Yakatan held various senior executive positions with New England Nuclear Corporation (a division of E.I. DuPont), ICN Pharmaceuticals, Inc., New Brunswick Scientific Co., Inc. and Biosearch.

                Eric Wilkinson.  Mr. Wilkinson has been a director since July 2004 and was appointed as Interim Co-Chief Executive Officer on August 10, 2005.  Since June 2003, Mr. Wilkinson has been the Vice President of Life Sciences for XL TechGroup, a biotechnology company.  From September 2001 to May 2003, Mr. Wilkinson worked as a consultant for Tyrgen Technologies, a biotechnology-consulting firm.  From December 1999 to August 2001, Mr. Wilkinson was the President of Genetic Vectors, Inc., a biotechnology company.  Mr. Wilkinson served as a consultant for the Cleveland Clinic Medical Foundation from November 1998 to November 1999.

Kevin Crow.  Mr. Crow has been a director since July 2004 and was appointed as Interim Co-Chief Executive Officer on August 10, 2005.  Since April 2004, Mr. Crow has been the Chief Executive Officer of Diversified Corporation Solutions, LLC, a business advisory company.  From September 2000 to December 2003, Mr. Crow was the Chief Operating Officer of the Women’s United Soccer Association, a professional athletic league.  Mr. Crow was President of ZipDirect, LLC, a full service printing, mailing and shipping company, from February 1994 to September 2000.  Mr. Crow is also a director of Knobias, Inc. Mr. Crow is the brother of Michael Crow, who serves as the Chairman and Chief Executive Officer of Duncan Capital Group LLC, which is our financial advisor.

               Michael Ahlin.  Mr. Ahlin has been a Vice President and a director since July 2004.  From May 2004 to the present, Mr. Ahlin has been the Vice President and a member of the Board of Directors of Impact Diagnostics.  From July 1998 to May 2004, Mr. Ahlin was the Chairman of the Board, President and Chief Executive Officer of Impact Diagnostics.  Mr. Ahlin has been President of WetCor, Inc., a land development company, since 1983.

Don Rutherford. Mr. Rutherford, becomes the Chief Financial Officer on April 1, 2005. He is a limited partner with Tatum CFO Partners, LLP in Orange County, California, which he joined in January 2000. Tatum CFO Partners provides supplemental, interim, project, or employed executives for clients that range from emerging growth to large multinational public companies. Pursuant to such employment, Mr. Rutherford has been contracted out as an executive officer for various corporations. Since January 2004, he has been a board member and chairman of the audit committee of Performance Capital Management LLC, a public financial services company. Mr. Rutherford started his career with Coopers and Lybrand in its Toronto audit practice and is a Chartered Accountant. He holds a BASc in Industrial Engineering from the University of Toronto.

                Jack Levine.  Mr. Levine has been a director since July 2004.  Since 1984, Mr. Levine has been the President of Jack Levine, PA, a certified public accounting firm.  Since 1999, Mr. Levine has served as a director and the chairman of the audit committee of SFBC International Inc., a clinical research organization.  Mr. Levine is also a director, Chairman of the Audit and Asset Liability Committees and a member of the Executive Committee of Beach Bank, a director and Chairman of the Audit Committee of The Prairie Fund, a mutual fund, and a director of RealCast Corporation, an internet streaming company.  Mr. Levine is a certified public accountant licensed by the State of Florida.

Executive Compensation

The following table sets forth information concerning the total compensation that we have paid or that has accrued on behalf of our Chief Executive Officer and other executive officers with annual compensation exceeding $100,000 during fiscal 2004, 2003 and 2002.

	Annual Compensation				Long-Term Compensation
					Awards		Payouts
Name and Principal Position	Year	Salary	Bonus	Other Annual Compensation	Restricted Stock Awards	Securities Underlying Options/SARs	LTIP Payouts	All Other Compen- sation
		($)	($)	($)	($)	(#)	($)	($)
Stan Yakatan Chief Executive Officer (1)	2004 2003 2002	60,000 0 0	—	—	—	2,868,254 —	—	—
John C. Wilson Former Chief Financial Officer (2)	2004 2003 2002	36,000 0 0	—	—	—	750,000 —	—	—
Dr. Mark Rosenfeld Former Vice President (3)	2004 2003 2002	111,429 58,050 92,000	18,106 0 0	—	—	—	—	—
Michael Ahlin Vice President and Director (4)	2004 2003 2002	144,000 58,050 0	—	—	—	—	—	—
Pete Wells former President and Director (5)	2004 2003 2002	—	—	—	—	—	—	—
______________

(1)
Between May and June 2004, Impact Diagnostics paid Mr. Yakatan $5,500 per month for consulting services to Impact Diagnostics in connection with the Merger.  Beginning in July 2004, Mr. Yakatan receives $10,000 per month for acting as our Chief Executive Officer . As of the end of 2004, $15,000 of his gross salary had not been paid to Mr. Yakatan. Mr. Yakatan does not have an employment contract with the company. As an incentive to join the company, Mr. Yakatan was granted 2,868,254 stock options, with an exercise price of $0.18, under the Company’s Stock Incentive Plan. These options vest as follows: 573,650 on July 6, 2004; 1,147,302 on July 6, 2005 and 1,147,302 on July 6, 2006.

(2)
Mr. Wilson became the Chief Financial Officer on July 1, 2004 and is retiring from his position on March 31, 2005. Mr. Wilson receives $6,000 per month for acting as our Chief Financial Officer. Prior to July 1, 2004, his company, Wentworth Advisors LLC had received consulting fees in the form of stock for services provided to Impact Diagnostic, Inc. As an incentive to join the company, Mr. Wilson was granted 750,000 stock options with an exercise price of $0.18, half of which vested July 6, 2005 and half on July 6, 2006, under the Company’s stock incentive plan. Mr. Wilson does not have an employment agreement with the company. Mr. Wilson is retiring as CFO effective March 31, 2005. The Board has fully vested his 750,000 options effective on his retirement date.

(3)
Dr. Mark Rosenfeld resigned on Oct 11, 2004. He had an employment contract with the company which set his monthly salary for 2004 at $12,000 per month. After his resignation, he continued to work as a consultant to the company through December 31, 2004. He was paid $5,000 per month for his consulting work.

(4)	Mr. Ahlin had an employment contract with the company which sets his monthly salary at $12,000. The employment contract can be terminated by the Company at any time.
(5)	Mr. Wells was President of the inactive public company prior to the merger.

                Michael Ahlin and Mark Rosenfeld each have an employment agreement with Impact Diagnostics.  Pursuant to those employment agreements, Impact Diagnostics pays to each of Mr. Ahlin and Dr. Rosenfeld an annual salary of $144,000 and the Board of Directors of Impact Diagnostics has the discretion to grant an annual bonus to each of them.  Mr. Ahlin and Dr. Rosenfeld are each entitled to participate in all employee benefit plans or programs that are available to management employees of Impact Diagnostics and all other benefit plans or programs as may be specified by the Board of Directors of Impact Diagnostics. Each of the employment agreements provide that either we or Mr. Ahlin or Dr. Rosenfeld may terminate the respective agreement at any time.

Compensation of Non-Employee Directors

                We pay our directors who are not employees of Grant Life Sciences a director’s fee of $4,000 per year.  Each non-employee director also is paid $300 per hour for attending any meeting of the Board of Director and each Board committee meeting, up to a maximum of $1,200 per meeting.  We have granted each non-employee director options to purchase 100,000 shares of our common stock at market price on the date they join the board. Half of these options will be exercisable one year from the date of grant and half will be exercisable two years from the date of grant.

Non-employee directors will receive additional options to purchase 50,000 shares of our common stock at the start of each year that they serve as directors. These options will have an exercise price equal to the market value at the time they are granted. One third of the options will first become exercisable on the first, second and third anniversary of the date of their grant. Jack Levine, Kevin Crow and Eric Wilkinson are non-employee directors.

                In addition to the fees and options which they receive for serving as non-employee directors, the chairman of our Audit Committee and Compensation Committee each receives an annual fee of $2,500 and $1,500, respectively for each year that he or she serves as chair of their respective committees.  The chairman of each of these committees will also receive options to purchase an additional 25,000 shares of our common stock for each year that he or she serves as chairman of the committee.  The options will be exercisable at the market price at the time they are granted.  One third of these options will first become exercisable on the first, second, and third anniversary of the date of the grant.  Jack Levine is the chairman of the Audit Committee and Kevin Crow is the chairman of the Compensation Committee.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Section 78.7502 of the Nevada Revised Statutes allows a corporation to indemnify any officer, director, employee or agent who is a party or is threatened to be made a party to a litigation by reason of the fact that he or she is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such director or officer if:

·        there was no breach by the officer, director, employee or agent of his or her fiduciary duties to the corporation involving intentional misconduct, fraud or knowing violation of law; or

·        the officer, director, employee or agent acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Our Amended and Restated Articles of Incorporation provide for the indemnification of our officers and directors to the maximum extent permitted by Nevada law, and also provide that:

·        the indemnification right is a contract right that may be enforced in any manner by our officers and directors,

·        the expenses of our officers and directors incurred in any proceeding for which they are to be indemnified are to be paid to them as they are incurred, with such payments to be returned to us if it is determined that an officer or director is not entitled to be indemnified,

·        the indemnification right is not be exclusive of any other rights that our officers and directors have or may acquire and includes any other rights of indemnification under any bylaw, agreement, vote of stockholders or provision of law,

·        our Board of Directors may adopt bylaws to provide for the fullest indemnification permitted by Nevada law,

·        our Board of Directors may cause us to purchase and maintain insurance for our officers and directors against any liability asserted against them while acting in their capacity as our officers or directors, and

·        these indemnification rights shall continue to apply after any officer or director has ceased being an officer or director and shall apply to their respective heirs, executors and administrators.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Grant Life Sciences pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

These provisions of our Amended and Restated Articles of Incorporation become effective Nov 12, 2004.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                The following table lists stock ownership of our common stock as of August 18, 2005.  The information includes beneficial ownership by (i) holders of more than 5% of our common stock, (ii) each of our current directors and executive officers and (iii) all of our directors and executive officers as a group.  The information is determined in accordance with Rule 13d-3 promulgated under the Exchange Act based upon information furnished by the persons listed or contained in filings made by them with the Commission.  Except as noted below, to our knowledge, each person named in the table has sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

Name and Address of	Director/Officer	Amount and Nature of	Percentage
Beneficial Owner		Beneficial Ownership (1)	of Class (1)

Dr. Mark Rosenfeld	—	5,487,050	9.4%
1075 Skyler Drive
Draper, UT 84020

Blaine Taylor	—	4,000,718 (2)	6.9%
634 Hidden Circle
North Salt Lake City, UT 84054

Mitchell T. Godfrey	—	3,660,607	6.3%
P.O. Box 10206
Bozeman, MT 59719

Begona LLC	—	3,256,905	5.7%
2325-A Renaissance Drive
Las Vegas, NV 89119

Bridges & Pipes LLC	—	3,103,625 (3)	5.3%
830 Third Avenue
New York, NY 10022

Stan Yakatan	Chairman of the Board of	1,720,952 (4)	2.9%
155 Lyndon — First Court	Directors
Hermosa Beach, CA 90254

Eric Wilkinson	Interim Co-Chief	66,667(5)	*
1845 Charlesmonte Drive	Executive Officer and
Indialantic, FL 32903	Director

Kevin Crow	Interim Co-Chief	1,060,081(6)	1.8%
5120 Park Brooke Walk Way	Executive Officer and
Alpharetta, GA 30022	Director

Michael Ahlin	Vice President and	6,423,900 (7)	11.1%
3125 Creek Road	Director
Park City, UT 84098

Don Rutherford	Chief Financial Officer	375,000 (8)	*
C/o Grant Life Sciences, Inc.
64 East Winchester
Murray, UT 84107

Jack Levine	Director	663,556(9)	1.1%
16855 N.E. 2nd Avenue, Suite 303
N. Miami Beach, FL 33162

Richard Smithline	—	3,727,152(10)	6.4%
830 Third Avenue
New York, NY 10022

David Fuchs	—	3,248,305(11)	5.6%
830 Third Avenue
New York, NY 10022

DCOFI Master LDC		3,258,400 (12)	5.6%
803 Third Avenue
New York, NY 10022

All directors and officers as a group (7)		8,859,851 (13)	15.2%
______________________
* Less than one percent

(1)   Applicable percentage ownership is based on 58,389,113 shares of common stock outstanding as of August 8, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of August 8, 2005 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of August 8, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)    Includes 1,253,000 shares of our common stock held by Six Way, Inc.  Mr. Taylor is the President, a director and principal shareholder of Six Way, Inc.

(3)    Includes 2,999,131 shares of our common stock and warrants to purchase 104,495 shares of our common stock exercisable within 60 days.

(4)    Represents options to purchase 1,720,952 shares of our common stock exercisable within 60 days.  Does not include options to purchase 1,147,302 shares of our common stock held by Mr. Yakatan that are not exercisable within 60 days.

(5)  Represents options to purchase 66,667 shares of our common stock exercisable within 60 days.  Does not include options to purchase 150,000 shares of our common stock that are not exercisable within 60 days.

(6)  Includes shares of 4 trusts, each with 246,270 shares, of which Mr. Crow is the trustee. Includes 75,001 options to purchase 75,001 shares of our common stock exercisable within 60 days. Does not include options to purchase 99,999 shares of our common stock that are not exercisable within 60 days.

(7)       Includes 1,253,000 shares of our common stock held by Princess Investments.  Mr. Ahlin has voting power over securities held by Princess Investments.

(8)   Represents options to purchase 375,000 shares of our common stock exercisable within 60 days.  Does not include options to purchase 375,000 shares of our common stock that are not exercisable within 60 days.

(9)  Includes warrants and options to purchase 173,093 shares of our common stock beneficially owned by Mr. Levine that are exercisable within 60 days.  Does not include options to purchase 99,999 shares of our common stock that are not exercisable within 60 days.

(10) Includes 3,008,400 shares and warrants to purchase 250,000 shares of common stock held by DCOFI Master LDC, 420,525 shares held by Mr. Smithline and 48,227 warrants held by Mr. Smithline. Mr. Smithline is a director of DCOFI.

(11) Includes the 2,999,131 shares and warrants to purchase 104,495 shares of our common stock held by Bridges and Pipes LLC, warrants to purchase 130,900 shares held by Duncan Capital LLC and warrants to purchase 13,779 shares held by Mr. Fuchs. Mr. Fuchs is a manager of Bridges and Pipes, LLC and president of Duncan Capital LLC.

(12) Includes 3,008,400 shares and warrants to purchase 250,000 shares of common stock held by DCOFI Master LDC. Richard Smithline has voting power over the securities held by DCOFI.

(13) Includes options to purchase 2,312,621 shares of our common stock and warrants to purchase a total of 98,092 shares of our common stock exercisable within 60 days. Does not include options to purchase a total of 1,905,633 shares of our common stock not exercisable within 60 days.

Securities Authorized for Issuance Under Equity Compensation Plans

                As of the end of fiscal year 2003, we had no compensation plans under which our equity securities were authorized for issuance.  On August 2, 2004, our Board of Directors adopted our 2004 Stock Incentive Plan, subject to stockholder approval.  The Plan provides for the issuance of qualified and non-qualified incentive stock options and direct restricted stock grants to officers, employees, consultants and others providing services to us.  Our directors will be eligible to be issued options to purchase shares of our common stock, or to receive awards of restricted stock, under the Plan.  Up to 25,000,000 shares of our common stock may be issued in connection with awards granted under the Plan.

                On September 30, 2004, a total of 17 stockholders owning 25,696,014 shares of our common stock, acting by written consent, approved the Plan. On September 30, 2004, we filed a preliminary information statement with the Securities and Exchange Commission that includes a description of the Plan and its approval by the stockholders.  The Plan became effective on November 12, 2004.

               Currently, Stan Yakatan holds options to purchase 2,868,254 shares of our common stock, former CFO John C. Wilson held options to purchase 750,000 shares of our common stock, Don Rutherford held options to purchase 750,000 shares of our common stock, Jack Levine held options to purchase 175,000 shares of our common stock, Eric Wilkinson held options to purchase 150,000 shares of our common stock, Kevin Crow held options to purchase 175,000 shares of our common stock and Carmen Medina held options to purchase 100,000 shares of our common stock.  An additional 175,000 options to purchase shares of our common stock are held by our consultants and 950,000 options are held by non-executive employees.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, there have been no material transactions during the past two years between us and any officer, director or any stockholder owning greater than 5% of our outstanding shares, or any of their immediate family members.

In August 2004, we paid $100,000 and issued warrants to purchase 2,670,000 shares, at an exercise price of $0.01 per share, of our common stock to Duncan Capital Group LLC as compensation for acting as our financial advisor in connection with the Merger.  In August 2004, we paid $77,000 and issued warrants to purchase 411,104 shares of our common stock to Duncan Capital LLC as compensation for acting as our placement agent in connection with the sale of our units in a private financing.  The warrants have an exercise price of $0.1835 per share. Both Duncan Capital LLC and Duncan Capital Group LLC are affiliates of Bridges & Pipes LLC, which is one of our stockholders.  Michael Crow, the brother of Kevin Crow, one of our directors, is Chairman and Chief Executive Officer of Duncan Capital Group LLC, which is our financial advisor, and a manager of Bridges &Pipes LLC. In November 2004, 2,403,000 warrants were exercised by Duncan Capital Group. In March 2005, we issued warrants to purchase 250,000 shares at an exercise price of $0.40 to DCOFI in connection with bridge financing.

In 2002 and 2003, Impact Diagnostics made interest free advances in the amount of $6,000 and $3,000, respectively, to Michael Ahlin, a director and Vice President of Grant Life Sciences, and $14,533 and $6,500, respectively, to Dr. Mark Rosenfeld, a former director and Vice President.  At the time of the advances, Mr. Ahlin was Chairman of the Board, President and Chief Executive Officer of Impact Diagnostics, and Dr. Rosenfeld was Secretary and Chief Technical Officer of Impact Diagnostics. These advances were repaid in full on June 30, 2004 by Mr. Ahlin and Dr. Rosenfeld.

In 2002 and 2003, Impact Diagnostics made interest free advances in the amount of $22,631 and $6,229, respectively, to Seroctin Research & Technology.  Michael Ahlin, a director and Vice President, owns 20%, and Dr. Mark Rosenfeld, a former director and former Vice President, owns 18.4% of Seroctin Research & Technology. Seroctin advanced funds interest free to Impact Diagnostics during 2004, such that the receivable became a small payable. In December 2004, Impact made a payment of $1,220 to Seroctin, so that at year-end 2004 neither company owed the other. From time to time since 1999, Seroctin Research & Technology has leased office facilities from Impact Diagnostics, pursuant to a verbal agreement.  Seroctin Research & Technology has made payments to Impact Diagnostics of between $1,500 and $2,764 each month (approximately $55,000 in the aggregate since 1999) it has leased such facilities. In September 2004, Impact Diagnostics moved into its own office space.

In 2002, Impact Diagnostics paid management and consulting fees of $114,560 to WetCor, Inc. In 2002 and 2003, Impact Diagnostics advanced $11,922 and $7,820, respectively, to WetCor, Inc. Michael Ahlin, a director and Vice President, is the President of WetCor, Inc  The $7,820 of advances receivable on the balance sheet as of December 31, 2003 was written off by Impact Diagnostics in January 2004. After June 2004, there were no further transactions between the two companies and neither company owed the other.

In 2002 and 2003, Impact Diagnostics received advances of $10,000 and $20,000 from Blaine Taylor, pursuant to a non-interest bearing demand note. Mr. Taylor beneficially currently owns 6.4% of our outstanding capital stock.  As of December 31, 2003, the amount outstanding under the note was approximately $16,500.  Effective July 30, 2004, this note was converted to 89,918 shares of our common stock.

In 2001, Mitchell Godfrey loaned Impact Diagnostics $50,000, pursuant to a 5% unsecured promissory note.  Mr. Godfrey beneficially owns 6.9% of our outstanding capital stock.  As of December 31, 2003 and 2002, the amount outstanding under the note was $29,279.  Effective July 30, 2004, this note, excluding accrued interest which was forgiven by Mr. Godfrey, was converted into 159,557 shares of our common stock.

Seth Yakatan has been contracted as a consultant to us in the business development area since November 1, 2004. He is paid $5,000 each month for his services. Mr. Yakatan is the son of Stan Yakatan, our Board Chairman and our former President, CEO.

With the exception of the advances to officers, on which no interest was due, we believe that these transactions were on terms as favorable as could have been obtained from unaffiliated third parties. All future transactions we enter into with our directors, executive officers and other affiliated persons will be on terms no less favorable to us than can be obtained from an unaffiliated party and will be approved by a majority of the independent, disinterested members of our board of directors, and who had access, at our expense, to our or independent legal counsel.

SELLING STOCKHOLDERS

The following table details the name of each selling stockholder, the number of shares owned by that selling stockholder, and the number of shares that may be offered by each selling stockholder for resale under this prospectus.  The selling stockholders may sell up to 83,165,020 shares of our common stock from time to time in one or more offerings under this prospectus, of which 200,000 are shares of common stock currently held by the selling stockholders and 82,965,020 are shares of common stock issuable upon exercise of warrants or the conversion of notes held by the selling stockholders.  Because each selling stockholder may offer all, some or none of the shares it holds, and because, based upon information provided to us, there are currently no agreements, arrangements, or understandings with respect to the sale of any of the shares, no definitive estimate as to the number of shares that will be held by each selling stockholder after the offering can be provided. The following table has been prepared on the assumption that all shares offered under this prospectus will be sold to parties unaffiliated with the selling stockholders. Except as indicated below, no selling stockholder nor any of their affiliates have held a position or office, or had any other material relationship, with us.

Name	Total Shares of Common Stock Issuable Upon Conversion of Notes and/or Warrants*	Total Percentage of Common Stock, Assuming Full Conversion	Shares of Common Stock Included in Prospectus	Beneficial Ownership Before the Offering**	Percentage of Common Stock Owned Before Offering**	Beneficial Ownership After the Offering (4)	Percentage of Common Stock Owned After Offering (4)

AJW Offshore, Ltd. (2)(3)	84,013,846	41.76%	Up to 41,565,476 shares of common stock	3,066,642 (1)	4.99%	--	--%

AJW Qualified Partners, LLC (2)(3)	56,680,000	24.25%	Up to 28,042,178 shares of common stock	3,066,642 (1)	4.99%	--	--%

AJW Partners, LLC (2)(3)	24,147,691	12.00%	Up to 11,946,961 shares of common stock	3,066,642 (1)	4.99%	--	--%

New Millennium Capital Partners II, LLC (2)(3)	2,850,769	1.58%	Up to 1,410,405 shares of common stock	3,066,642 (1)	4.99%	--	--%

Sichenzia Ross Friedman Ference LLP	200,000	N/A	Up to 200,000 shares of common stock	200,000.34%		--	--%

* This column represents an estimated number based on a current conversion price of $.45, divided into the principal amount.

** These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time) due to their 4.99% limitation.

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the secured convertible notes is subject to adjustment depending on, among other factors, the future market price of the common stock, and could be materially less or more than the number estimated in the table.

(1) The actual number of shares of common stock offered in this prospectus, and included in the registration statement of which this prospectus is a part, includes such additional number of shares of common stock as may be issued or issuable upon conversion of the secured convertible notes and exercise of the related warrants by reason of any stock split, stock dividend or similar transaction involving the common stock, in accordance with Rule 416 under the Securities Act of 1933, as amended. However the selling stockholders have contractually agreed to restrict their ability to convert their secured convertible notes or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, the number of shares of common stock set forth in the table for the selling stockholders exceeds the number of shares of common stock that the selling stockholders could own beneficially at any given time through their ownership of the secured convertible notes and the warrants. In that regard, the beneficial ownership of the common stock by the selling stockholder set forth in the table is not determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

(2) Some of the selling stockholders are affiliates of each other because they are under common control. AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager, has voting and investment control over the shares listed below owned by AJW Partners, LLC. AJW Offshore, Ltd., formerly known as AJW/New Millennium Offshore, Ltd., is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by AJW Offshore, Ltd. AJW Qualified Partners, LLC, formerly known as Pegasus Capital Partners, LLC, is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers, have voting and investment control over the shares listed below owned by AJW Qualified Partners, LLC. New Millennium Capital Partners II, LLC, is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager, has voting and investment control over the shares owned by New Millennium Capital Partners II, LLC.

(3) We have been notified by the selling stockholders that they are not broker-dealers or affiliates of broker-dealers and that they believe they are not required to be broker-dealers.

(4) Assumes that all securities registered will be sold.

PLAN OF DISTRIBUTION

                The common stock offered by this prospectus is being offered by the selling stockholders.  The common stock may be sold or distributed from time to time by the selling stockholders directly to one or more purchasers or through brokers, dealers or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.  The sale of the common stock offered by this prospectus may be effected in one or more of the following methods:

•       ordinary brokers’ transactions,

•       through brokers, dealers, or underwriters who may act solely as agents,

•       “at the market” into an existing market for the common stock,

•       in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,

•       in privately negotiated transactions, and

•       any combination of the foregoing.

                In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

                The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. Broker-dealers engaged by a selling stockholder may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

               The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933, as amended.

                We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have also agreed to indemnify the selling stockholders and related persons against specified liabilities, including liabilities under the Securities Act.

                While they are engaged in a distribution of the shares included in this prospectus the selling stockholders are required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution, from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered by this prospectus.

The selling stockholders may also sell shares under Rule 144 promulgated under the Securities Act of 1933, as amended, rather than selling under this prospectus. This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders or are eligible for sale under Rule 144(k).  In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has owned shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the number of shares of our common stock then outstanding (which, after our increase in authorized capital is effective, will equal approximately 583,891 shares of common stock) or (ii) the average weekly trading volume of our shares of common stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has owned the shares proposed to be sold for at least two years, is entitled to sell his shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

DESCRIPTION OF SECURITIES

                Our authorized capital stock currently consists of 150,000,000 shares of common stock and 20,000,000 shares of preferred stock. Each share of common stock is entitled to one vote on all matters voted upon by our stockholders.  Holders of our common stock have no preemptive or other rights to subscribe for additional shares or other securities.  There are no cumulative voting rights.

                Holders of our common stock are entitled to dividends in such amounts as may be declared by our board of directors from time to time from funds legally available therefore.  We have not declared or paid cash dividends or made distributions in the past on our common stock, and we do not anticipate that we will pay cash dividends or make distributions in the foreseeable future.  We currently intend to retain and invest future earnings to finance operations.

               Our Amended and Restated Articles of Incorporation allow our Board of Directors the authorization, without further stockholder approval, to issue up to 20,000,000 shares of preferred stock from time to time in one or more series and to fix the number of shares and the relative dividend rights, conversion rights, voting rights and other rights and qualifications of any such series.  The Board has not fixed any series of preferred stock and no shares of preferred stock are issued and outstanding.

LEGAL MATTERS

Sichenzia Ross Friedman Ference LLP, New York, New York will issue an opinion with respect to the validity of the shares of common stock being offered hereby. Sichenzia Ross Friedman Ference LLP is also the owner of 200,000 shares of our common stock, which are included in this registration statement.

EXPERTS

                Our audited financial statements for the fiscal years ended December 31, 2004 and 2003 have been audited by Russell Bedford Stefanou Mirchandani LLP and Tanner LC ("Tanner"), independent public accountants.  The report of each of these registered public accounting firms, which appears elsewhere herein, includes an explanatory paragraph as to our ability to continue as a going concern.  Our financial statements are included in reliance upon such report and upon the authority of such firm as an expert in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On December 17, 2004, Tanner (formerly Tanner+Co.) advised us of its intention to cease to act as our independent public accountant for the audit of the year ending December 31, 2004. On January 24, 2005, we engaged Russell Bedford Stefanou Mirchandani LLP, as our principal independent accountant. The decision to engage Russell Bedford was taken by our Audit Committee.

From the date of Tanner’s appointment through the date of their dismissal on December 17, 2004, there were no disagreements between us and Tanner on any matter listed under Item 304 Section (a)(1)(iv) A to E of Regulation S-B, including accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Tanner would have caused them to make reference to the matter in its reports on our financial statements.

Tanner reports on our financial statements for the past two fiscal years ended December 31, 2003 and 2002 contained an opinion expressing substantial doubt as to our ability to continue as a going concern. The audit reports contained no other adverse opinion, disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principles.

We requested that Tanner furnish us with a letter addressed to the SEC stating whether they agree with the above statements. A copy of this letter, dated December 22, 2004, was filed as Exhibit 16.1 to Form 8-K, dated December 22, 2004.

On August 2, 2004, we dismissed HJ & Associates, LLC as the independent accountant engaged to audit our financial statements.  HJ performed the audit of our financial statements for the fiscal years ended December 31, 2003 and December 31, 2002.  The audit reports of HJ on the financial statements for the fiscal years ended December 31, 2003 and December 31, 2002 did not contain any adverse opinion or disclaimer of opinion, nor were such reports modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2003 and December 31, 2002, and the subsequent interim period prior to the dismissal of HJ, there were no disagreements with HJ on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to HJ’s satisfaction, would have caused HJ to make reference to the subject matter of the disagreement in connection with its report, nor were there any “reportable events” (as such term is explained in Item 304(a)(1)(iv) of Regulation S-K promulgated by the Securities and Exchange Commission) involving HJ.

We requested that HJ furnish us with a letter addressed to the Securities and Exchange Commission stating whether it agrees with the above statements.  A copy of such letter was filed as Exhibit 16.1 to Form 8-K, dated August 30, 2004.

FURTHER INFORMATION

                We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the Securities and Exchange Commission.  These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission’s regional offices.  You can obtain copies of these materials from the Public Reference Section of the Securities an Exchange Commission upon payment of fees prescribed by the Securities and Exchange Commission.  You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330.  The Securities and Exchange Commission’s Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission.  The address of that site is http://www.sec.gov.

INDEX TO FINANCIAL STATEMENTS

GRANT LIFE SCIENCES, INC.
(A development stage company)
For the Years Ended December 31, 2004 and December 31, 2003

Reports of Independent Registered Certified Public Accounting Firms	F-3
Consolidated Balance Sheets as of December 31, 2004 and 2003	F-5
Consolidated Statements of Losses for the years ended December 31, 2004 and 2003
and for the period July 9, 1998 (date of inception) through December 31, 2004	F-6
Consolidated Statement of Deficiency in Stockholders’ Equity for
the period July 9, 1998 (date of inception) through December 31, 2004	F-7
Consolidated Statements of Cash Flows for the years ended December 31, 2004 and 2003
and for the period July 9, 1998 (date of inception) through December 31, 2004	F-8
Notes to Consolidated Financial Statements	F-9

For the Six Months Ended June 30, 2005 and June 30, 2004

Condensed Consolidated Balance Sheets - June 30, 2005 and December 31, 2004)	F-21
Condensed Consolidated Statement of Losses - three months ended June 30, 2005 and
June 30, 2004, six months ended June 30, 2005 and June 30, 2004 and July 9, 1998 (date of inception) through June 30, 2005	F-22
Condensed Consolidated Statement of Deficiency in Stockholder’s Equity- July 9, 1998
(date of inception) through June 30, 2005	F-23
Consolidated Statement of Cash Flows - six months ended June 30, 2005 and
June 30, 2004 and July 9, 1998 (date of inception) through June 30, 2005	F-24
Notes to Condensed Consolidated Financial Statements	F-25

RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
CERTIFIED PUBLIC ACCOUNTANTS

REPORT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
Board of Directors
Grant Life Sciences, Inc.
Murray, UT

We have audited the accompanying consolidated balance sheet of Grant Life Sciences, Inc., (a development stage company) as of December 31, 2004 and the related consolidated statements of losses, deficiency in stockholders equity, and cash flows for the year ended December 31, 2004. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on the financial statements based upon our audit.

We have conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Grant Life Sciences, Inc. (a development stage company) at December 31, 2004 and the results of its operations and its cash flows for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the company will continue as a going concern. As discussed in the Note L to the accompanying financial statements, the company is in the development stage and has not established a source of revenues. This raises substantial doubt about the company’s ability to continue as a going concern. Management’s plan in regard to these matters are also described in Note L. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ RUSSELL BEDFORD STEFANOU MIRCHANDANI LLP
Russell Bedford Stefanou Mirchandani LLP

Certified Public Accountants

New York, New York
March 18, 2005

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

To the Stockholders’ and
Board of Directors of Grant Life Sciences, Inc.
(Formerly Impact Diagnostics, Inc.)

We have audited the accompanying balance sheet of Grant Life Sciences, Inc. (A Development Stage Company) as of December 31, 2003 and the related statements of losses, deficiency in stockholders’ equity, and cash flows for the year then ended and for the period from July 6, 1998 (date of inception) to December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grant Life Sciences, Inc. (A Development Stage Company) as of December 31, 2003 and the results of its operations and its cash flows for the period then ended and for the period from July 9, 1998 (date of inception) to December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note L to the financial statements, the Company has a working capital deficit and a stockholders’ deficit. The Company has not generated revenue and has incurred losses since inception. These conditions raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters also are described in Note L. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ TANNER LC

Salt Lake City, Utah
April 15, 2004

GRANT LIFE SCIENCES, INC.
(A development stage company)
CONSOLIDATED BALANCE SHEETS
	December 31,
	2004	2003
ASSETS
Current assets:
Cash and cash equivalents	$365,958	$11,299
Miscellaneous receivables	3,000	-
Prepaid expenses	5,213	-
Due from employees (Note D)	334	33,343
Note receivable - related party (Note D)	-	14,049
Deposits	3,263	700
Total current assets	377,768	59,391

Property and equipment, net of accumulated depreciation
of $5,857 and $8,186 at December 31, 2004 and 2003, respectively (Note C)	15,240	6,713

Total assets	$393,008	$66,104

LIABILITIES AND (DEFICIENCY IN) STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$95,841	$33,531
Accrued liabilities	37,000	-
Accrued interest payable	7,005	142,086
Accrued payroll liabilities	13,159	51,194
Notes payable - related party (Note D and Note E)	-	37,934
Notes payable, current portion (Note E)	122,500	587,753
Total current liabilities	275,505	852,498

Long-term liabilities:
Note payable - long term (Note E)	350,000	-
Note payable - related party-long term (Note E)	-	12,845
Total long term liabilities	350,000	12,845

Commitments and contingencies (Note K)	-	- -

(Deficiency in) stockholders' equity:
Preferred stock, par value: $.001, authorized 20,000,000 shares; no shares issued and outstanding at December 31, 2004 and 2003 (Note F)	-	-
Common stock, par value; $.001, authorized 150,000,000 and 100,000,000 shares at December 31, 2004 and 2003, respectively; 56,243,791 and 34,572,060 shares issued and outstanding at December 31, 2004 and 2003, respectively (Note F)	56,244	34,572
Additional paid in capital	4,190,485	637,178
Deferred compensation	(1,097,886)	-
Deficit accumulated during development stage	(3,381,340)	(1,470,989)
Total (deficiency in) stockholders' equity:	(232,496)	(799,239)
Total liabilities and (deficiency in) stockholders' equity:	$393,008	$66,104

See accompanying notes to consolidated financial statements

GRANT LIFE SCIENCES, INC.
(A development stage company)
CONSOLIDATED STATEMENT OF LOSSES

	For the Year Ended December 31,		For the Period July 9, 1998 (date of inception) through
	2004	2003	December 31, 2004

Operating Expenses:
General and administrative	$1,542,388	$135,155	$2,338,988
Depreciation (Note C)	4,555	3,665	12,741
Equity compensation expense (Note F)	51,000	-	155,250
Acquisition cost (Note B)	65,812	-	65,812
Research and development	399,540	51,108	810,930
Total Operating Expenses	2,063,295	189,928	3,383,721

Loss from Operations	(2,063,295)	(189,928)	(3,383,721)

Other income (expenses):
Gain on extinguishment of debt (Note E)	411,597	-	510,104
Interest expense	(258,652)	(63,953)	(507,722)

Loss before income taxes	(1,910,350)	(253,881)	(3,381,339)
Income tax benefit	-	-	-
Net loss	$(1,910,350)	$(253,881)	$(3,381,339)

Net loss per common share -
basic and diluted (Note I)	$(0.04)	$(0.01)	n/a
Weighted average shares -
basic and diluted	42,751,142	33,842,000	n/a

See accompanying notes to consolidated financial statements

GRANT LIFE SCIENCES, INC.
(A development stage company)
CONSOLIDATED STATEMENT OF DEFICIENCY IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD JULY 9, 1998 (Date of Inception) THROUGH
DECEMBER 31, 2004

	Common Shares	Common Shares Amount	Subscription Receivable	Deferred Compensation	Additional Paid In Capital	Accumulated Deficit	Total (Deficiency) In Stockholders Equity
Balance, July 9, 1998 (date of inception)	9,272,200	$9,272	$-	$-	$(9,272)	$-	$-
Issued stock for subscription receivable at $0.005 per share	18,795,000	18,795	(100,000)	-	81,205	-	-
Balance, December 31, 1998	28,067,200	28,067	(100,000)	-	71,933	-	-
Issued stock for cash at $0.004 per share	1,253,000	1,253	-	-	3,747	-	5,000
Net loss	-	-	-	-	-	(5,053)	(5,053)
Balance, December 31, 1999	29,320,200	29,320	(100,000)	-	75,680	(5,053)	(53)
Payment of subscriptions receivable	-	-	100,000	-	-	-	100,000
Net loss	-	-	-	-	-	(43,641)	(43,641)
Balance, December 31, 2000	29,320,200	29,320	-	-	75,680	(48,694)	56,306
Issued stock for cash at $0.004 per share	250,600	251	-	-	749	-	1,000
Net loss	-	-	-	-	-	(522,213)	(522,213)
Balance, December 31, 2001	29,570,800	29,571	-	-	76,429	(570,907)	(464,907)
Beneficial conversion feature on issuance of debt	-	-	-	-	98,507	-	98,507
Gain on extinguishment of debt	-	-	-	-	(98,507)	-	(98,507)
Issued stock for cash at $0.13 per share	689,150	689		-	91,811		92,500
Issued stock for services at $0.06 per share	1,591,310	1,591	-	-	101,659	-	103,250
Issued stock in satisfaction of debt at $0.14 per share	1,790,000	1,790	-	-	248,210	-	250,000
Net loss	-	-	-	-	-	(646,201)	(646,201)
Balance, December 31, 2002	33,641,260	33,641	-	-	518,109	(1,217,108)	(665,358)
Issued stock for cash at $0.13 per share	930,800	931	-	-	119,069	-	120,000
Net loss	-	-	-	-	-	(253,881)	(253,881)
Balance, December 31, 2003	34,572,060	34,572	-	-	637,178	(1,470,989)	(799,239)
Issued stock for cash at $0.0838 per share	238,660	239	-	-	19,761	-	20,000
Issued stock for services at $0.08 per share	500,000	500	-	-	39,500	-	40,000
Issued stock for cash at $0.1835 per share	9,560,596	9,561	-	-	1,485,376	-	1,494,937
Reverse merger with Grant Ventures, Inc.	6,000,000	6,000	-	-	-	-	6,000
Warrants issued as part of restructuring of debt (89,500 valued at $0.03779)	-	-	-	-	3,382	-	3,382
Recognition of beneficial conversion feature on issuance of note payable	-	-	-	-	200,000	-	200,000
Conversion of note payable and accrued interest at $0.07569 per share	2,720,000	2,720	-	-	203,165	-	205,885
Issued stock in satisfaction of debt at $0.1835 per share	249,475	249	-	-	45,530	-	45,779
Exercise of $0.01 warrants	2,403,000	2,403	-	-	21,627	-	24,030
Issued 250,000 warrants for services	-	-	-	-	11,000	-	11,000
Stock options issued to employees, directors, consultants	-	-	-	(1,523,966)	1,523,966	-	-
Vesting of deferred compensation	-	-	-	426,081	-	-	426,081
Net loss	-	-	-	-	-	(1,910,350)	(1,910,350)
Balance, December 31, 2004	56,243,791	$56,244	$-	$(1,097,886)	$4,190,485	$(3,381,340)	$(232,496)

See accompanying notes to consolidated financial statements

GRANT LIFE SCIENCES, INC.
(A development stage company)
CONSOLIDATED STATEMENT OF CASH FLOWS

	For the Year Ended December 31,		For the Period July 9, 1998 (date of inception) through
	2004	2003	December 31, 2004
Cash flows from operating activities:
Net (loss)	$(1,910,350)	$(253,881)	$(3,381,340)
Adjustments to reconcile net (loss) to cash
(used in) operations:
Depreciation (Note C)	4,555	3,665	12,741
Loss on abandonment of assets (Note C)	3,790	-	3,790
Deferred compensation (Note J)	426,081	- -	426,081
Common stock issued in exchange for services rendered (Note F)	40,000	-	144,250
Warrants issued in exchange for services rendered (Note J)	11,000	-	11,000
Beneficial conversion feature discount (Note E)	200,000	- --	298,507
Gain on extinguishment of debt (Note E)	(411,597)	- -	(510,104)
Write off of accounts payable due to stockholders	(878)	- -	(878)
Acquisition cost (Note B)	65,812	-	65,812
Decrease (increase) in:
Related party receivables	14,050	- -	-
Employee receivables	33,009	9,894	(334)
Miscellaneous current assets	(10,776)	(700)	(11,476)
(Decrease) increase in:
Accounts payable	59,882	(21,316)	93,313
Accounts payable - assumed liabilities	(17,506)	-	(17,506)
Accounts payable - stockholders	(38,900)	-	(38,900)
Accrued expenses	36,900	-	35,000
Accrued payroll liabilities	(38,035)	51,194	13,159
Accrued interest payable	48,030	59,062	190,117
Net cash (used in) operating activities	(1,484,935)	(152,082)	(2,666,769)

Cash flows from investing activities:
Payments for property and equipment	(16,873)	-	(31,772)
Net cash used in investing activities	(16,873)	-	(31,772)

Cash flows from financing activities:
Proceeds from sale of common stock, net of costs and fees (Note F)	1,538,967	120,000	1,756,467
Proceeds from note payable (Note E)	322,500	20,000	1,180,253
Proceeds from related party notes payable	-	-	60,000
Payments for related party notes payable	(5,000)	(11,304)	(34,221)
Proceeds from stock subscriptions receivable	-	-	100,000
Net cash provided by financing activities	1,856,467	128,696	3,062,499

Net increase (decrease) in cash and cash equivalents	354,659	(23,386)	363,958
Cash and cash equivalents at beginning of the period	11,299	34,685	-
Cash and cash equivalents at end of the period	$365,958	$11,299	$365,958

See accompanying notes to consolidated financial statements

GRANT LIFE SCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE A - SUMMARY OF ACCOUNTING POLICIES

Business and Basis or Presentation

Grant Life Sciences, Inc. (formerly Impact Diagnostics, Inc.) (the “Company”) was organized under the laws of the State of Utah on July 9, 1998. The Company’s purpose is to research, develop, market and sell diagnostic kits for detecting disease with emphasis on the detection of low-grade cervical disease.

On July 30, 2004, the Company became a wholly owned subsidiary of Grant Ventures, Inc., a Nevada Corporation, by merging with Impact Acquisition Corporation, a Utah corporation and wholly owned subsidiary of Grant Ventures, Inc.. Grant Ventures, Inc. was an inactive publicly registered shell corporation with no significant assets or operations. For accounting purposes the merger was treated as a recapitalization of the Company. Grant Ventures, Inc. changed its name to Grant Life Sciences, Inc. in November 2004.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Impact Diagnostics. All intercompany transactions and balances have been eliminated in consolidation.

Development Stage Company

Effective July 9, 1998 (date of inception), the Company is considered a development stage Company as defined in SFAS No. 7. The Company’s development stage activities consist of the development of medical diagnostic kits. Sources of financing for these development stage activities have been primarily debt and equity financing. The Company has, at the present time, not paid any dividends and any dividends that may be paid in the future will depend upon the financial requirements of the Company and other relevant factors.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months of less to be cash equivalents.

Concentration of Credit Risk

Financial instruments and related items, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents. The Company places its cash and temporary cash investments with credit quality institutions. At times, such investments may be in excess of the FDIC insurance limit.

Property and Equipment

Furniture and Equipment is stated at cost less accumulated depreciation. Depreciation is computed using a straight-line basis based on the estimated useful lives of the assets. Equipment is depreciated over 3 to 5 years and furniture over 7 years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed and any resulting gain or loss is recognized.

Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144 (“SFAS 144”). The Statement requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted undiscounted cash flows. Should an impairment in value be indicated, the carrying value of intangible assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. SFAS No. 144 also requires assets to be disposed of, be reported at the lower of the carrying amount or the fair value less costs to sell.

GRANT LIFE SCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE A - SUMMARY OF ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings, as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments.

Revenue Recognition

Revenues are recognized in the period that services are provided. For revenue from product sales, the Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, REVENUE RECOGNITION ("SAB104"), which superceded Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS ("SAB101"). SAB 101 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectibility is reasonably assured. Determination of criteria (3) and (4) are based on management's judgments regarding the fixed nature of the selling prices of the products delivered and the collectibility of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded. The Company defers any revenue for which the product has not been delivered or is subject to refund until such time that the Company and the customer jointly determine that the product has been delivered or no refund will be required.

SAB 104 incorporates Emerging Issues Task Force 00-21 ("EITF 00-21"), MULTIPLE-DELIVERABLE REVENUE ARRANGEMENTS. EITF 00-21 addresses accounting for arrangements that may involve the delivery or performance of multiple products, services and/or rights to use assets. The effect of implementing EITF 00-21 on the Company's consolidated financial position and results of operations was not significant.

Advertising

The Company follows the policy of charging the costs of advertising to expenses incurred. The Company incurred no advertising costs for the years ended December 31, 2004 and 2003.

Research and Development Costs

Research and development costs are expensed as incurred. These costs include direct expenditures for goods and services, as well as indirect expenditures such as salaries and various allocated costs.

Liquidity

As shown in the accompanying consolidated financial statements, the Company has incurred a net loss of $1,910,350 and $253,881 during the years ended December 31, 2004 and 2003, respectively. Consequently, its operations are subject to all risks inherent in the establishment of a new business enterprise.

Comprehensive Income

The Company adopted Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income”. SFAS No. 130 establishes standards for the reporting and displaying of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. SFAS No. 130 requires other comprehensive income (loss) to include foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities.

GRANT LIFE SCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE A - SUMMARY OF ACCOUNTING POLICIES (Continued)

Income Taxes

Income taxes are provided based on the liability method for financial reporting purposes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes.” Under this method deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be removed or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the statements of operations in the period that includes the enactment date.

Net Loss per Common Share

The computation of net loss per common share is based on the weighted average number of shares outstanding during each period. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the common stock equivalents which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the period. At year end December 31, 2004, there were 2,979,704 warrants, 1,812,988 potential shares resulting from note conversions, 613,650 vested stock options and 4,629,604 unvested options outstanding. These options and warrants and shares from convertible notes were not included in the diluted loss per share calculation because the effect would have been anti dilutive. There were no options and warrants outstanding as of December 31, 2003.

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS123R). This Statement requires public entities to measure the cost of equity awards to employees based on the grant-date value of the award. The Company has elected early adoption of this Statement, effective for 2004, in advance of the Company's required adoption date of December 15, 2005.

The Company began granting options to its employees, directors, and consultants in the 3rd quarter of 2004 under the Company's Stock Incentive Plan. In 2004 a total of 5,243,254 options with were granted which vest over time periods ranging from 0 to 3 years. Fair value at the date of grant was estimated using the Black-Scholes pricing model with the following assumptions: dividend yield of 0%, expected volatility of 114%, risk-free interest rate of 3.69% and an expected life of 3 years. The exercise price for all 5,243,254 options was $0.18. The weighted average grant date fair value for these options was $0.29.

Use of Estimates in the Preparation of Financial Statements

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the end of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

New Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (FASB) issued SFAS 151, Inventory Costs-- an amendment of ARB No. 43, Chapter 4. This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that ". . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . ." This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This Statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company does not yet have any inventory.

GRANT LIFE SCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE A - SUMMARY OF ACCOUNTING POLICIES (Continued)

In December 2004, the FASB issued SFAS No.152, "Accounting for Real Estate Time-Sharing Transactions--an amendment of FASB Statements No. 66 and 67" ("SFAS 152) The amendments made by Statement 152 This Statement amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, Accounting for Real Estate Time-Sharing Transactions. This Statement also amends FASB Statement No.67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharingtransactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. with earlier application encouraged. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

On December 16, 2004, the Financial Accounting Standards Board ("FASB") published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment ("SFAS 123R"). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based equity awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R are effective as of the first interim period that begins after December 15, 2005. The Company is adopting this Statement early, for the year 2004. No stock options, restricted stock plans, performance-based equity awards, stock appreciation rights, or employee share purchase plans were in existence prior to 2004.

On December 16, 2004, FASB issued Statement of Financial Accounting Standards No. 153, Exchanges of Nonmonetary Assets, an amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions (" SFAS 153"). This statement amends APB Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. Under SFAS 153, if a nonmonetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective for nonmonetary transactions in fiscal periods that begin after June 15, 2005. The Company does not anticipate that the implementation of this standard will have a material impact on its financial position, results of operations or cash flows.

NOTE B - BUSINESS COMBINATION AND CORPORATE RESTRUCTURE

On July 30, 2004, the Company completed a merger transaction with Impact Diagnostics, Inc., a privately held Utah company ("Impact"), pursuant to an agreement dated July 6, 2004. As a result of the merger, there was a change in control of the public entity. Impact Diagnostics is a wholly owned subsidiary of the Company.

In accordance with SFAS No. 141, Impact was the acquiring entity. While the transaction is accounted for using the purchase method of accounting, in substance the Agreement is a recapitalization of the Impact’s capital structure.

For accounting purposes, the Company accounted for the transaction as a reverse acquisition and Impact is the surviving entity. The total purchase price and carrying value of net assets acquired was $65,812. The Company did not recognize goodwill or any intangible assets in connection with the transaction. From 1999 until the date of the Agreement, Grant was an inactive corporation with no significant assets and liabilities.

Effective with the Agreement, all 35,060,720 previously outstanding shares owned by the Impact’s members were exchanged on a share for share basis with shares of the Company’s common stock.

GRANT LIFE SCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE B - BUSINESS COMBINATION AND CORPORATE RESTRUCTURE (Continued)

On September 20, 2004, the Company’s Board of Directors approved a change in the Company’s name to Grant Life Sciences, Inc. The accompanying financial statements have been changed to reflect the change as if it had happened at the beginning of the periods presented. Stockholders approved this change effective November 12, 2004.

The total consideration was $65,812 and the significant components of the transaction are as follows:

Common stock retained	$6,000
Assets acquired	( -)
Liabilities assumed - accounts payable	20,034
Liabilities assumed - accounts payable - stockholder	39,778
Cash paid	-
Total consideration paid/organization cost	$65,812

In accordance with SOP 98-5, the Company expensed $65,812 as organization costs.

NOTE C - PROPERTY AND EQUIPMENT

Major classes of property and equipment at December 31, 2004 and 2003 consist of the followings:

	2004	2003
Furniture and fixtures	$17,758	$11,560
Equipment	3,339	3,339
	21,097	14,899
Less: Accumulated Depreciation	(5,857)	(8,186)

Net Property and Equipment	$15,240	$6,713

Depreciation expense was $4,555 and $3,665 for the years ended December 31, 2004 and 2003, respectively.

During the year ended December 31, 2004, furniture and fixtures costing $ 10,674 and accumulated depreciation of $ 6,884 were abandoned, resulting in loss of $3,790.

NOTE D - RELATED PARTY TRANSACTIONS

During the years ended December 31, 2004 and December 31, 2003, the Company shared office space with a related entity. Reimbursement of overhead from the related party totaled $33,168 in 2003 and $12,000 in 2004. The Company moved into separate space in September 2004. Prior to July 31, 2004, the Company and the related entities would, on occasion, pay invoices on behalf of the other and track the net receivable/payable in the related party receivable account.

The company has receivables from entities with common shareholders of $0 and $14,049 as of December 31, 2004 and 2003, respectively.

As of December 31, 2004 and 2003, the Company had receivables from employees of $334 and $33,343, respectively.

As of December 31, 2003, the Company had a note payable to a shareholder for $29,279. The note earned interest at 5% and was converted to equity in August 2004. Interest payable of $1,439 was forgiven.

As of December 31, 2003, the Company had a non-interest bearing note payable to a shareholder for $21,500. The note was converted to equity in August 2004.

GRANT LIFE SCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE E - NOTES PAYABLE

Notes payable at December 31, 2004 and 2003 are as follows:

	2004	2003
6% convertible note payable, unsecured, due on 1/2/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of $0.092178	$10,000	$-
6% convertible note payable, unsecured, due on 1/5/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	10,000	-
6% convertible note payable, unsecured, due on 1/5/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	10,000	-
6% convertible note payable, unsecured, due on 1/5/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	5,000	-
6% convertible note payable, unsecured, due on 1/5/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	8,000	-
6% convertible note payable, unsecured, due on 1/5/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	5,000	-
6% convertible note payable, unsecured, due on 1/9/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	14,000	-
6% convertible note payable, unsecured, due on 1/13/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	10,000	-
6% convertible note payable, unsecured, due on 1/13/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	5,000	-
6% convertible note payable, unsecured, due on 1/21/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	5,000	-
6% convertible note payable, unsecured, due on 1/21/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	10,500	-
6% convertible note payable, unsecured, due on 2/4/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	10,000	-
6% convertible note payable, unsecured, due on 2/5/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	10,000	-
6% convertible note payable, unsecured, due on 2/25/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	10,000	-
Subtotal	$122,500	$-

GRANT LIFE SCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE E - NOTES PAYABLE (continued)

subtotal brought forward	$122,500	$-
10% note payable , unsecured, due on 11/30/2002, in default as of 12/31/2002 due to non-payment, The note payable was in default as of December 31, 2002. The venture capital firm that issued the loan has since been placed in receivership. As of December 31, 2003 the note balance was $587,753 with accrued interest payable of $141,501. In August 2004, this note for $587,753 and accrued interest of $175,787 was restructured into a 3-year convertible note of $350,000 plus 89,500 5-year warrants to purchase additional shares at $0.01 per share. The note is convertible into shares of common stock at a conversion price of $0.83798 per share. Interest is payable quarterly at 6% per year. The warrants have an option value of $0.0378 per share. The conversion resulted in a $411,597 gain on extinguishment of debt.
	350,000	587,753
Non-interest bearing note payable to related party, unsecured, no specific repayment terms. Converted to common shares in August 2004.	-	21,500
5% note payable to related party, unsecured, due 9/30/04. Converted to common shares in August 2004.	-	29,279
Total notes payable	472,500	638,532
Less: current portion	(122,500)	(625,687)
Balance notes payable (long term portion)	$350,000	$12,845

On July 30, 2004, in connection with the reverse merger, a bridge note for $200,000 which originated on April 14, 2004, plus accrued interest was converted into 2,720,000 shares, per the terms of the note. Since the conversion rate was less than the market price on the loan commitment date, a beneficial conversion feature existed. Calculation of the beneficial conversion feature resulted in an amount in excess of the debt, and as a result, the Company recognized interest expense in the amount of $200,000, as the beneficial conversion feature can not exceed the value of the debt.

In accordance with Emerging Issues Task Force Issue 98-5, Accounting for Convertible Securities with a beneficial Conversion Features or Contingently Adjustable Conversion Ratios ("EITF 98-5"), the Company recognized an imbedded beneficial conversion feature present in the bridge note. The Company recognized and measured an aggregate of $200,000, which equals to the intrinsic value of the imbedded beneficial conversion feature, to additional paid-in capital and a return to the bridge noteholders. The beneficial conversion feature discount has been recognized as finance expenses (interest expenses) in full.

NOTE F - COMMON STOCK

The Company is authorized to issue 150,000,000 shares of common stock with $0.001 par value per share. As of December 31, 2004, the Company has issued and outstanding 56,243,791 shares of common stock. Also, the Company is authorized to issue 20,000,000 shares of preferred stock with $0.001 par value per share. No shares of preferred stock have been issued to date.

In July 2004, per the Agreement and Plan of Merger with Impact Diagnostics, Inc. all previously outstanding 35,060,720 shares of common stock owned by the Impact’s stockholders were exchanged for the same number of shares of the Company’s common stock. The value of the stock that was issued was the historical cost of the Company’s net tangible assets, which did not differ materially from their fair value.

In connection with the Merger, on July 5, 2004, the board of directors of Impact Diagnostics, Inc. approved a stock split of 3.58 shares to 1. As a result of the split, the outstanding common stock of Impact Diagnostics, Inc. increased from 9,793,497 to 35,060,720 shares. Pursuant to the Merger Agreement, each share of Impact Diagnostics common stock was exchanged for one share of Grant Life Sciences common stock. All numbers, in the financial statements and notes to the financial statements have been adjusted to reflect the stock split for all periods presented.

GRANT LIFE SCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE F - COMMON STOCK (continued)

On September 20, 2004, the Company’s Board of Directors approved a change in the Company’s name to Grant Life Sciences, Inc. The accompanying financial statements have been changed to reflect the change as if it had happened at the beginning of the periods presented. Stockholders approved this change effective November 12, 2004.

In March and April of 2004, the Company issued 238,660 shares of common stock for cash at $0.0838 per share for $20,000.

In June 2004, the Company issued 500,000 shares of common stock in exchange for services valued at $40,000 to consultants. The stock issued was valued at  $.08 per share, which represents the fair value of the stock issued, which did not differ materially from the value of the services rendered. Expense of $20,000, related to financial consulting, is included in general administrative expense and expense of $20,000 related to R&D consulting is included in R&D expense.

On August 19, 2004, the Company completed a private placement of 9,560,596 shares to accredited investors at a price of $0.1835 per share. As an additional enticement to purchase the shares, one 5-year warrant to purchase stock at $0.1835 was issued for each 5 shares of stock purchased. The private placement resulted in net proceeds to the company of approximately $1,494,937. The Company also issued warrants to purchase 2,670,000 shares at an exercise price of $0.01 per warrant and warrants to purchase 411,104 shares at an exercise price of $0.185 per warrant to its placement agent in connection with the Merger and private placement.

A bridge loan of $50,000, made to the Company on July 6, 2004, was converted to equity on July 31, 2004 as part of the private placement. In addition to the warrants received as part of the offering, 50,000 warrants with an exercise price of $0.1835 were issued to the lender.

In July, 2004, the Company issued 2,720,000 shares of common stock for a convertible note payable and accrued interest of $205,885.

In August 2004, the Company issued 249,475 shares of common stock at $0.1835 per share in satisfaction of two related party notes payable of $45,779. Accrued interest was forgiven by the lenders.

In November 2004, the Company issued 2,403,000 shares of common stock for exercise of warrants at $0.01 strike price, for total cash proceeds of $24,030. These warrants were originally issued in connection with the Merger and private placement of common stock.

NOTE G - INCOME TAXES

The Company has adopted Financial Accounting Standard No. 109 which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statement or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between financial statements and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Temporary differences between taxable income reported for financial reporting purposes and income tax purposes are insignificant.

For income tax reporting purposes, the Company’s aggregate unused net operating losses approximate $3,300,000 which expire through 2024, subject to limitations of Section 382 of the Internal Revenue Code, as amended. The deferred tax asset related to the carryforward is approximately $1,122,000. The Company has provided a valuation reserve against the full amount of the net operating loss benefit, because in the opinion of management based upon the earning history of the Company, it is more likely than not that the benefits will not be realized.

Components of deferred tax assets as of December 31, 2004 and 2003, are as follows:

Non current:	2004	2003
Net operating loss carry forward	$1,122,000	$548,000
Valuation allowance	(1,122,000)	(548,000)
Net deferred tax asset	$-	$-

GRANT LIFE SCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE H - SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental cash flow information for the years ended December 31, 2004 and 2003 and July 9, 1998 (date of inception) through December 31, 2004 is as follows:

	2004	2003	July 9, 1998 (date of inception) through December 31, 2004

Cash paid for interest	$10,622	$344	$12,597
Cash paid for income taxes	$-	$-	$0

Non Cash Investing and Financing Transactions:
Loss on abandonment of assets	3,790	-	3,790
Deferred compensation	426,081	- -	426,081
Common stock issued in exchange for services rendered(1)	40,000	- -	144,250
Warrants issued in exchange for services rendered(1)	11,000	-	11,000
Beneficial conversion feature discount	200,000	- --	298,507
Gain on extinguishment of debt	(411,597)	- -	(510,104)
Write off of accounts payable due to stockholders	(878)	- -	(878)

Merger with Impact: (Note B)
Common stock retained	6,000	-	6,000
Liabilities assumed in excess of assets acquired	59,812	-	59,812
Acquisition cost recognized	65,812	-	65,812

(1)During the year ended December 31, 2004, the Company issued 500,000 shares of stock and one 5-year warrant to purchase 250,000 shares of stock for services provided by consultants prior to the merger.

NOTE I - LOSSES PER SHARE

The following table presents the computations of basic and dilutive loss per share:

	2004	2003
Loss Available to Common Shareholders	$(1,910,350)	$(253,881)
Basic and Fully Diluted Loss Per Share	$(0.04)	$(0.01)
Weighted Average Common Shares Outstanding	42,751,142	33,842,000

GRANT LIFE SCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE J - STOCK OPTIONS AND WARRANTS

The Company's has a Stock Incentive Plan. The options granted under the Plan may be either qualified or non-qualified options. Up to 25,000,000 options may be granted to employees, directors and consultants under the plan. Options may be granted with different vesting terms and expire no later than 10 years from the date of grant. In the third and fourth quarter of 2004, 5,243,254 options were granted under the plan. All of the options granted in 2004 have an exercise price of $0.18, but differing vesting terms. None of these options have yet been exercised. Stockholders approved the plan effective November 12, 2004.

Stock Options

Transactions involving stock options issued to employees, directors and consultants under the company’s 2004 Stock Incentive Plan are summarized below. Options issued under the plan have a maximum life of 10 years. The following table summarizes the changes in options outstanding and the related exercise prices for the shares of the Company’s common stock issued under the 2004 Stock Incenctive plan and as of December 31, 2004 :
Options Outstanding				Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighed Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$ 0.18	5,243,254	9.4	$ 0.18	613,650	$0.18
	5,243,254			613,650

	Number of Shares	Weighted Average Price Per Share
Outstanding at January 1, 2003	-	$-
Granted	-	-
Exercised	-	-
Canceled or expired	-	-
Outstanding at December 31, 2003	-	-
Granted	5,243,254	0.18
Exercised	-	-
Canceled or expired	-	-
Outstanding at December 31, 2004	5,243,254	$0.18

The weighted-average fair value of stock options vested during the year ended December 31, 2004 and the weighted-average significant assumptions used to determine those fair values, using a Black-Scholes option pricing model are as follows:

2004
Significant assumptions (weighted-average):
Risk-free interest rate at grant date	3.69%
Expected stock price volatility	114%
Expected dividend payout	0%
Expected option life-years (a)	3yrs
(a)The expected option life is based on management’s estimate.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS123R). This Statement requires public entities to measure the cost of equity awards to employees based on the grant-date value of the award. The Company has elected early adoption of this Statement, effective for 2004, in advance of the Company's  required adoption date of December 15, 2005.

GRANT LIFE SCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE J - STOCK OPTIONS AND WARRANTS (continued)

Warrants

The following table summarizes the changes in warrants outstanding and the related exercise prices for the shares of the Company’s common stock issued by the Company as of December 31, 2004:

Warrants Outstanding & Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining ContractualLife (Years)	Weighed Average Exercise Price
$ 0.01	267,000	4.5	$0.01
$ 0.1835	411,104	4.5	$0.1835
$ 0.1835	1,912,100	4.5	$0.1835
$ 0.01	89,500	4.5	$0.01
$ 0.18	250,000	5	$0.18
$ 0.1835	50,000	4.5	$0.1835
	2,979,704		$0.16

	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2003	-	$-
Granted	-	-
Exercised	-	-
Canceled or expired	-	-
Outstanding at December 31, 2003	-	-
Granted	5,382,704	0.09
Exercised	(2,403,000)	0.01
Canceled or expired	-	-
Outstanding at December 31, 2004	2,979,704	$0.16

All warrants were exercisable at the date of grant. All of the warrants, except 250,00 warrants, were issued in connection with financing. The Company granted a warrant to purchase 250,000 shares at $0.18 per share to a non-employee for consulting services in June 2004 The warrant was valued at the fair market value of services performed. The Company recognized $11,000 as R&D expense relating to this warrant for the year ended December 31, 2004. The Black-Scholes option pricing model was used to value the 89,500 warrants with an exercise price of $0.01 which were issued in connection with a restructure of a note payable immediately prior to the merger. The $3,382 value of these warrants was recorded as additional paid-in capital. The following assumptions were used.

2004
Significant assumptions (weighted-average):
Risk-free interest rate at grant date	3.93%
Expected stock price volatility	0%
Expected dividend payout	0%
Expected option life-years (a)	5yrs
(a)The expected option life is based on management’s estimate.

GRANT LIFE SCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2004 and 2003

NOTE K - COMMITMENTS

On July 20, 2004, the Company entered into an exclusive license agreement to use certain technologies in its cervical cancer tests. The term of the license agreement is 17 years, and requires the Company to make annual royalty payments ranging from 1% to 3% of net sales, with annual minimum royalty payments of $48,000 to be paid monthly in $4,000 installments. The license agreement can be terminated with 90 days notice.

Minimum payments due under this license agreement are as follows:

Year	Amount
2005	$48,000
2006	48,000
2007	48,000
2008	48,000
2009 and after	600,000
$792,000

The Company leases office space in North Carolina under a 1-year lease which expires September 30, 2005. The Company leases office space in Utah under a 1-year lease which expires August 31, 2005. Lab space is leased in Utah under a 1-year lease which expires March 31, 2005.

NOTE L - GOING CONCERN

The accompanying statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the consolidated financial statements during the years ended December 31, 2004 and 2003, the Company incurred losses from operations of $1,910,350 and $253,881, respectively, and has a deficit accumulated during the development stage of $3,381,340 as of December 31, 2004. In addition, the Company has had negative cash flow from operating activities since inception. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable period of time.

The Company’s existence is dependent upon management’s ability to develop profitable operations and resolve its liquidity problems. Management anticipates the Company will attain profitable status and improve its liquidity through the continued development and sale of its products and additional equity investment in the Company. The accompanying financial statements do not include any adjustments that might result should the Company be unable to continue as a going concern.

In order to improve the Company’s liquidity, the Company is actively pursing additional debt and equity financing through discussions with investment bankers and private investors. There can be no assurance the Company will be successful in its effort to secure additional equity financing.

NOTE M- SUBSEQUENT EVENTS

In March 2005, convertible notes totaling $122,500 plus accrued interest of $7,350 converted into 1,395,322 shares of stock, per the terms of the notes. $1,230 of interest was forgiven.

On March 7, 2005, the Company signed a 10-year licensing agreement for rapid test technologies. Under the terms of the agreement, the Company will make an initial payment of $15,000, execute a note for $35,000 payable over two years, and pay royalties on net sales of licensed products. The license can be terminated with 90 days notice by the Company.

On March 15, 2005, the Company obtained bridge financing of $200,000. The Company signed a $200,000 note, secured by the Company's assets, with an interest rate of 8% due June 15, 2005 or when the Company receives proceeds of $2,000,000 from the sale of stock or debt securities, whichever is sooner. Interest is payable in cash at the end of each month. The Company issued 250,000 5-year warrants, with an exercise price of $0.40, to the lender. The exercise price of the warrants is adjustable downward if equity is issued in the future for a price less than the exercise price of these warrants.

GRANT LIFE SCIENCES, INC.
(A development stage company)
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited) June 30, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$267,793	$365,958
Miscellaneous receivables	-	3,000
Prepaid expenses	172,086	5,213
Due from employees	-	334
Deposits	3,263	3,263
Total current assets	443,142	377,768

Property and equipment, net of accumulated depreciation of $9,093 and $5,857 at June 30, 2005 and December 31, 2004, respectively
	17,747	15,240
Deferred financing fees, net of accumulated amortization of $1,042 and $0, at June 30, 2005 and December 31, 2004, respectively	73,958	-

Total assets	$534,847	$393,008

LIABILITIES AND (DEFICIENCY IN) STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$282,942	$95,841
Accrued liabilities	113,222	37,000
Accrued interest payable	95,833	7,005
Accrued payroll liabilities	68,222	13,159
Notes payable, current portion (Note C)	21,384	122,500
Total current liabilities	581,603	275,505

Long-term liabilities:
Note payable - long term (Note C)	373,338	350,000

Commitments and contingencies (Note F)	-	-

(Deficiency in) stockholders' equity:
Preferred stock, par value: $.001, authorized 20,000,000 shares; no shares issued and outstanding at June 30, 2005 and December 31, 2004	-	-
Common stock, par value; $.001, authorized 150,000,000 shares; 58,189,113 and 56,243,791 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively (Note D)	58,189	56,244
Additional paid in capital	5,677,568	4,190,485
Deferred compensation	(730,475)	(1,097,886)
Deficit accumulated during development stage	(5,425,377)	(3,381,340)
Total (deficiency in) stockholders' equity:	(420,094)	(232,496)
Total liabilities and (deficiency in) stockholders' equity:	$534,847	$393,008

See accompanying notes to the unaudited condensed consolidated financial statements

GRANT LIFE SCIENCES, INC.
(A development stage company)
CONDENSED CONSOLIDATED STATEMENT OF LOSSES
(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,		For the period July 9, 1998 (date of inception) through
	2005	2004	2005	2004	June 30, 2005

Operating Expenses:
General and administrative	$761,723	$180,205	$1,434,924	$270,241	$3,898,163
Depreciation	1,713	927	3,236	1,854	15,977
Acquisition cost	-	-	-	-	65,812
Research and development	196,883	90,500	390,129	153,387	1,232,059
Total Operating Expenses	960,319	271,632	1,828,289	425,482	5,212,012

Loss from Operations	(960,319)	(271,632)	(1,828,289)	(425,482)	(5,212,013)

Other income (expenses):
Gain on extinguishment of debt	-	-	-	-	510,104
Interest expense	(193,144)	(21,606)	(215,747)	(38,765)	(723,468)

Loss before income taxes	(1,153,463)	(293,238)	(2,044,037)	(464,247)	(5,425,377)
Income tax benefit	-	-	-	-	-
Net loss	$(1,153,463)	$(293,238)	$(2,044,037)	$(464,247)	$(5,425,377)

Net loss per common share -
basic and diluted	$(0.02)	$(0.01)	$(0.04)	$(0.01)	n/a
Weighted average shares -
basic and diluted	58,000,651	34,808,879	57,134,783	34,703,320	n/a

See accompanying notes to the unaudited condensed consolidated financial statements

GRANT LIFE SCIENCES, INC.
(A development stage company)
CONDENSED CONSOLIDATED STATEMENT OF DEFICIENCY IN STOCKHOLDERS’ EQUITY
FOR THE PERIOD JULY 9, 1998 (Date of Inception) THROUGH
JUNE 30, 2005
(unaudited)

	Common Shares	Common Shares Amount	Subscription Receivable	Deferred Compensation	Additional Paid In Capital	Deficit Accumulated During Development Stage	Total (Deficiency) In Stockholders Equity
Balance, July 9, 1998 (date of inception)	9,272,200	$9,272	$-	$-	$(9,272)	$-	$-
Issued stock for subscription receivable at $0.005 per share	18,795,000	18,795	(100,000)	-	81,205	-	-
Balance, December 31, 1998	28,067,200	28,067	(100,000)	-	71,933	-	-
Issued stock for cash at $0.004 per share	1,253,000	1,253	-	-	3,747	-	5,000
Net loss	-	-	-	-	-	(5,053)	(5,053)
Balance, December 31, 1999	29,320,200	29,320	(100,000)	-	75,680	(5,053)	(53)
Payment of subscriptions receivable	-	-	100,000	-	-	-	100,000
Net loss	-	-	-	-	-	(43,641)	(43,641)
Balance, December 31, 2000	29,320,200	29,320	-	-	75,680	(48,694)	56,306
Issued stock for cash at $0.004 per share	250,600	251	-	-	749	-	1,000
Net loss	-	-	-	-	-	(522,213)	(522,213)
Balance, December 31, 2001	29,570,800	29,571	-	-	76,429	(570,907)	(464,907)
Beneficial conversion feature on issuance of debt	-	-	-	-	98,507	-	98,507
Gain on extinguishment of debt	-	-	-	-	(98,507)	-	(98,507)
Issued stock for cash at $0.13 per share	689,150	689		-	91,811	-	92,500
Issued stock for services at $0.06 per share	1,591,310	1,591	-	-	101,659	-	103,250
Issued stock in satisfaction of debt at $0.14 per share	1,790,000	1,790	-	-	248,210	-	250,000
Net loss	-	-	-	-	-	(646,201)	(646,201)
Balance, December 31, 2002	33,641,260	33,641	-	-	518,109	(1,217,108)	(665,358)
Issued stock for cash at $0.13 per share, in Sep’03 & Dec’03	930,800	931	-	-	119,069	-	120,000
Net loss	-	-	-	-	-	(253,881)	(253,881)
Balance, December 31, 2003	34,572,060	34,572	-	-	637,178	(1,470,989)	(799,239)
Issued stock for cash at $0.0838 per share on 3/11/04, 3/25/04 & 4/8/04	238,660	239	-	-	19,761	-	20,000
Issued stock for services at $0.08 per share on 5/7/04 & 6/30/04	500,000	500	-	-	39,500	-	40,000
Issued stock for cash at $0.1835 per share on 8/3/04 & 8/19/04	9,560,596	9,561	-	-	1,485,376	-	1,494,937
Reverse merger with Grant Ventures, Inc. on 7/31/04	6,000,000	6,000	-	-	-	-	6,000
Warrants issued as part of restructuring of debt (89,500 valued at $0.03779) on 7/31/04	-	-	-	-	3,382	-	3,382
Recognition of beneficial conversion feature on issuance of note payable	-	-	-	-	200,000	-	200,000
Conversion of note payable and accrued interest at $0.07569 per share on 8/1/04	2,720,000	2,720	-	-	203,165	-	205,885
Issued stock in satisfaction of debt at $0.1835 per share on 8/18/04 & 8/20/04	249,475	249	-	-	45,530	-	45,779
Exercise of $0.01 warrants on 11/17/04	2,403,000	2,403	-	-	21,627	-	24,030
Issued 250,000 warrants for services on 5/7/04	-	-	-	-	11,000	-	11,000
Stock options issued to employees, directors, consultants on 7/31/04 and 11/1/04	-	-	-	(1,523,966)	1,523,966	-	-
Vesting of deferred compensation	-	-	-	426,081	-	-	426,081
Net loss	-	-	-	-	-	(1,910,350)	(1,910,350)
Balance, December 31, 2004	56,243,791	$56,244	$-	$(1,097,886)	$4,190,485	$(3,381,340)	$(232,496)
Conversion of notes payable and accrued interest at $0.092178 per share on 3/31/05	1,395,322	1,395	-	-	127,225	-	128,620
Stock options issued to new director on 2/21/05	-	-	-	(26,725)	26,725	-	-
Vesting of deferred compensation	-	-	-	292,474	-	-	292,474
Value of 250,000warrants issued as part of bridge loan on 3/15/05	-	-	-	-	97,486	-	97,486
Net loss	-	-	-	-	-	(890,573)	(890,573)
Balance, March 31, 2005	57,639,113	$57,639	$-	$(832,137)	$4,441,921	$(4,271,913)	$(604,490)
Shares issued 4/28/05 for services at $0.40	500,000	500	-	-	199,500	-	200,000
Stock options granted to employee 4/1/05	-	-	-	(327,197)	327,197	-
Stock options exercised 6/2/05	50,000	50	-	-	8,950	-	9,000
Vesting of deferred compensation	-	-	-	428,859	-	-	428,859
Value of 2,692,307 warrants issued as part of financing on 6/14/05	-	-	-	-	174,542	-	174,542
Value of beneficial conversion feature associated with convertible debt on 6/14/05	-	-	-	-	525,458	-	525,458
Net loss	-	-	-	-	-	(1,153,463)	(1,153,463)
Balance, June 30, 2005	58,189,113	$58,189	$-	$(730,475)	$5,677,568	$(5,425,377)	$(420,094)

See accompanying notes to unaudited condensed consolidated financial statements

GRANT LIFE SCIENCES, INC.
(A development stage company)
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	For the six months ended June 30,		For the period July 9, 1998 (date of inception) through
	2005	2004	June 30, 2005
Cash flows from operating activities:
Net (loss)	$(2,044,036)	$(464,247)	$(5,425,377)
Adjustments to reconcile net (loss) to cash
(used in) operations:
Depreciation	3,236	1,853	15,977
Loss on abandonment of assets	-	-	3,790
Deferred compensation (Note E)	721,333	-	1,147,413
Common stock issued in exchange for services rendered	100,000	12,570	244,250
Warrants issued in exchange for services rendered	-	-	11,000
Amortization of deferred financing expenses (Note C)	1,041	-	1,041
Amortization of debt discounted due to warrant issue (Note C)	99,910	-	99,910
Beneficial conversion feature discount (Note C)	7,298	-	305,805
Gain on extinguishment of debt	-	-	(510,104)

Write off of payable due to stockholders	(1,230)	-	(2,108)
Acquisition cost (Note B)	-	-	65,812
Decrease (increase) in:
Related party receivables	-	11,939	-
Employee receivables	334	32,224	-
Prepaid expenses	(66,873)	-	(172,086)
Miscellaneous current assets	3,000	(4,000)	(3,263)
(Decrease) increase in:
Accounts payable	187,101	49,955	282,942
Accounts payable - assumed liabilities	-	-	(17,506)
Accounts payable - stockholders	-	-	(38,900)
Notes payable (Note C)	35,000	-	35,000
Accrued expenses	76,222	-	113,222
Accrued payroll liabilities	55,063	(10,816)	68,222
Accrued interest payable	96,178	37,669	383,766
Net cash (used in) operating activities	(726,423)	(332,854)	(3,391,194)

Cash flows from investing activities:
Payments for property and equipment	(5,743)	(2,852)	(37,515)
Net cash used in investing activities	(5,743)	(2,852)	(37,515)

Cash flows from financing activities:
Proceeds from sale of common stock, net of costs and fees	9,000	20,000	1,765,467
Net Proceeds from note payable (Note C)	625,000	322,500	1,805,253
Proceeds from related party notes payable	-	-	60,000
Payments for related party notes payable	-	(5,000)	(34,221)
Proceeds from stock subscriptions receivable	-	-	100,000
Net cash provided by financing activities	634,000	337,500	3,696,499

Net increase (decrease) in cash and cash equivalents	(98,166)	1,794	267,793
Cash and cash equivalents at beginning of the period	365,958	11,299	-
Cash and cash equivalents at end of the period	$267,792	$13,093	$267,793
Cash paid for interest	$55,967	1,096	$68,563
Cash paid for taxes	$-	$-	$-

See accompanying notes to unaudited condensed consolidated financial statements

GRANT LIFE SCIENCES, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2005
(Unaudited)

NOTE A - SUMMARY OF ACCOUNTING POLICIES

Interim Financial Information

The interim financial information as of June 30, 2005 and for the six months ended June 30, 2005 is unaudited. The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying condensed consolidated financial statements and notes should be read in conjunction with the consolidated financial statements and notes included in the Company's Form 10-KSB for the year ended December 31, 2004.

In the opinion of management, all adjustments that are necessary for a fair presentation of the financial information for the interim periods reported have been made. The results of operations for the six month period ended June 30, 2005 is not necessarily indicative of the results that can be expected for the entire year ending December 31, 2005.

Business and Basis or Presentation

Grant Life Sciences, Inc. (formerly Impact Diagnostics, Inc.) (the “Company”) was organized under the laws of the State of Utah on July 9, 1998. The Company’s purpose is to research, develop, market and sell diagnostic kits for detecting disease with emphasis on the detection of low-grade cervical disease.

On July 30, 2004, the Company became a wholly owned subsidiary of Grant Ventures, Inc., a Nevada Corporation, by merging with Impact Acquisition Corporation, a Utah corporation and wholly owned subsidiary of Grant Ventures, Inc. Grant Ventures, Inc. was an inactive publicly registered shell corporation with no significant assets or operations. For accounting purposes the merger was treated as a recapitalization of the Company. Grant Ventures, Inc. changed its name to Grant Life Sciences, Inc. in November 2004.

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Impact Diagnostics. All intercompany transactions and balances have been eliminated in consolidation.

Development Stage Company

Effective July 9, 1998 (date of inception), the Company is considered a development stage Company as defined in SFAS No. 7. The Company’s development stage activities consist of the development of medical diagnostic kits. Sources of financing for these development stage activities have been primarily debt and equity financing. The Company has not yet established a source of revenue. The accompanying financial statements have been prepared assuming the Company will continue as a going concern. Continuing as a going concern is dependent upon successfully obtaining additional working capital through debt and equity financing.

Net Loss per Common Share

The computation of net loss per common share is based on the weighted average number of shares outstanding during each period. The computation of diluted earnings per common share is based on the weighted average number of shares outstanding during the period plus the common stock equivalents which would arise from the exercise of stock options and warrants outstanding using the treasury stock method and the average market price per share during the period. The following table sets forth potential shares of common stock that are not included in the diluted net loss per share because to do so would be antidilutive:

	As of June 30,
	2005	2004
Options to purchase common stock - vested	1,605,316	-
Options to purchase common stock - unvested	4,337,938	-
Warrants	5,922,011	-
Shares from potential note conversions	9,877,125	1,345,126
Total	21,742,390	1,345,126

Stock-Based Compensation

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS123R). This Statement requires public entities to measure the cost of equity awards to employees based on the grant-date value of the award. The Company elected early adoption of this Statement, effective for 2004, in advance of the Company's required adoption date of December 15, 2005.

The Company began granting options to its employees, directors, and consultants in the 3rd quarter of 2004 under the Company's Stock Incentive Plan. Fair value at the date of grant was estimated using the Black-Scholes pricing model. The fair value for each option is expensed over the term of the vesting period. In 2004, a total of 5,243,254 options were granted which vest over time periods ranging from 0 to 3 years. During the quarter ended March 31, 2005, 100,000 options were granted. During the quarter ending June 30, 2005 an additional 750,000 options were granted, 100,000 options were forfeited and 50,000 options were exercised, bringing the total options outstanding under the Stock Incentive Plan to 5,943,254 as of June 30, 2005.

Reclassifications

Certain reclassifications have been made in prior period’s financial statements to conform to classifications used in the current period.

New Accounting Pronouncements

In March 2005, the FASB issued FASB Interpretation (FIN) No. 47, “Accounting for Conditional Asset Retirement Obligations, an interpretation of FASB Statement No. 143,” which requires an entity to recognize a liability for the fair value of a conditional asset retirement obligation when incurred if the liability’s fair value can be reasonably estimated. The Company is required to adopt the provisions of FIN 47 no later than the first quarter of fiscal 2006. The Company does not expect the adoption of this Interpretation to have a material impact on its consolidated financial position, results of operations or cash flows.

In May 2005 the FASB issued Statement of Financial Accounting Standards (SFAS) No. 154, “Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS 154 also requires that retrospective application of a change in accounting principle be limited to the direct effects of the change. Indirect effects of a change in accounting principle, such as a change in non-discretionary profit-sharing payments resulting from an accounting change, should be recognized in the period of the accounting change. SFAS 154 also requires that a change in depreciation, amortization, or depletion method for long-lived, non-financial assets be accounted for as a change in accounting estimate effected by a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections of errors made in fiscal years beginning after the date this Statement is issued. The Company does not expect the adoption of this SFAS to have a material impact on its consolidated financial position, results of operations or cash flows.

NOTE B - BUSINESS COMBINATION AND CORPORATE RESTRUCTURE

On July 30, 2004, the Company completed a merger transaction with Impact Diagnostics, Inc., a privately held Utah company, pursuant to an agreement dated July 6, 2004. As a result of the merger, there was a change in control of the public entity. Impact Diagnostics is a wholly owned subsidiary of the Company.

For accounting purposes, the Company accounted for the transaction as a reverse acquisition and is presented as a recapitalization of Impact Diagnostics, Inc.

On July 30, 2004, the Company entered into a merger transaction with Impact Diagnostics, Inc. ("Impact”). In accordance with SFAS No. 141, Impact was the acquiring entity. While the transaction is accounted for using the purchase method of accounting, in substance the Agreement is a recapitalization of the Impact’s capital structure.

For accounting purposes, the Company accounted for the transaction as a reverse acquisition and Impact is the surviving entity. The total purchase price and carrying value of net assets acquired was $65,812. The Company did not recognize goodwill or any intangible assets in connection with the transaction. From 1999 until the date of the Agreement, Grant was an inactive corporation with no significant assets and liabilities.

Effective with the Agreement, all 35,060,720 previously outstanding shares owned by the Impact’s members were exchanged on a share for share basis with shares of the Company’s common stock.

On September 20, 2004, the Company’s Board of Directors approved a change in the Company’s name to Grant Life Sciences, Inc. The accompanying financial statements have been changed to reflect the change as if it had happened at the beginning of the periods presented. Stockholders approved this change effective November 12, 2004.

The total consideration was $65,812 and the significant components of the transaction are as follows:

Common stock retained	$6,000
Assets acquired	( -)
Liabilities assumed - accounts payable -	20,034
Liabilities assumed - accounts payable - stockholder	39,778
Cash paid	-
Total consideration paid/organization cost	$65,812

In accordance with SOP 98-5, the Company expensed $65,812 as organization costs in 2004.

NOTE C - NOTES PAYABLE

Notes payable at June 30, 2005 and December 31, 2004 are as follows:

	June 30, 2005	December 31, 2004
6% convertible note payable, unsecured, due on 1/2/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of $0.092178	$-	$10,000

6% convertible note payable, unscured, due on 1/5/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	10,000

6% convertible note payable, unsecured, due on 1/5/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	10,000

6% convertible note payable, unsecured, due on 1/5/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	5,000

6% convertible note payable, unsecured, due on 1/5/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	8,000

6% convertible note payable, unsecured, due on 1/5/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	5,000

6% convertible note payable, unsecured, due on 1/9/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	14,000

6% convertible note payable, unsecured, due on 1/13/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	10,000

6% convertible note payable, unsecured, due on 1/13/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	5,000

6% convertible note payable, unsecured, due on 1/21/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	5,000

6% convertible note payable, unsecured, due on 1/21/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	10,500

6% convertible note payable, unsecured, due on 2/4/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	10,000

6% convertible note payable, unsecured, due on 2/5/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	10,000

6% convertible note payable, unsecured, due on 2/25/2005, principal and interest is convertible at any time before maturity into common shares of the company at the price per share of 0.092178	-	10,000

10% note payable, unsecured, originally due on 11/30/2002. The note payable was in default as of December 31, 2002. The venture capital firm that issued the loan has since been placed in receivership. As of December 31, 2003 the note balance was $587,753 with accrued interest payable of $141,501. In August 2004, this note for $587,753 and accrued interest of $175,787 was restructured into a 3-year convertible note of $350,000 plus 89,500 5-year warrants to purchase additional shares at $0.01 per share. The note is convertible into shares of common stock at a conversion price of $0.83798 per share. Interest is payable quarterly at 6% per year. The 89,500 warrants have an option value of $0.0378 per share. The conversion resulted in a $411,597 gain on extinguishment of debt in 2004.
	350,000	350,000

10% Senior, secured note payable, due on 6/14/2008. Secured by the assets of the company. Interest has been prepaid for the first 8 months. In connection with the loan of $700,000, the Company issued warrants granting the holders the right to acquire 2,692,307 shares of the Company’s common stock at $0.45 per share. The note is convertible into shares of common stock at a conversion price the lower of $0.40 or 50% of the three lowest intraday prices during the preceding 20 trading days, subject to restrictions limiting the note holder’s % ownership in the company. In accordance with Emerging Issues Task Force Issue 00-27, Application of Issue No. 98-5 to Certain Convertible Instruments (“EITF - 0027”), the Company recognized the value attributable to the warrants and the beneficial conversion feature in the amount to additional paid-in capital and a discount against the loan. The Company valued the warrants in accordance with EITF 00-27 using the Black-Scholes pricing model and the following assumptions: contractual terms of 5 years, an average risk free interest rate of 4.0%, a dividend yield of 0%, and volatility of 123%. The value of the warrants and the value of the beneficial conversion feature was greater than the amount of the gross proceeds. The debt discount attributed to the value of the warrants and the beneficial conversion feature is $700,000 and is amortized over the loan’s maturity period (three years) as interest expense.
	700,000	-

Debt Discount - value attributable to warrants issued with the note and the beneficial conversion feature, net of accumulated amortization of $9,722 and $0 at June 30, 2005 and December 31, 2004, respectively.	(690,278)	-
Net 10% senior secured note payable	9,722	-

6% note payable, unsecured, interest and principal to be paid in eight equal quarterly payments beginning 6/07/05. Final payment is due 3/7/2007.	35,000	-
Total notes payable	394,722	472,500

Less: current portion	(21,384)	(122,500)
Balance notes payable (long term portion)	$373,338	$350,000

In March 2005, convertible notes totaling $122,500 plus accrued interest of $7,350 converted into 1,395,322 shares of stock, per the terms of the notes. $1,230 of interest was forgiven.

On March 15, 2005, the Company obtained bridge financing of $200,000 from a shareholder who owns 5.2% of the Company’s outstanding shares. The Company signed a $200,000 note, secured by the Company's assets, with an interest rate of 8% due June 15, 2005 or when the Company receives proceeds of $2,000,000 from the sale of stock or debt securities, whichever is sooner. Interest is payable in cash at the end of each month. The Company issued 250,000 5-year warrants, with an exercise price of $0.40, to the lender. The exercise price of the warrants is adjustable downward if equity is issued in the future for a price less than the exercise price of these warrants. The note was paid off on the due date of June 15, 2005 with the proceeds from the sale of convertible debt on June 14, 2005.

On June 14, 2005, the Company entered into a Securities Purchase Agreement whereby the Company obtained a commitment from accredited investors to purchase $2 million of convertible debt. The Company sold an initial $700,000 of convertible notes and issued 2,692,307 5-year warrants with an exercise price of $0.45 to the lender. The note has a three year term and bears interest at 10%. Eight months of interest was prepaid at funding and $30,000 was placed into an escrow fund to purchase key man life insurance. Legal and funding fees incurred in connection with the sale of the convertible debentures amounted to $75,000. These expenses are being amortized to expense over the term of the note.

The note is convertible into shares of common stock, at the investor’s option, at a conversion price equal to the lower of $0.40 or 50% of the average of the three lowest intraday trading prices during the preceding 20 trading day period. At June 14, 2005 the conversion price would have been $0.11. Had the purchaser converted the note on June 14, 2005, the buyers would have received 6,363,636 shares of common stock. In accordance with Emerging Issues Task Force (EITF) 00-27, “Application of EITF No. 98-5 to Certain Convertible Instruments”, the Company recorded a beneficial conversion feature in the amount of $525,458 which will be amortized over the period of the loan maturity. The intrinsic value of the beneficial conversion feature is allocated to additional paid-in capital with the resulting discount on the debt resulting in a non-cash interest expense charge to earnings (loss) over the term of the note. The investors have agreed to restrict their ability to convert the notes and exercise warrants such that the number of shares held by them does not exceed 4.99% of the Company’s issued and outstanding shares.

In connection with the Agreement, the Company also issued 5-year warrants to the buyers to purchase 2,692,307 shares of common stock at $0.45 per share. The price of the warrants is adjusted if the Company issues common stock at a price below market. The fair value of the warrants granted is estimated to be $465,039 using the Black-Scholes option model. The amount of proceeds allocated to the warrants is adjusted downward to $174,542, since the value of the warrants plus the value of the beneficial conversion feature can not equal more than the note proceeds. The debt discount will be amortized as additional interest expense during the three year term of the note.

Amortization of $9,722 has been charged to interest expense during the quarter ending June 30, 2005.

NOTE D - COMMON STOCK

The Company is authorized to issue 150,000,000 shares of common stock with $0.001 par value per share. As of June 30, 2005 and December 31, 2004, the Company has 58,189,113 and 56,243,791 shares of common stock issued and outstanding, respectively. The Company is authorized to issue 20,000,000 shares of preferred stock with $0.001 par value per share. No shares of preferred stock have been issued to date.

In July 2004, an per the Agreement and Plan of Merger with Impact Diagnostics, Inc. all previously outstanding 35,060,720 shares of common stock owned by the Impact’s stockholders were exchanged for the same number of shares of the Company’s common stock. The value of the stock that was issued was the historical cost of the Company’s net tangible assets, which did not differ materially from their fair value.

In connection with the Merger, on July 5, 2004, the board of directors of Impact Diagnostics, Inc. approved a stock split of 3.58 shares to 1. As a result of the split, the outstanding common stock of Impact Diagnostics, Inc. increased from 9,793,497 to 35,060,720 shares. Pursuant to the Merger Agreement, each share of Impact Diagnostics common stock was exchanged for one share of Grant Life Sciences common stock. All numbers, in the financial statements and notes to the financial statements have been adjusted to reflect the stock split for all periods presented.

On September 20, 2004, the Company’s Board of Directors approved a change in the Company’s name to Grant Life Sciences, Inc. The accompanying financial statements have been changed to reflect the change as if it had happened at the beginning of the periods presented. Stockholders approved this change effective November 12, 2004.

In March and April of 2004, the Company issued 238,660 shares of common stock for cash at $0.0838 per share for $20,000.

In June 2004, the Company issued 500,000 shares of common stock in exchange for services valued at $40,000 to consultants. The stock issued was valued at $.08 per share, which represents the fair value of the stock issued, which did not differ materially from the value of the services rendered.

On August 19, 2004, the Company completed a private placement of 9,560,596 shares to accredited investors at a price of $0.1835 per share. As an additional enticement to purchase the shares, one 5-year warrant to purchase stock at $0.1835 was issued for each 5 shares of stock purchased. The private placement resulted in net proceeds to the company of approximately $1,494,937. The Company also issued warrants to purchase 2,670,000 shares at an exercise price of $0.01 per warrant and warrants to purchase 411,104 shares at an exercise price of $0.185 per warrant to its placement agent in connection with the Merger and private placement. The Company has accrued liquidated damages due to these investors totaling $90,058 through, because the Registration Statement, on SEC form SB2, was not declared effective by the SEC within the time frame specified in the Registration Rights Agreement associated with this private placement. The Registration Statement was declared effective in July 2005.

A bridge loan of $50,000, made to the Company on July 6, 2004, was converted to equity on July 31, 2004 as part of the private placement. In addition to the warrants received as part of the offering, 50,000 warrants with an exercise price of $0.1835 were issued to the lender.

In July, 2004, the Company issued 2,720,000 shares of common stock for a convertible note payable and accrued interest of $205,885.

In August 2004, the Company issued 249,475 shares of common stock at $0.1835 per share in satisfaction of two related party notes payable of $45,779. Accrued interest was forgiven by the lenders.

In November 2004, the Company issued 2,403,000 shares of common stock for exercise of warrants at $0.01 strike price, for total cash proceeds of $24,030. These warrants were originally issued in connection with the Merger and private placement of common stock.

In March 2005, convertible notes, maturing in January and February 2005, were converted into 1,395,322 shares of stock. The conversion price per share was $0.092178, as stated in the notes, which originated in January and February of 2004.

In April 2005, the Company issued 500,000 shares of common stock to its financial advisory group in exchange for services rendered over the 2005 calendar year. The stock issued was valued at $0.40 per share, which represents the fair value of the stock issued, which did not differ materially from the value of the services rendered.

In June 2005, the Company issued 50,000 shares of common stock for exercise of stock options for cash $9,000.

NOTE E - STOCK OPTIONS AND WARRANTS

The Company has a Stock Incentive Plan. Stockholders approved the plan effective November 12, 2004. The options granted under the Plan may be either qualified or non-qualified options. Up to 8,645,867 options may be granted to employees, directors and consultants under the plan. Options may be granted with different vesting terms and expire no later than 10 years from the date of grant. As of December 31, 2004, 5,243,254 options had been granted under the plan. An additional 750,000 of options were granted in the first half of 2005, 100,000 options were forfeited, and 50,000 options were exercised. At June 30, 2005 there were 5,943,254 options outstanding under the plan.

Stock Options

Transactions involving stock options issued to employees, directors and consultants under the company’s 2004 Stock Incentive Plan are summarized below. The following table summarizes the options outstanding and the related exercise prices for the shares of the Company’s common stock issued under the 2004 Stock Incenctive Plan and as of June 30, 2005 :

	Options Outstanding			Options Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighed Average Exercise Price	Number Exercisable	Weighted Average Exercise Price
$0.18	5,843,254	9.1	$0.18	1,605,316	$0.18
0.40	100,000	9.9	0.40	-	0.40
	5,943,254			1,605,316

	Number of Shares	Weighted Average Price Per Share
Outstanding at January 1, 2003	-	$-
Granted	-	-
Exercised	-	-
Canceled or expired	-	-
Outstanding at December 31, 2003	-	-
Granted	5,243,254	0.18
Exercised	-	-
Canceled or expired	-	-
Outstanding at December 31, 2004	5,243,254	$0.18
Granted	850,000	0.21
Exercised	(50,000)	0.18
Canceled or expired	(100,000)	0.18
Outstanding at June 30, 2005	5,943,254	$0.18

Fair value was estimated at the date of grant using the Black-Scholes pricing model with the following assumptions:

	Six months ended June30, 2005		2004
Significant assumptions (weighted-average):
Risk-free interest rate at grant date	3.6%		3.7%
Expected stock price volatility	107%		114%
Expected dividend payout	0%		0%
Expected option life-years based on management’s estimate	3	yrs	3	yrs

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS123R). This Statement requires public entities to measure the cost of equity awards to employees based on the grant-date value of the award. The Company has elected early adoption of this Statement, effective for 2004, in advance of the Company's required adoption date of December 15, 2005. During the year ended December 31, 2004, the Company recognized $426,081 as expense relating to vested stock options. In the first half of 2005, the Company recognized $721,333 as expenses; $277,207 of this expense is included in the Consolidated Statement of Losses as R&D expense and the remainder is included in General and Administrative expense.

Warrants

The following tables summarize changes in warrants outstanding and the related exercise prices for the shares of the Company’s common stock issued by the Company as of June 30, 2005:

	Warrants Outstanding & Exercisable
Exercise Prices	Number Outstanding	Weighted Average Remaining Contractual Life (Years)	Weighed Average Exercise Price
$0.01	267,000	4.1	$0.01
$0.01	89,500	4.1	$0.01
$0.1835	411,104	4.1	$0.1835
$0.1835	1,912,100	4.1	$0.1835
$0.1835	50,000	4.1	$0.1835
$0.18	250,000	4.6	$0.18
$0.40	250,000	4.9	$0.40
$0.45	2,692,307	5.0	$0.45
	5,922,011		$0.30

	Number of Shares	Weighted Average Exercise Price
Outstanding at January 1, 2003	-	$-
Granted	-	-
Exercised	-	-
Canceled or expired	-	-
Outstanding at December 31, 2003	-	-
Granted	5,382,704	0.09
Exercised	(2,403,000)	0.01
Canceled or expired	-	-
Outstanding at December 31, 2004	2,979,704	0.16
Granted	2,942,307	0.45
Exercised	-	-
Canceled or expired	-	-
Outstanding at June 30, 2005	5,922,011	$0.30

All warrants outstanding were exercisable at the date of grant. All of the warrants, except 250,000 warrants issued in 2004 for R&D services, were issued in connection with financing.

NOTE F - COMMITMENTS

On March 7, 2005, the Company signed a 10-year licensing agreement for rapid test technologies. Under the terms of the agreement, the Company will make an initial payment of $15,000, execute a note for $35,000 payable over two years, and pay 3% royalties on net sales of licensed products. The license can be terminated with 90 days notice by the Company. On March 7, 2005, the Company also entered into a 27-month consulting Agreement with Ravi Pottahil and Indira Pottahil in support of the License, pursuant to which these Consultants will receive 310,000 shares of common stock of the Company, to be issued as follows: one-third on September 7, 2005, one-third on March 7, 2006 and one-third on September 7, 2006.

On March 1, 2005, the Company signed a 1-yr financial advisory agreement which obligates the company to payments of $5,000/month for each month effective January 2005 thru December 2005.

In June 2005, in connection with new financing, the Company promised to issue 200,000 shares of common stock to its legal counsel in exchange for services. As of June 30, 2005 the shares had not yet been issued. An amount of $44,000, based on a stock price of $.22 has been accrued on the June 30, 2005 balance sheet.

NOTE G - SIGNIFICANT NON-CASH TRANSACTIONS

In the quarter ending March 31, 2005 convertible notes totaling $122,500 plus accrued interest of $7,350 converted into 1,395,322 shares of stock, per the terms of the notes. $1,230 of interest was forgiven.

The Company issued 250,000 warrants during the quarter ending March 31, 2005 in connection with a $200,000 bridge loan. The Company valued the warrants at $97,486 and recognized this amount as additional paid-in capital and as a discount against the bridge loan. The discount amortized as interest expense for the six months ended June 30, 2005 was $97,486.

The Company issued 500,000 shares of stock to its financial advisor in April 2005 in exchange for services.

The Company issued 2,692,307 warrants on June 14, 2005 in connection with financing. The Company recognized the proceeds allocated to warrants and beneficial conversion feature $174,541 and $525,459, respectively as additional paid-in capital and as a discount against the note. The discount amortized as interest expense in the second quarter was $9,722.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking and Cautionary Statements

This report contains certain forward-looking statements.  These statements relate to future events or our future performance and involve known and unknown risks and uncertainties.  Actual results may differ substantially from such forward-looking statements, including, but not limited to, the following:

•	our ability to meet our cash and working capital needs;

•	our ability to maintain our corporate existence as a viable entity; and

•	other risks detailed in our periodic report filings with the SEC.

In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “should”, “expects”, “intends”, “plans,”“anticipates”, “believes,”“estimates,”“predicts”, “potential”, “continue”, or the negative of these terms or other comparable terminology.  These statements are only predictions.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Overview

We are considered a development stage company engaged primarily in the development of protein-based screening tests that are used to screen woman for cervical cancer and pre-cancerous conditions that typically result in cervical cancer.  We believe our tests detect the presence of certain antibodies that appear only when cervical cancer or certain pre-cancerous conditions are present in the body.  Our tests are performed by analyzing a small amount of blood taken from the patient.  In one version of our test, the blood sample is analyzed in a clinical testing laboratory using standard laboratory equipment and analytic software, which generally can produce test results in about 2 hours.  Our rapid test is designed to be administered at the point of care by a health professional in a doctor’s office, hospital, and clinic or even at home, and provides easy-to-read results in approximately 15 minutes. Our planned cervical cancer test uses proprietary technology to detect the presence of antibodies.  We believe that in the future we may be able to use that technology to develop rapid tests for other diseases and cancers.

In conjunction with the primary diagnostic cervical cancer blood test that we are developing, we have also recently acquired the exclusive worldwide rights to diagnostic devices for HIV-1, HIV-2 and dengue fever and a proprietary diagnostic reagent a key ingredient commonly used by leading manufacturers of rapid tests as a detectable label. We acquired these rights from AccuDx Corporation in March 2005 for a period of ten years. Pursuant to the license agreement AccuDx will assist us in arranging to use an FDA/GMP-compliant contract manufacturing facility in Tijuana, Mexico to manufacture our diagnostic test devices.

On July 30, 2004, we acquired Impact Diagnostics through the merger of our wholly owned subsidiary, Impact Acquisition Corporation, into Impact Diagnostics. At the time of the merger, we were an inactive publicly traded shell corporation with no significant assets or operations. In accordance with SFAS No. 141, Impact Diagnostics was the acquiring entity. While the transaction is accounted for using the purchase method of accounting, in substance the merger is a recapitalization of Impact Diagnostic’s capital structure. As a result of the Merger, each issued and outstanding share of common stock of Impact Diagnostics was converted into one share of our common stock, and Impact Diagnostics became a wholly owned subsidiary of our company. We now own, indirectly though Impact Diagnostics, all of the assets of Impact Diagnostics.

For accounting purposes, Impact Diagnostics has accounted for the transaction as a reverse acquisition and shall be the surviving entity. Impact Diagnostics did not recognize goodwill or any intangible assets in connection with the transaction and there have been no adjustments to the historical carrying values of the assets and liabilities.

The accompanying financial statements present the historical financial condition, results of operations and cash flows of the Impact Diagnostics prior to the merger with us.

We are considered a development stage company. In 2003 and 2004, we had no revenues and incurred net losses of $253,881 and $1,910,350, respectively.  For the six months ended June 30, 2005 and 2004, we had no revenues and incurred net losses of $2,044,037 and $464,247, respectively. Since inception in July 1998, we have incurred cumulative losses of $5,425,377.

In connection with the Merger, between July 30, 2004 and August 19, 2004, we sold 1,912,125 units in a private placement, at a purchase price of $0.9175 per unit ($0.1835 per share), resulting in gross proceeds to our Company of $1,754,375.  Net proceeds after legal, accounting, printing, and filing fees was approximately $1,494,937. Each unit was comprised of five shares of our common stock and a warrant to purchase one share of our common stock at an exercise price of $0.18 per share.

On June 14, 2005 we sold $700,000 of convertible debt in a private placement as part of an agreement to sell $2,000,000 of convertible debt which will be funded as certain milestones are met as described in Part II, item 2.

Application of Critical Accounting Policies

Our consolidated financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our consolidated financial statements is critical to an understanding of our financials. While there area a number of significant accounting policies affecting our consolidated financial statements; we believe the following critical accounting policy involves the most complex and subjective estimates and judgments:

Stock-Based Compensation

On December 16, 2004, the Financial Accounting Standards Board published Statement of Financial Accounting Standards No. 123 (Revised 2004), Share-Based Payment (“SFAS 123R”). SFAS 123R requires that compensation cost related to share-based payment transactions be recognized in the financial statements. Share-based payment transactions within the scope of SFAS 123R include stock options, restricted stock plans, performance-based equity awards, stock appreciation rights, and employee share purchase plans. The provisions of SFAS 123R are effective as of the first interim period that begins after December 15, 2005. The Company is adopting this Statement early, beginning in the year 2004. The company incurred expense of $721,333 for the six months ending June 30, 2005 for the stock options granted under its 2004 Stock Incentive Plan. $277,207 of this expense was for options granted to R&D personnel and is included as R&D expense on the Statement of Losses. The Company anticipates continuing to incur such costs in order to conserve its limited financial resources. The determination of the volatility, expected term and other assumptions used to determine the fair value of equity based compensation issued to non-employees under SFAS 123 involves subjective judgment and the consideration of a variety of factors, including our historical stock price, option exercise activity to date and the review of assumptions used by comparable enterprises.

Plan of Operations

We expect to acquire laboratory assets to augment our clinical research and development efforts. As part of this effort, we plan to develop a laboratory facility. We are subleasing our office space in Raleigh, North Carolina until the lease runs out in September 2005. We are also subleasing a portion of our office in Utah.

In addition to 3 Officers, the Company currently has two employees and relies on a number of part-time scientific and business development consultants. During the next 12 months, we anticipate that we will add employees, including scientists and other professionals in the research and development, product development, business development, regulatory, manufacturing, marketing and clinical studies areas.

During the next 12 months, we plan to complete the development of our cervical cancer screening tests.  We intend to continue to validate the effectiveness of the processes that we currently use in the tests we are developing through trials which will be conducted for us by Allogen Laboratories, a subsidiary of the Cleveland Clinic. In the near term, we plan to meet with regulatory agencies in the United States and in other countries to determine the clinical trials and studies we will have to undertake and the data and other information we will be required to submit to them to support our future applications for authority to market and sell our planned cervical cancer tests in those countries.  We also plan to begin studies and clinical trials in the United States and other countries that will be required in connection with our regulatory applications.

We plan to invest any excess cash we have in investment grade interest bearing securities. We do not anticipate the acquisition of any material property, plant or equipment during the next 12 months, other than computer equipment and peripherals used in our day-to-day operations. We believe we have sufficient resources available to meet these acquisition needs. We do not anticipate investing in real estate or interests in real estate, real estate mortgages, or securities of or interests in persons primarily engaged in real estate activities.  We do not intend to undertake investments in real estate as a part of our normal operations. We do not anticipate the disposition of any material property, plant or equipment during the next 12 months.

Liquidity and Capital Resources

As of June 30, 2005, we had total current assets of $443,142 and total current liabilities of $581,603. These current liabilities include $90,058 of accrued liquidated damages owed to investors who purchased shares in July and August of 2004, under the terms of the Registration Rights Agreement associated with this financing. The registration agreement covering the shares was filed on time, but was not effective by the due date. This form SB-2 Registration Statement was declared effective by the Securities and Exchange Commission on July 18, 2005.

Our cash flow deficit from operations was $726,422 during the six months ended June 30, 2005. Additionally we used $5,743 to acquire lab equipment during the period. On June 14, 2005, the Company made an agreement to sell $2,000,000 of convertible debt and issue warrants to buy 7,692,308 shares of our common stock. We sold an initial $700,000 of convertible debt and issued 2,692,307 warrants. Net proceeds after direct financing expenses were $675,000. The bridge loan for $200,000 made to the Company in March 2005 by DCOFI, currently a 5.6% owner of the Company, was paid off by the new financing.

In connection with the Merger, between July 30, 2004 and August 19, 2004, we sold 1,912,125 units in a private placement, at a purchase price of $0.9175 per unit ($0.1835 per share), resulting in gross proceeds to our company of $1,754,375, or $1,494,937 net after deduction of offering costs.  Net proceeds after legal, accounting, printing and other fees was approximately $1,437,000. Each unit was comprised of five (5) shares (or 9,560,625 shares) of our common stock and a warrant to purchase one (1) share of our common stock at an exercise price of $0.1835 per share.

Our continuation as a going concern is dependent on our ability to generate sufficient cash flows to meet our obligations on a timely basis and to obtain additional financing as may be required.

Auditor’s Opinion Expressed Doubt About The Company’s Ability to Continue as a “Going Concern”

The independent auditors report on our December 31, 2004 financial statements included in the Company's Annual Report states that the Company's historical losses and the lack of revenues raise substantial doubts about the Company's ability to continue as a going concern, due to the Company's status as a development stage company and its lack of significant operations. If we are unable to develop our business, we have to discontinue operations or cease to exist, which would be detrimental to the value of the Company's common stock. We can make no assurances that our business operations will develop and provide us with significant cash to continue operations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as of June 30, 2005 or as of the date of this report.

 Inflation

In the opinion of management, inflation has not had a material effect on the operations of the Company.

Item 3. Controls and Procedures

Our management, with the participation of our principal executive officer and principal financial officer, has evaluated the effectiveness of our disclosure controls and procedures as of June 30, 2005. Based on such evaluation, our principal executive officer and principal financial officer have concluded, as of the end of such period, that our disclosure controls and procedures are effective in recording, processing, summarizing and reporting, on a timely basis, information required to be disclosed by us in our reports that we file or submit under the Securities Exchange Act of 1934.

During the second quarter of fiscal 2005, there were no changes to our internal control over financial reporting that have materially affected, or are reasonably likely to materially affect, our internal controls over financial reporting.

PART II —INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.               INDEMNIFICATION OF OFFICERS AND DIRECTORS

                Under the Nevada Revised Statutes and our Amended and Restated Articles of Incorporation, our directors and officers will have no individual liability to us or our stockholders or creditors for any damages resulting from the officer's or director’s act or failure to act in his or her capacity as an officer or director unless it is proven that (i) the officer's or director’s act or failure to act constituted a breach of his or her fiduciary duties as an officer or director; and (ii) the officer's or director’s breach of those duties involved intentional misconduct, fraud or a knowing violation of law.  The effect of this statute and our Amended and Restated Articles of Incorporation is to eliminate the individual liability of our officers and directors to the corporation or its stockholders or creditors, unless any act or failure to act of an officer or director meets both situations listed in (i) and (ii) above.

Our Amended and Restated Articles of Incorporation provide for the indemnification of our officers and directors to the maximum extent permitted by Nevada law.  The Nevada Revised Statutes also provide that a corporation may indemnify any officer or director who is a party or is threatened to be made a party to a litigation by reason of the fact that he or she is or was an officer or director of the corporation, or is or was serving at the request of the corporation as an officer or director of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such officer or director if (i) there was no breach by the officer or director of his or her fiduciary duties to the corporation involving intentional misconduct, fraud or knowing violation of law; or (ii) the officer or director acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

These provisions of our Amended and Restated Articles of Incorporation become effective 20 days after the Information Statement is first mailed to our stockholders.

ITEM 25.               OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                The following table sets forth the fees and expenses we expect to incur in connection with the issuance and distribution of the securities being registered. With the exception of the SEC registration fee, all amounts are estimates.

Securities and Exchange Commission Registration Fee	$982.39
Printing Fees and Expenses	$1,000
Legal Fees and Expenses	$25,000
Accounting Fees and Expenses	$10,000
Miscellaneous	$5,000

ITEM 26.               RECENT SALES OF UNREGISTERED SECURITIES

                On July 30, 2004, in connection with the Merger, we issued 30,565,246 shares of our common stock, and options and warrants to purchase 6,972,754 shares of our common stock to the holders of common stock, convertible notes and options to purchase common stock of Impact Diagnostics Upon effectiveness of the increase in our authorized common stock on November 12, 2004, we issued 7,464,950 shares of our common stock to certain stockholders of Impact Diagnostics who were entitled to receive shares of our common stock in the Merger.

On July 30, 2004, we issued 2,270,000 shares of our common stock to Bridges & Pipes LLC pursuant to the conversion of a $200,000 convertible promissory note dated April 14, 2004.

Between July 30 and August 19, 2004, we sold a total of 1,912,125 units, at a purchase price of $0.9175 per unit ($0.1835 per share), resulting in gross proceeds to us of $1,754,375.  Each unit is comprised of five (5) shares of our common stock and a warrant to purchase one (1) share of our common stock at an exercise price of $0.1835 per share.  The units were sold to individuals and institutional investors, all of whom were “accredited investors”, as defined by Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  Each of the investors represented to us that the investor was an accredited investor and represented to us the investor’s intention to acquire our securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

                In August 2004, we issued 2,670,000 warrants to Duncan Capital Group LLC as compensation for acting as our financial advisor in connection with the Merger. These warrants have an exercise price of $0.01 per share. In August 2004, we issued 411,104 warrants to Duncan Capital LLC as compensation for acting as our placement agent in connection with the sale of our units in a private financing.  The warrants have an exercise price of $0.1835 per share. In November 2004, 2,403,000 of the warrants with the $0.01 exercise price were exercised, resulting in $24,030 of proceeds to us.

In August 2004, we issued 89,918 shares of our common stock to Blaine Taylor in consideration for the conversion of $16,500 owned to him by us pursuant to a convertible promissory note.

In August 2004, we issued 159,557 shares of our common stock to Mitchell Godfrey in consideration for the conversion of $29,278 owned to him by us pursuant to a convertible promissory note.

In November 2004, we issued 250,000 shares of our common stock to David Bolick in connection with consulting services performed on our behalf prior to the merger.

In March 2005, we issued 1,395,322 shares of our common stock to convertible note holders in exchange for the cancellation of $122,500 of notes, plus accrued interest of $7,350, pursuant to the original terms of the notes.

In March 2005, we issued a an 8% Senior Secured Note due June 15, 2005 in the principal amount of $200,000 and a warrant to purchase up to an aggregate of 250,000 shares of our common stock to DCOFI Master LDC in connection with bridge financing of $200,000.

In June 2005, we entered into a Securities Purchase Agreement with four accredited investors for the sale of (i) $2,000,000 in callable secured convertible notes and (ii) warrants to buy 7,692,308 shares of our common stock. The investors are obligated to provide us with an aggregate of $2,000,000 as follows:

•	$700,000 was disbursed on June 15, 2005;

•	$600,000 was disbursed on August 18, 2005; and

•	$700,000 will be disbursed within five business days of the effectiveness of the foregoing registration statement.

Accordingly, we have received a total of $1,300,000 pursuant to the Securities Purchase Agreement. The funds from the sale of the callable secured convertible notes will be used for business development purposes, business acquisitions, working capital needs, pre-payment of interest, payment of consulting and legal fees and borrowing repayment.

The callable secured convertible notes bear interest at 10%, mature three years from the date of issuance, and the principal is convertible into our common stock, at the investors' option, at the lower of (i) $0.40 or (ii) 50% of the average of the three lowest intraday trading prices for the common stock on a principal market for the 20 trading days before but not including the conversion date. Interest on the callable secured convertible notes can be paid, at our option, in cash or common stock based on the conversion price. The full principal amount of the callable secured convertible notes is due upon default under the terms of secured convertible notes. The warrants are exercisable until five years from the date of issuance at a purchase price of $0.45 per share. In addition, the conversion price of the secured convertible notes and the exercise price of the warrants will be adjusted in the event that we issue common stock at a price below the fixed conversion price, below market price, with the exception of any securities issued in connection with the Securities Purchase Agreement. The conversion price of the callable secured convertible notes and the exercise price of the warrants may be adjusted in certain circumstances such as if we pay a stock dividend, subdivide or combine outstanding shares of common stock into a greater or lesser number of shares, or take such other actions as would otherwise result in dilution of the selling stockholder’s position. The selling stockholders have contractually agreed to restrict their ability to convert or exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them and their affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. In addition, we have granted the investors a security interest in substantially all of our assets and intellectual property and registration rights.

In consideration for legal services provided, Sichenzia Ross Friedman Ference LLP received 200,000 shares of our common stock.

* All of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of Grant Life Sciences or executive officers of Grant Life Sciences, and transfer was restricted by Grant Life Sciences in accordance with the requirements of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations that all of the above-referenced persons were accredited or sophisticated investors, and that they were capable of analyzing the merits and risks of their investment, and that they understood the speculative nature of their investment. Furthermore, all of the above-referenced persons were provided with access to our Securities and Exchange Commission filings.

ITEM 27.               EXHIBITS

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of July 6, 2004, by and among Grant Ventures, Inc., Impact Acquisition Corporation and Impact Diagnostics, Inc. (1)
3.1	Articles of Incorporation of North Ridge Corporation, filed with the Secretary of State of Nevada on January 31, 2000. (1)
3.2
Certificate of Amendment to Articles of Incorporation of North Ridge Corporation, changing its name to Grant Ventures, Inc. and changing its authorized capital to 50,000,000 shares, par value $0.001 per share, filed with the Secretary of State of Nevada on May 30, 2001. (1)

3.3	Form of Amended and Restated Articles of Incorporation of Grant Ventures, Inc. (1)
3.4	Articles of Merger for the merger of Impact Diagnostics, Inc. (Utah) and Impact Acquisitions Corporation (Utah), filed with the Secretary of State of Utah on July 30, 2004. (1)
3.5	Bylaws of Grant Life Sciences, Inc. (2)
4.1	Securities Purchase Agreement between Grant Ventures, Inc. and the purchasers party thereto. (1)
4.2	Registration Rights Agreement between Grant Ventures, Inc. and the purchasers party thereto. (1)
4.3	Form of Common Stock Purchase Warrant. (1)
5.1	Opinion of Sichenzia Ross Friedman Ference LLP
10.1	6% Convertible Promissory Note in the amount of $350,000, dated as of July 23, 2004, between Impact Diagnostics, Inc. and James H. Donell, as receiver of Citadel Capital Management, Inc. (1)
10.2	Warrant, dated July 23, 2004, of James H. Donell, as receiver of Citadel Capital Management, Inc., to purchase 89,500 shares of common stock of Impact Diagnostics, Inc. (1)
10.3	Letter Agreement, dated July 1, 2004, between Impact Diagnostics, Inc. and Duncan Capital LLC. (1)
10.4	Letter Agreement, dated July 1, 2004, between Impact Diagnostics, Inc. and Michael Ahlin. (1)
10.5	Letter Agreement, dated July 1, 2004, between Impact Diagnostics, Inc. and Dr. Mark Rosenfeld. (1)
10.6	2004 Stock Incentive Plan of Grant Ventures, Inc. (1)
10.7	Incentive Stock Option Agreement, dated as of July 6, 2004, between Impact Diagnostics, Inc. and Stan Yakatan. (1)
10.8	Incentive Stock Option Agreement, dated as of July 6, 2004, between Impact Diagnostics, Inc. and John C. Wilson.(1)
10.9	Employment Agreement between Michael L. Ahlin and Impact Diagnostics, Inc., dated January 1, 2004, as amended by the Amendment of Employment Agreement, dated July 1, 2004. (1)
10.10	Employment Agreement between Mark J. Rosenfeld and Impact Diagnostics, Inc., dated January 1, 2004, as amended by the Amendment of Employment Agreement, dated July 1, 2004. (1)
10.11	Exclusive License Agreement between Impact Diagnostics Incorporation and Dr. Yao Xiong Hu, M.D., dated July 20, 2004 (incorporated by reference to Form 10-QSB filed with SEC on November 19, 2004). (2)
10.12	Exclusive License Agreement dated March 7, 2005 by and between Grant Life Sciences, Inc. and AccuDx Corporation (incorporated by reference to Form 8-K filed with SEC on March 11, 2005).
10.13	Consulting Agreement dated March 7, 2005 by and between Grant Life Sciences, Inc. and Ravi and Dr. Indira Pottahil (incorporated by reference to Form 8-K filed with SEC on March 11, 2005).
10.14	Promissory Note in the name of AccuDx Corporation dated March 7, 2005 (incorporated by reference to Form 8-K filed with SEC on March 11, 2005).
10.15	Securities Purchase Agreement dated as of March 15, 2005 among Grant Life Sciences, Inc. and the purchasers signatory thereto (incorporated by reference to Form 8-K filed with SEC on March 21, 2005).
10.16	Security Agreement dated as of March 15, 2005 among Grant Life Sciences, Inc. and the holders of the Notes (incorporated by reference to Form 8-K filed with SEC on March 21, 2005).
10.17	Registration Rights Agreement dated as of March 15, 2005 among Grant Life Sciences, Inc. and the purchasers signatory thereto (incorporated by reference to Form 8-K filed with SEC on March 21, 2005).
10.18	8% Senior Secured Note dated March 15, 2005 in the name of DCOFI Master LDC (incorporated by reference to Form 8-K filed with SEC on March 21, 2005).
10.19	Securities Purchase Agreement dated as of March 15, 2005 among Grant Life Sciences, Inc. and the purchasers signatory thereto (incorporated by reference to Form 8-K filed with SEC on March 21, 2005).
10.20	Employment Agreement dated April 6, 2005 between Don Rutherford and Grant Life Sciences, Inc. (incorporated by reference herein to From 8-K filed with the SEC on April 12, 2005).
10.21
Securities Purchase Agreement dated June 14, 2005 by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC (incorporated by reference to Form 8-K filed with SEC on June 20, 2005).

10.22	Form of Callable Secured Convertible Note dated June 14, 2005 (incorporated by reference to Form 8-K filed with SEC on June 20, 2005).
10.23	Form of Stock Purchase Warrant dated June 14, 2005 (incorporated by reference to Form 8-K filed with SEC on June 20, 2005).
10.24
Registration Rights Agreement dated June 14, 2005 by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC (incorporated by reference to Form 8-K filed with SEC on June 20, 2005).

10.25
Security Agreement dated June 14, 2005 by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC (incorporated by reference to Form 8-K filed with SEC on June 20, 2005).

10.26
Intellectual Property Security Agreement dated June 14, 2005 by and among the Company and New Millennium Capital Partners II, LLC, AJW Qualified Partners, LLC, AJW Offshore, Ltd. and AJW Partners, LLC (incorporated by reference to Form 8-K filed with SEC on June 20, 2005).

10.27
Amendment to 10% Secured Convertible Notes by and between the Registrant and the Note Holders indicated on the signature page thereto. (incorporated by reference to Form SB-2/A filed with SEC on July 1, 2005).

10.28	Form of Callable Secured Convertible Note dated August 18, 2005 (incorporated by reference to Form 8-K filed with SEC on August 22, 2005).
10.29	Form of Stock Purchase Warrant dated August 18, 2005 (incorporated by reference to Form 8-K filed with SEC on August 22, 2005).
21.1	Subsidiaries of Grant Life Sciences, Inc. (1)
23.1	Consent of Tanner LC.
23.2	Consent of Russell Bedford Stefanou Mirchandani LLP
23.3	Consent of Sichenzia Ross Friedman Ference LLP (see exhibit 5.1).
(1) Previously filed as an exhibit to registration statement on Form SB-2 filed September 30, 2004
(2) Previously filed as an exhibit to registration statement on Form SB-2 filed February 11, 2005

ITEM 28. UNDERTAKINGS.

The undersigned Company hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

SIGNATURES

                        In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Los Angeles, state of California on August 23, 2005.

GRANT LIFE SCIENCES, INC.Z

By:	/s/ Kevin Crow
Kevin Crow
Interim Co-Chief Executive Officer

By:	/s/ Erik Wilkinson
Erik Wilkinson
Interim Co-Chief Executive Officer

POWER OF ATTORNEY

                        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin Crow and Erik Wilkinson, and each or either of them, his true and lawful attorneys-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                        In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Stan Yakatan	Chairman of the Board	August 23, 2005
Stan Yakatan

/s/ Kevin Crow	Interim Co-Chief Executive Officer and Director	August 23, 2005
Kevin Crow

/s/ Erik Wilkinson	Interim Co-Chief Executive Officer and Director	August 23, 2005
Erik Wilkinson

/s/ Don Rutherford	Chief Financial Officer (Chief Accounting Officer)	August 23, 2005
Don Rutherford

*
Stan Yakatan	Chairman of the Board	August 23, 2005

*	Vice President and Director	August 23, 2005
Michael Ahlin

*	Director	August 23, 2005
Jack Levine